Exhibit 99.4

SABMiller plc

Consolidated financial statements

For the years ended 31 March 2015, 2014 and 2013

SABMiller plc
Consolidated income statement for the year ended 31 March

		2015	2014	2013
	Notes	US$m	US$m	US$m
Revenue	2	22,130	22,311	23,213
Net operating expenses	3	(17,746)	(18,069)	(19,021)
Operating profit	2	4,384	4,242	4,192
Operating profit before exceptional items	2	4,459	4,439	4,392
Exceptional items	4	(75)	(197)	(200)
Net finance costs	5	(637)	(645)	(726)
Finance costs	5a	(1,047)	(1,055)	(1,186)
Finance income	5b	410	410	460
Share of post-tax results of associates and joint ventures	2	1,083	1,226	1,213
Profit before taxation		4,830	4,823	4,679
Taxation	7	(1,273)	(1,173)	(1,192)
Profit for the year	27a	3,557	3,650	3,487
Profit attributable to non-controlling interests		258	269	237
Profit attributable to owners of the parent	26a	3,299	3,381	3,250
		3,557	3,650	3,487
Basic earnings per share (US cents)	8	205.7	211.8	204.3
Diluted earnings per share (US cents)	8	203.5	209.1	202.0

The notes on pages 7 to 79 are an integral part of these consolidated financial statements.

The results for the years ended 31 March 2015 and 31 March 2014 are unaudited.

SABMiller plc
Consolidated statement of comprehensive income for the year ended 31 March

		2015	2014	2013
	Notes	US$m	US$m	US$m
Profit for the year		3,557	3,650	3,487
Other comprehensive loss:
Items that will not be reclassified to profit or loss
Net remeasurements of defined benefit plans	30	(7)	22	(19)
Tax on items that will not be reclassified	7	70	(13)	19
Share of associates’ and joint ventures’ other comprehensive (loss)/income		(178)	23	(26)
Total items that will not be reclassified to profit or loss		(115)	32	(26)
Items that may be reclassified subsequently to profit or loss
Currency translation differences on foreign currency net investments:		(5,387)	(2,288)	(700)
- Decrease in foreign currency translation reserve during the year		(5,550)	(2,290)	(700)
- Recycling of foreign currency translation reserve on disposals		163	2	-
Available for sale investments:
- Fair value losses arising during the year	26b	-	-	(1)
Net investment hedges:
- Fair value gains arising during the year	26b	608	102	63
Cash flow hedges:	26b	30	34	(5)
- Fair value gains/(losses) arising during the year		45	33	(8)
- Fair value (gains)/losses transferred to inventory		(8)	(1)	8
- Fair value losses transferred to property, plant and equipment		1	-	-
- Fair value (gains)/losses transferred to profit or loss		(8)	2	(5)
Tax on items that may be reclassified subsequently to profit or loss	7	(3)	1	6
Share of associates’ and joint ventures’ other comprehensive (loss)/income:		(120)	122	(13)
- Share of associates’ and joint ventures’ other comprehensive (loss)/income during the year		(120)	131	(13)
- Share of associates’ and joint ventures’ recycling of available for sale reserve on disposal		-	(9)	-

Total items that may be reclassified subsequently to profit or loss		(4,872)	(2,029)	(650)
Other comprehensive loss for the year, net of tax		(4,987)	(1,997)	(676)
Total comprehensive (loss)/income for the year		(1,430)	1,653	2,811
Attributable to:
Non-controlling interests		179	248	233
Owners of the parent		(1,609)	1,405	2,578
Total comprehensive (loss)/income for the year		(1,430)	1,653	2,811

The notes on pages 7 to 79 are an integral part of these consolidated financial statements.

The results for the years ended 31 March 2015 and 31 March 2014 are unaudited.

SABMiller plc
Consolidated balance sheet at 31 March

		2015	2014
	Notes	US$m	US$m
Assets
Non-current assets
Goodwill	10	14,746	18,497
Intangible assets	11	6,878	8,532
Property, plant and equipment	12	7,961	9,065
Investments in joint ventures	13	5,428	5,581
Investments in associates	14	4,459	5,787
Available for sale investments		21	22
Derivative financial instruments	22	770	628
Trade and other receivables	16	126	139
Deferred tax assets	19	163	115
		40,552	48,366
Current assets
Inventories	15	1,030	1,168
Trade and other receivables	16	1,711	1,821
Current tax assets		190	174
Derivative financial instruments	22	463	141
Cash and cash equivalents	17	965	2,081
		4,359	5,385
Total assets		44,911	53,751
Liabilities
Current liabilities
Derivative financial instruments	22	(101)	(78)
Borrowings	20	(1,961)	(4,519)
Trade and other payables	18	(3,728)	(3,847)
Current tax liabilities		(1,184)	(1,106)
Provisions	24	(358)	(450)
		(7,332)	(10,000)
Non-current liabilities
Derivative financial instruments	22	(10)	(37)
Borrowings	20	(10,583)	(12,528)
Trade and other payables	18	(18)	(25)
Deferred tax liabilities	19	(2,275)	(3,246)
Provisions	24	(338)	(433)
		(13,224)	(16,269)
Total liabilities		(20,556)	(26,269)
Net assets		24,355	27,482
Equity
Share capital	25	168	167
Share premium		6,752	6,648
Merger relief reserve		3,963	4,321
Other reserves	26b	(5,457)	(702)
Retained earnings	26a	17,746	15,885
Total shareholders’ equity		23,172	26,319
Non-controlling interests		1,183	1,163
Total equity		24,355	27,482

The notes on pages 7 to 79 are an integral part of these consolidated financial statements.

The financial statements were authorised for issue by the board of directors on 1 July 2015.

The balances as at 31 March 2015 and 31 March 2014 are unaudited.

SABMiller plc
Consolidated cash flow statement for the year ended 31 March

		2015	2014	2013
	Notes	US$m	US$m	US$m
Cash flows from operating activities
Cash generated from operations	27a	5,812	5,770	5,554
Interest received		352	365	468
Interest paid		(1,003)	(1,108)	(1,238)
Tax paid		(1,439)	(1,596)	(683)
Net cash generated from operating activities	27b	3,722	3,431	4,101
Cash flows from investing activities
Purchase of property, plant and equipment		(1,394)	(1,401)	(1,335)
Proceeds from sale of property, plant and equipment		68	70	30
Purchase of intangible assets		(178)	(84)	(144)
Proceeds from sale of intangible assets		-	-	4
Purchase of available for sale investments		-	(1)	-
Proceeds from disposal of available for sale investments		1	-	5
Proceeds from disposal of associates		979	-	21
Proceeds from disposal of businesses (net of cash disposed)		-	88	57
Acquisition of businesses (net of cash acquired)		(5)	(39)	(6)
Investments in joint ventures	13	(216)	(188)	(272)
Investments in associates		(3)	(199)	(23)
Dividends received from joint ventures	13	976	903	886
Dividends received from associates		430	224	113
Dividends received from other investments		1	1	1
Net cash generated from/(used in) investing activities		659	(626)	(663)
Cash flows from financing activities
Proceeds from the issue of shares		202	88	102
Proceeds from the issue of shares in subsidiaries to non-controlling interests		29	20	36
Purchase of own shares for share trusts	26a	(146)	(79)	(53)
Purchase of shares from non-controlling interests		(3)	(5)	-
Proceeds from borrowings		594	2,585	2,318
Repayment of borrowings		(4,413)	(3,829)	(2,878)
Proceeds from associate in relation to loan participation deposit		-	-	100
Capital element of finance lease payments		(10)	(9)	(6)
Net cash receipts/(payments) on derivative financial instruments		243	228	(5)
Dividends paid to shareholders of the parent	9	(1,705)	(1,640)	(1,517)
Dividends paid to non-controlling interests		(173)	(194)	(131)
Net cash used in financing activities		(5,382)	(2,835)	(2,034)
Net cash (outflow)/inflow from operating, investing and financing activities		(1,001)	(30)	1,404
Effects of exchange rate changes		(117)	(61)	(51)
Net (decrease)/increase in cash and cash equivalents		(1,118)	(91)	1,353
Cash and cash equivalents at 1 April		1,868	1,959	606
Cash and cash equivalents at 31 March	27c	750	1,868	1,959

The notes on pages 7 to 79 are an integral part of these consolidated financial statements.

The cash flows for the years ended 31 March 2015 and 31 March 2014 are unaudited.

SABMiller plc
Consolidated statement of changes in equity for the year ended 31 March

	Notes	Called up share capital US$m	Share premium account US$m	Merger relief reserve US$m	Other reserves US$m	Retained earnings US$m	Total shareholders’ equity US$m	Non- controlling interests US$m	Total equity US$m
At 1 April 2012		166	6,480	4,586	1,978	11,863	25,073	959	26,032
Total comprehensive income		-	-	-	(650)	3,228	2,578	233	2,811
Profit for the year		-	-	-	-	3,250	3,250	237	3,487
Other comprehensive loss		-	-	-	(650)	(22)	(672)	(4)	(676)
Dividends paid	9	-	-	-	-	(1,517)	(1,517)	(128)	(1,645)
Issue of SABMiller plc ordinary shares	25	1	101	-	-	-	102	-	102
Proceeds from the issue of shares in subsidiaries to non-controlling interests		-	-	-	-	-	-	36	36
Non-controlling interests disposed of via business disposal		-	-	-	-	-	-	(13)	(13)
Arising on business combinations		-	-	-	-	-	-	1	1
Payment for purchase of own shares for share trusts	26a	-	-	-	-	(53)	(53)	-	(53)
Credit entry relating to share-based payments	26a	-	-	-	-	189	189	-	189
At 31 March 2013		167	6,581	4,586	1,328	13,710	26,372	1,088	27,460
Total comprehensive income		-	-	-	(2,030)	3,435	1,405	248	1,653
Profit for the year		-	-	-	-	3,381	3,381	269	3,650
Other comprehensive loss		-	-	-	(2,030)	54	(1,976)	(21)	(1,997)
Dividends paid	9	-	-	-	-	(1,640)	(1,640)	(193)	(1,833)
Issue of SABMiller plc ordinary shares		-	67	-	-	21	88	-	88
Proceeds from the issue of shares in subsidiaries to non-controlling interests		-	-	-	-	-	-	20	20
Payment for purchase of own shares for share trusts	26a	-	-	-	-	(79)	(79)	-	(79)
Buyout of non-controlling interests	26a	-	-	-	-	(5)	(5)	-	(5)
Utilisation of merger relief reserve	26a	-	-	(265)	-	265	-	-	-
Credit entry relating to share-based payments	26a	-	-	-	-	178	178	-	178
At 31 March 2014		167	6,648	4,321	(702)	15,885	26,319	1,163	27,482
Total comprehensive loss		-	-	-	(4,755)	3,146	(1,609)	179	(1,430)
Profit for the year		-	-	-	-	3,299	3,299	258	3,557
Other comprehensive loss		-	-	-	(4,755)	(153)	(4,908)	(79)	(4,987)
Dividends paid	9	-	-	-	-	(1,705)	(1,705)	(185)	(1,890)
Issue of SABMiller plc ordinary shares		1	104	-	-	97	202	-	202
Proceeds from the issue of shares in subsidiaries to non-controlling interests
		-	-	-	-	-	-	29	29
Share of movements in associates’ other reserves	26a	-	-	-	-	(6)	(6)	-	(6)
Payment for purchase of own shares for share trusts	26a	-	-	-	-	(146)	(146)	-	(146)
Buyout of non-controlling interests		-	-	-	-	-	-	(3)	(3)
Utilisation of merger relief reserve	26a	-	-	(358)	-	358	-	-	-
Credit entry relating to share-based payments	26a	-	-	-	-	117	117	-	117
At 31 March 2015		168	6,752	3,963	(5,457)	17,746	23,172	1,183	24,355

The notes on pages 7 to 79 are an integral part of these consolidated financial statements.

The changes in equity for the years ended 31 March 2015 and 31 March 2014 are unaudited.

Merger relief reserve

At 1 April 2012 the merger relief reserve comprised US$3,395 million in respect of the excess of value attributed to the shares issued as consideration for Miller Brewing Company over the nominal value of those shares and US$926 million (2014, 2013: US$1,191 million) relating to the merger relief arising on the issue of SABMiller plc ordinary shares for the buyout of non-controlling interests in the group’s Polish business. In the year ended 31 March 2015 the group transferred US$358 million (2014: US$265 million, 2013: US$nil) of the reserve relating to the Polish business to retained earnings upon realisation of qualifying consideration.

SABMiller plc Business description and notes to the consolidated financial statements

Business description

SABMiller plc (the company) is listed on the London and the Johannesburg stock exchanges. It is a holding company which has brewing and beverage interests across six continents. Together with its subsidiaries, associated undertakings and joint venture undertakings (the group), the principal activities are the manufacture, distribution and sale of beverages. The company’s registered office is at SABMiller House, Church Street West, Woking, Surrey, England, GU21 6HS.

1. Accounting policies

The principal accounting policies adopted in the preparation of the group’s financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

a)	Basis of preparation

The consolidated financial statements of SABMiller plc have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRSs).

The financial statements are prepared under the historical cost convention, except for the revaluation to fair value of certain financial assets and liabilities, and post-retirement assets and liabilities as described in the accounting policies below. The financial statements have been prepared on a going concern basis.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the group’s accounting policies. Actual results could differ from those estimates.

These financial statements have been prepared pursuant to Rule 3-09 of SEC Regulation S-X for inclusion in the Form 10-K of Altria Group, Inc., as the company is a foreign equity investee of Altria Group, Inc. Pursuant to Rule 3-09, only the financial information for the year ended 31 March 2013 has been audited. The financial information for the years ended 31 March 2013, 31 March 2014 and 31 March 2015 included herein have been revised to reflect the adoption of new accounting standards, as detailed below, and thus will not correspond to the company’s 2013, 2014, or 2015 Annual Reports, which were previously filed with the Registrar of Companies and are available on the company’s website (www.sabmiller.com) and are prepared under IFRS as adopted by the European Union.

b)	Recent accounting developments
(i)	New standards, amendments and interpretations of existing standards adopted by the group

The following standards, interpretations and amendments have been adopted by the group as of 1 April 2014.

●	Amendment to IAS 32, ‘Offsetting financial assets and financial liabilities’, has had no material impact on the consolidated results of operations or financial position of the group.
●

Amendment to IAS 39, ‘Financial instruments: recognition and measurement’, on novation of derivatives and hedge accounting has had no material impact on the consolidated results of operations or financial position of the group.

(ii)	New standards, amendments and interpretations of existing standards that are not yet effective and have not been early adopted by the group

The following standards, interpretations and amendments to existing standards mandatory for the group’s accounting periods beginning on or after 1 April 2015 are not expected to have a material impact on the consolidated results of operations or financial position of the group.

●	Amendment to IAS 19, ‘Employee benefits’ on defined benefit plans, is effective from 1 February 2015.
●	IFRIC 21, ‘Levies’, is effective from 17 June 2014.
●	Annual improvements to IFRS 2012, are effective from 1 February 2015.
●	Annual improvements to IFRS 2013, are effective from 1 January 2015.

The group has yet to assess the full impact of the following standards and amendments to existing standards mandatory for the group’s accounting periods beginning on or after 1 April 2016 or later periods, which have not been early adopted.

●	Amendment to IAS 1, ‘Presentation of financial statements’ on the disclosure initiative, is effective from 1 January 2016.
●	Amendments to IFRS 10, ‘Consolidated financial statements’, and IAS 28, ‘Investments in associates and joint ventures’, on sale or contribution of assets, are effective from 1 January 2016.
●

Amendments to IFRS 10, ‘Consolidated financial statements’, and IAS 28, ‘Investments in associates and joint ventures’, on investment entities applying the consolidation exemption, are effective from 1 January 2016.

●	Amendment to IFRS 11, ‘Joint arrangements’, on acquisition of an interest in a joint operation, is effective from 1 January 2016.
●	Amendments to IAS 16, ‘Property, plant and equipment’, and IAS 38, ‘Intangible assets’, on depreciation and amortisation, are effective from 1 January 2016.
●	Amendments to IAS 16, ‘Property, plant and equipment’, and IAS 41, ‘Agriculture’, regarding bearer plants, are effective from 1 January 2016.
●	Amendment to IAS 27, ‘Separate financial statements’, is effective from 1 January 2016.
●	IFRS 9, ‘Financial Instruments’, is effective from 1 January 2018.
●	IFRS 14, ‘Regulatory deferral accounts’, is effective from 1 January 2016.
●	IFRS 15, ‘Revenue from contracts with customers’, is effective from 1 January 2017.
●	Annual improvements to IFRS 2014, are effective from 1 January 2016.

SABMiller plc Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

c)	Significant judgements and estimates

In determining and applying accounting policies, judgement is often required where the choice of specific policy, assumption or accounting estimate to be followed could materially affect the reported results or net position of the group, should it later be determined that a different choice be more appropriate.

Management considers the following to be areas of significant judgement and estimation for the group due to greater complexity and/or particularly subject to the exercise of judgement.

(i)	Impairment reviews

Goodwill arising on business combinations is allocated to the relevant cash generating unit (CGU). Impairment reviews in respect of the relevant CGUs are performed at least annually or more regularly if events indicate that this is necessary. Impairment reviews are based on future cash flows discounted using the weighted average cost of capital for the relevant country with terminal values calculated applying a long-term growth rate. The future cash flows which are based on business forecasts, the long-term growth rates and the discount rates used are dependent on management estimates and judgements. Future events could cause the assumptions used in these impairment reviews to change with a consequent adverse impact on the results and net position of the group. Details of the estimates used in the impairment reviews for the year are set out in note 10.

(ii)	Taxation

The group operates in many countries and is subject to taxes in numerous jurisdictions. Significant judgement is required in determining the provision for taxes as the tax treatment is often by its nature complex, and cannot be finally determined until a formal resolution has been reached with the relevant tax authority which may take several years to conclude. Amounts provided are accrued based on management’s interpretation of country specific tax laws and the likelihood of settlement. Actual liabilities could differ from the amount provided which could have a consequent adverse impact on the results and net position of the group.

(iii)	Pension and post-retirement benefits

Pension accounting requires certain assumptions to be made in order to value the group’s pension and post-retirement obligations in the balance sheet and to determine the amounts to be recognised in the income statement and in other comprehensive income in accordance with IAS 19. The calculations of these obligations and charges are based on assumptions determined by management which include discount rates, salary and pension inflation, healthcare cost inflation, and mortality rates. Details of the assumptions used are set out in note 30. The selection of different assumptions could affect the net position of the group and future results.

(iv)	Property, plant and equipment

The determination of the useful economic life and residual values of property, plant and equipment is subject to management estimation. The group regularly reviews all of its depreciation rates and residual values to take account of any changes in circumstances, and any changes that could affect prospective depreciation charges and asset carrying values.

(v)	Business combinations

On the acquisition of a company or business, a determination of the fair value of the assets acquired and liabilities assumed, and the useful life of intangible assets and property, plant and equipment acquired is performed, which requires the application of management judgement. Future events could cause the assumptions used by the group to change which could have a significant impact on the results and net position of the group.

(vi)	Exceptional items

Exceptional items are expense or income items recorded in a period which have been determined by management as being material by their size or incidence and are presented separately within the results of the group. The determination of which items are disclosed as exceptional items will affect the presentation of profit measures including EBITA and adjusted earnings per share, and requires a degree of judgement. Details relating to exceptional items reported during the year are set out in note 4.

d)	Segmental reporting

Operating segments reflect the management structure of the group and the way performance is evaluated and resources allocated based on group net producer revenue and EBITA by the group’s chief operating decision maker, defined as the executive directors. The group is focused geographically, and while not meeting the definition of reportable segments, the group reports separately as segments South Africa: Hotels and Gaming and Corporate as this provides useful additional information. Segmental performance is reported after the specific apportionment of attributable head office costs.

Following management changes effective 1 July 2014, the group’s Africa and South Africa: Beverages divisions have been consolidated into one division for management purposes. The results of the new combined Africa division have therefore been presented as a single segment. Comparatives have been revised accordingly.

e)	Basis of consolidation

SABMiller plc (the company) is a public limited company incorporated in Great Britain and registered in England and Wales. The consolidated financial statements include the financial information of the subsidiary, associate and joint ventures owned by the company.

(i)	Subsidiaries

Subsidiaries are entities controlled by the company. Control is where the company has power to vary the returns from its investment and exposure to the variability of those returns. Where the company’s interest in subsidiaries is less than 100%, the share attributable to outside shareholders is reflected in non-controlling interests. Subsidiaries are included in the financial statements from the date control commences until the date control ceases.

SABMiller plc Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

e)	Basis of consolidation (continued)
(i)	Subsidiaries (continued)

On the subsequent disposal or termination of a business, the results of the business are included in the group’s results up to the effective date of disposal. The profit or loss on disposal or termination is calculated after charging the amount of any related goodwill to the extent that it has not previously been taken to the income statement.

Intra-group balances, and any unrealised gains and losses or income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealised losses are eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Some of the company’s subsidiaries have a local statutory balance sheet date of 31 December. These are consolidated using management prepared information on a basis coterminous with the company’s balance sheet date.

(ii)	Associates

Associates are entities in which the group has a long-term interest and over which the group has directly or indirectly significant influence, where significant influence is the ability to influence the financial and operating policies of the entity.

The associate, Distell Group Ltd, has a statutory balance sheet date of 30 June. In respect of each year ending 31 March, this company is included based on financial statements drawn up to the previous 31 December, but taking into account any changes in the subsequent period from 1 January to 31 March that would materially affect the results. All other associates are included on a coterminous basis.

(iii)	Joint ventures

The group has assessed the nature of its joint arrangements and determined them to be joint ventures.

Joint ventures are contractual arrangements which the group has entered into with one or more parties to undertake an economic activity that is subject to joint control. Joint control is the contractually agreed sharing of control over an economic activity, and exists only when decisions relating to the relevant activities require the unanimous consent of the parties sharing the control.

The group’s share of the recognised income and expenses of associates and joint ventures are accounted for using the equity method from the date significant influence or joint control commences to the date it ceases based on present ownership interests.

The group recognises its share of associates’ and joint ventures’ post-tax results as a one line entry before profit before taxation in the income statement and its share of associates’ and joint ventures’ equity movements as one line entries under each of items of other comprehensive income that will not be reclassified to profit or loss, and items of other comprehensive income that may be reclassified to profit or loss, in the statement of comprehensive income.

When the group’s interest in an associate or joint venture has been reduced to nil because the group’s share of losses exceeds its interest in the associate or joint venture, the group only provides for additional losses to the extent that it has incurred legal or constructive obligations to fund such losses, or make payments on behalf of the associate or joint venture. Where the investment in an associate or joint venture is disposed, the investment ceases to be equity accounted.

(iv)	Transactions with non-controlling interests

Transactions with non-controlling interests are treated as transactions with equity owners of the group. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity where there is no loss of control.

(v)	Reduction in interests

When the group ceases to have control, joint control or significant influence, any retained interest in the entity is remeasured to its fair value, with the change in carrying amount recognised in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, certain amounts previously recognised in other comprehensive income in respect of that entity are accounted for as if the group had directly disposed of the related assets or liabilities. This may mean that certain amounts previously recognised in other comprehensive income are reclassified to profit or loss.

If the ownership interest in an associate is reduced but significant influence is retained, or if the ownership interest in a joint venture is reduced but joint control is retained, only the proportionate share of the carrying amount of the investment and of the amounts previously recognised in other comprehensive income are reclassified to profit or loss where appropriate.

f)	Foreign exchange
(i)	Foreign exchange translation

Items included in the financial statements of each of the group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The consolidated financial statements are presented in US dollars which is the group’s presentational currency.

SABMiller plc Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

f)	Foreign exchange (continued)
(i)	Foreign exchange translation (continued)

The key exchange rates to the US dollar used in preparing the consolidated financial statements were as follows.

	Year ended 31 March 2015	Year ended 31 March 2014	Year ended 31 March 2013
Average rate
Australian dollar (AUD)	1.15	1.07	0.97
Colombian peso (COP)	2,097	1,920	1,796
Czech koruna (CZK)	21.56	19.68	19.65
Euro (€)	0.78	0.75	0.78
Peruvian nuevo sol (PEN)	2.90	2.77	2.61
Polish zloty (PLN)	3.26	3.15	3.26
South African rand (ZAR)	11.08	10.13	8.51
Turkish lira (TRY)	2.22	1.98	1.80
Closing rate
Australian dollar (AUD)	1.31	1.08	0.96
Colombian peso (COP)	2,576	1,965	1,832
Czech koruna (CZK)	25.59	19.90	20.07
Euro (€)	0.93	0.73	0.78
Peruvian nuevo sol (PEN)	3.10	2.81	2.59
Polish zloty (PLN)	3.80	3.03	3.26
South African rand (ZAR)	12.13	10.53	9.24
Turkish lira (TRY)	2.60	2.14	1.81

The average exchange rates have been calculated based on the average of the exchange rates during the relevant year which have been weighted according to the phasing of revenue of the group’s businesses.

(ii)	Transactions and balances

The financial statements for each group company have been prepared on the basis that transactions in foreign currencies are recorded in their functional currency at the rate of exchange ruling at the date of the transaction. Monetary items denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date with the resultant translation differences being included in operating profit in the income statement other than those arising on financial assets and liabilities which are recorded within net finance costs and those which are deferred in equity as qualifying cash flow hedges and qualifying net investment hedges. Translation differences on non-monetary assets such as equity investments classified as available for sale assets are included in other comprehensive income.

(iii)	Overseas subsidiaries, associates and joint ventures

One-off items in the income and cash flow statements of overseas subsidiaries, associates and joint ventures expressed in currencies other than the US dollar are translated to US dollars at the rates of exchange prevailing on the day of the transaction. All other items are translated at weighted average rates of exchange for the relevant reporting period. Assets and liabilities of these undertakings are translated at closing rates of exchange at each balance sheet date. All translation exchange differences arising on the retranslation of opening net assets together with differences between income statements translated at average and closing rates are recognised as a separate component of equity. For these purposes net assets include loans between group companies that form part of the net investment, for which settlement is neither planned nor likely to occur in the foreseeable future. When a foreign operation is disposed of, any related exchange differences in equity are reclassified to the income statement as part of the gain or loss on disposal.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

(iv)	Hyperinflationary economies

In hyperinflationary economies, when translating the results of operations into US dollars, adjustments are made to local currency denominated non-monetary assets, liabilities, income statement and equity accounts to reflect the changes in purchasing power. South Sudan was considered to be a hyperinflationary economy in the years ended 31 March 2013 and 2014. The effect of inflation accounting in South Sudan for the years ended 31 March 2013 and 31 March 2014 was not material.

g)	Business combinations
(i)	Subsidiaries

The acquisition method is used to account for business combinations. The identifiable net assets (including intangibles) are incorporated into the financial statements on the basis of their fair value from the effective date of control, and the results of subsidiary undertakings acquired during the financial year are included in the group’s results from that date.

On the acquisition of a company or business, fair values reflecting conditions at the date of acquisition are attributed to the identifiable assets (including intangibles), liabilities and contingent liabilities acquired. Fair values of these assets and liabilities are determined by reference to market values, where available, or by reference to the current price at which similar assets could be acquired or similar obligations entered into, or by discounting expected future cash flows to present value, using either market rates or the risk-free rates and risk-adjusted expected future cash flows.

SABMiller plc Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

g)	Business combinations (continued)
(i)	Subsidiaries (continued)

The consideration transferred is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of the acquisition, and also includes the group’s estimate of the fair value of any deferred consideration payable. Acquisition-related costs are expensed as incurred. Where the business combination is achieved in stages and results in a change in control, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through profit or loss. Where the business combination agreement provides for an adjustment to the cost that is contingent on future events, the consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. On an acquisition by acquisition basis, the group recognises any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

(ii)	Associates and joint ventures

On acquisition the investment in associates and joint ventures is recorded initially at cost. Subsequently, the carrying amount is increased or decreased to recognise the group’s share of the associates’ and joint ventures’ income and expenses after the date of acquisition.

Fair values reflecting conditions at the date of acquisition are attributed to the group’s share of identifiable assets (including intangibles), liabilities and contingent liabilities acquired. The consideration transferred is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of the acquisition, and also includes the group’s estimate of the fair value of any deferred consideration payable.

The date significant influence or joint control commences is not necessarily the same as the closing date or any other date named in the contract.

(iii)	Goodwill

Goodwill arising on consolidation represents the excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the identifiable assets (including intangibles), liabilities and contingent liabilities of the acquired entity at the date of acquisition. Where the fair value of the group’s share of identifiable net assets acquired exceeds the fair value of the consideration, the difference is recognised immediately in the income statement.

Goodwill is stated at cost less impairment losses and is reviewed for impairment on an annual basis. Any impairment identified is recognised immediately in the income statement and is not reversed.

The carrying amount of goodwill in respect of associates and joint ventures is included in the carrying value of the investment in the associate or joint venture.

h)	Intangible assets

Intangible assets are stated at cost less accumulated amortisation on a straight-line basis (if applicable) and impairment losses. Cost is usually determined as the amount paid by the group, unless the asset has been acquired as part of a business combination. Intangible assets acquired as part of a business combination are recognised at their fair value at the date of acquisition. Amortisation is included within net operating expenses in the income statement. Internally generated intangibles are not recognised except for computer software and applied development costs referred to under computer software and research and development below.

Intangible assets with finite lives are amortised over their estimated useful economic lives, and only tested for impairment where there is a triggering event. The group regularly reviews all of its amortisation rates and residual values to take account of any changes in circumstances. The directors’ assessment of the useful life of intangible assets is based on the nature of the asset acquired, the durability of the products to which the asset attaches and the expected future impact of competition on the business.

(i)	Brands

Brands are recognised as an intangible asset where the brand has a long-term value. Acquired brands are only recognised where title is clear or the brand could be sold separately from the rest of the business and the earnings attributable to it are separately identifiable.

Acquired brands are amortised. In respect of brands currently held the amortisation period is 10 to 40 years, being the period for which the group has exclusive rights to those brands, up to a maximum of 40 years.

(ii)	Contract brewing and other licences recognised as part of a business combination

Contractual arrangements for contract brewing and competitor licensing arrangements are recognised as an intangible asset at a fair value representing the remaining contractual period with an assumption about the expectation that such a contract will be renewed, together with a valuation of this extension.

Acquired licences or contracts are amortised. In respect of licences or contracts currently held, the amortisation period is the period for which the group has exclusive rights to these assets or income streams.

(iii)	Customer lists and distributor relationships recognised as part of a business combination

The fair value of businesses acquired may include customer lists and distributor relationships. These are recognised as intangible assets and are calculated by discounting the future revenue stream attributable to these lists or relationships.

Acquired customer lists or distributor relationships are amortised. In respect of contracts currently held, the amortisation period is the period for which the group has the benefit of these assets.

SABMiller plc Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

h)	Intangible assets (continued)

(iv) Computer software

Where computer software is not an integral part of a related item of property, plant and equipment, the software is capitalised as an intangible asset.

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring them to use. Direct costs associated with the production of identifiable and unique internally generated software controlled by the group that will probably generate economic benefits exceeding costs beyond one year are capitalised. Direct costs include software development employment costs (including those of contractors used), capitalised interest and an appropriate portion of overheads. Capitalised computer software, licence and development costs are amortised over their useful economic lives of between three and eight years. Internally generated costs associated with maintaining computer software programmes are expensed as incurred.

(v)	Research and development

Research and general development expenditure is written off in the period in which it is incurred.

Certain applied development costs are only capitalised as internally generated intangible assets where there is a clearly defined project, separately identifiable expenditure, an outcome assessed with reasonable certainty (in terms of feasibility and commerciality), expected revenues exceed expected costs and the group has the resources to complete the task. Such assets are amortised on a straight-line basis over their useful lives once the project is complete.

i)	Property, plant and equipment

Property, plant and equipment are stated at cost net of accumulated depreciation and any impairment losses.

Cost includes expenditure that is directly attributable to the acquisition of the assets. Subsequent costs are included in the asset’s carrying value or recognised as a separate asset as appropriate, only when it is probable that future economic benefits associated with the specific asset will flow to the group and the cost can be measured reliably. Repairs and maintenance costs are charged to the income statement during the financial period in which they are incurred.

(i)	Assets in the course of construction

Assets in the course of construction are carried at cost less any impairment loss. Cost includes professional fees and for qualifying assets certain borrowing costs as determined below. When these assets are ready for their intended use, they are transferred into the appropriate category. At this point, depreciation commences on the same basis as on other property, plant and equipment.

(ii)	Assets held under finance leases

Assets held under finance leases which result in the group bearing substantially all the risks and rewards incidental to ownership are capitalised as property, plant and equipment. Finance lease assets are initially recognised at an amount equal to the lower of their fair value and the present value of the minimum lease payments at inception of the lease, then depreciated over the lower of the lease term or their useful lives. The capital element of future obligations under the leases is included as a liability in the balance sheet classified, as appropriate, as a current or non-current liability. The interest element of the lease obligations is charged to the income statement over the period of the lease term to reflect a constant rate of interest on the remaining balance of the obligation for each financial period.

(iii)	Returnable containers

Returnable containers in circulation are recorded within property, plant and equipment at cost net of accumulated depreciation less any impairment loss.

Depreciation of returnable bottles and containers is recorded to write the containers off over the course of their economic life. This is typically undertaken in a two stage process:

●	the excess over deposit value is written down over a period of one to 10 years.
●

provisions are made against the deposit values for breakages and losses in trade together with a design obsolescence provision held to write off the deposit value over the expected container design period - which is a period of no more than 14 years from the inception of a container design. This period is shortened where appropriate by reference to market dynamics and the ability of the entity to use containers for different brands.

(iv)	Depreciation

No depreciation is provided on freehold land or assets in the course of construction. In respect of all other property, plant and equipment, depreciation is provided on a straight-line basis at rates calculated to write off the cost, less the estimated residual value, of each asset over its expected useful life as follows.

Freehold buildings	20 - 50 years
Leasehold buildings	Shorter of the lease term or 50 years
Plant, vehicles and systems	2 - 30 years
Returnable containers (non-returnable containers are recorded as inventory)	1 - 14 years
Assets held under finance leases	Lower of the lease term or life of the asset

The group regularly reviews all of its depreciation rates and residual values to take account of any changes in circumstances. When setting useful economic lives, the principal factors the group takes into account are the expected rate of technological developments, expected market requirements for the equipment and the intensity at which the assets are expected to be used.

The profit or loss on the disposal of an asset is the difference between the disposal proceeds and the net book amount.

SABMiller plc Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

i)	Property, plant and equipment (continued)

(v) Capitalisation of borrowing costs

Financing costs incurred, before tax, on major capital projects during the period of development or construction that necessarily take a substantial period of time to be developed for their intended use, are capitalised up to the time of completion of the project.

j)	Advance payments made to customers (principally hotels, restaurants, bars and clubs)

Advance payments made to customers are conditional on the achievement of contracted sales targets or marketing commitments. The group records such payments as prepayments initially at fair value and amortises them in the income statement over the relevant period to which the customer commitment is made (typically three to five years). These prepayments are recorded net of any impairment losses.

Where there is a volume target the amortisation of the advance is included in sales discounts as a reduction to revenue and where there are specific marketing activities/commitments the amortisation is included as an operating expense. The amounts capitalised are reassessed annually for achievement of targets and are impaired where there is objective evidence that the targets will not be achieved.

Assets held at customer premises are included within property, plant and equipment and are depreciated in line with group policies on similar assets.

k)	Inventories

Inventories are stated at the lower of cost incurred in bringing each product to its present location and condition, and net realisable value, as follows.

●	raw materials, consumables and goods for resale: Purchase cost net of discounts and rebates on a first-in first-out basis (FIFO).
●	finished goods and work in progress: Raw material cost plus direct costs and a proportion of manufacturing overhead expenses on a FIFO basis.

Net realisable value is based on estimated selling price less further costs expected to be incurred to completion and disposal. Costs of inventories include the transfer from equity of any gains or losses on matured qualifying cash flow hedges of purchases of raw materials.

l)	Financial assets and financial liabilities

Financial assets and financial liabilities are initially recorded at fair value (plus any directly attributable transaction costs, except in the case of those classified at fair value through profit or loss). For those financial instruments that are not subsequently held at fair value, the group assesses whether there is any objective evidence of impairment at each balance sheet date.

Financial assets are recognised when the group has rights or other access to economic benefits. Such assets consist of cash, equity instruments, a contractual right to receive cash or another financial asset, or a contractual right to exchange financial instruments with another entity on potentially favourable terms. Financial assets are derecognised when the right to receive cash flows from the asset have expired or have been transferred and the group has transferred substantially all risks and rewards of ownership.

Financial liabilities are recognised when there is an obligation to transfer benefits and that obligation is a contractual liability to deliver cash or another financial asset or to exchange financial instruments with another entity on potentially unfavourable terms. Financial liabilities are derecognised when they are extinguished, that is discharged, cancelled or expired.

If a legally enforceable right exists to set off recognised amounts of financial assets and liabilities, which are in determinable monetary amounts, and there is the intention to settle net, the relevant financial assets and liabilities are offset.

Interest costs are charged to the income statement in the year in which they accrue. Premiums or discounts arising from the difference between the net proceeds of financial instruments purchased or issued and the amounts receivable or repayable at maturity are included in the effective interest calculation and taken to net finance costs over the life of the instrument.

There are four categories of financial assets and financial liabilities. These are described as follows:

(i)	Financial assets and financial liabilities at fair value through profit or loss

Financial assets and financial liabilities at fair value through profit or loss include derivative assets and derivative liabilities not designated as effective hedging instruments.

All gains or losses arising from changes in the fair value of financial assets or financial liabilities within this category are recognised in the income statement.

a.	Derivative financial assets and financial liabilities

Derivative financial assets and financial liabilities are financial instruments whose value changes in response to an underlying variable, require little or no initial investment and are settled in the future.

These include derivatives embedded in host contracts. Such embedded derivatives need not be accounted for separately if the host contract is already fair valued; if it is not considered as a derivative if it was freestanding; or if it can be demonstrated that it is closely related to the host contract. There are certain currency exemptions which the group has applied to these rules which limit the need to account for certain potential embedded foreign exchange derivatives. These are: if a contract is denominated in the functional currency of either party; where that currency is commonly used in international trade of the good traded; or if it is commonly used for local transactions in an economic environment.

SABMiller plc Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

l)	Financial assets and financial liabilities (continued)

(i)	Financial assets and financial liabilities at fair value through profit or loss (continued)
a.	Derivative financial assets and financial liabilities (continued)

Derivative financial assets and liabilities are analysed between current and non-current assets and liabilities on the face of the balance sheet, depending on when they are expected to mature.

For derivatives that have not been designated to a hedging relationship, all fair value movements are recognised immediately in the income statement. (See note x for the group’s accounting policy on hedge accounting.)

(ii)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted on an active market. They arise when the group provides money, goods or services directly to a debtor with no intention of trading the receivable. They are included in current assets, except for maturities of greater than 12 months after the balance sheet date which are classified as non-current assets. Loans and receivables are initially recognised at fair value including originating fees and transaction costs, and subsequently measured at amortised cost using the effective interest method less provision for impairment. Loans and receivables include trade receivables, amounts owed by associates, amounts owed by joint ventures – trade, accrued income and cash and cash equivalents.

a.	Trade receivables

Trade receivables are initially recognised at fair value and subsequently measured at amortised cost less provision for impairment.

A provision for impairment of trade receivables is established when there is objective evidence that the group will not be able to collect all amounts due according to the terms of the receivables. The amount of the provision is the difference between the asset’s carrying value and the present value of the estimated future cash flows discounted at the original effective interest rate. This provision is recognised in the income statement.

b.	Cash and cash equivalents

In the consolidated balance sheet, cash and cash equivalents includes cash in hand, bank deposits repayable on demand and other short-term highly liquid investments with original maturities of three months or less. In the consolidated cash flow statement, cash and cash equivalents also includes bank overdrafts which are shown within borrowings in current liabilities on the balance sheet.

(iii)	Available for sale investments

Available for sale investments are non-derivative financial assets that are either designated in this category or not classified as financial assets at fair value through profit or loss, or loans and receivables. Investments in this category are included in non-current assets unless management intends to dispose of the investment within 12 months of the balance sheet date. They are initially recognised at fair value plus transaction costs and are subsequently remeasured at fair value and tested for impairment. Gains and losses arising from changes in fair value including any related foreign exchange movements are recognised in other comprehensive income. On disposal or impairment of available for sale investments, any gains or losses in other comprehensive income are reclassified to the income statement.

Purchases and sales of investments are recognised on the date on which the group commits to purchase or sell the asset. Investments are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the group has transferred substantially all risks and rewards of ownership.

(iv)	Financial liabilities held at amortised cost

Financial liabilities held at amortised cost include trade payables, accruals, amounts owed to associates, amounts owed to joint ventures – trade, other payables and borrowings.

a.	Trade payables

Trade payables are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method. Trade payables are analysed between current and non-current liabilities on the face of the balance sheet, depending on when the obligation to settle will be realised.

b.	Borrowings

Borrowings are recognised initially at fair value, net of transaction costs, and are subsequently stated at amortised cost and include accrued interest and prepaid interest. Borrowings are classified as current liabilities unless the group has an unconditional right to defer settlement of the liability for at least 12 months from the balance sheet date. Borrowings classified as hedged items are subject to hedge accounting requirements (see note x). Bank overdrafts are shown within borrowings in current liabilities and are included within cash and cash equivalents on the face of the cash flow statement as they form an integral part of the group’s cash management.

m)	Impairment

This policy covers all assets except inventories (see note k), financial assets (see note l), non-current assets classified as held for sale (see note n), and deferred tax assets (see note u).

Impairment reviews are performed by comparing the carrying value of the non-current asset with its recoverable amount, being the higher of the fair value less costs of disposal and value in use. The fair value less costs of disposal is considered to be the amount that could be obtained on disposal of the asset, and therefore is determined from a market participant perspective. The recoverable amount under both calculations is determined by discounting the future post-tax cash flows generated from continuing use of the cash generating unit (CGU) using a post-tax discount rate. For value in use, this closely approximates applying pre-tax discount rates to pre-tax cash flows. Where a potential impairment is identified using post-tax cash flows and post-tax discount rates, the impairment review is reperformed on a pre-tax basis in order to determine the impairment loss to be recorded. Fair value less costs of disposal calculations are prepared on a post-tax basis, and are classified as level 3 in the fair value hierarchy.

SABMiller plc Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

m)	Impairment (continued)

Where the asset does not generate cash flows that are independent from the cash flows of other assets, the group estimates the recoverable amount of the CGU to which the asset belongs. For the purpose of conducting impairment reviews, CGUs are considered to be groups of assets that have separately identifiable cash flows. They also include those assets and liabilities directly involved in producing the income and a suitable proportion of those used to produce more than one income stream.

An impairment loss is taken first against any specifically impaired assets. Where an impairment is recognised against a CGU, the impairment is first taken against goodwill balances and if there is a remaining loss it is set against the remaining intangible and tangible assets on a pro-rata basis.

Should circumstances or events change and give rise to a reversal of a previous impairment loss, the reversal is recognised in the income statement in the period in which it occurs and the carrying value of the asset is increased. The increase in the carrying value of the asset is restricted to the amount that it would have been had the original impairment not occurred. Impairment losses in respect of goodwill are irreversible.

Goodwill is tested annually for impairment. Assets subject to amortisation or depreciation are reviewed for impairment if circumstances or events change to indicate that the carrying value may not be fully recoverable.

n)	Non-current assets (or disposal groups) held for sale

Non-current assets and all assets and liabilities classified as held for sale are measured at the lower of carrying value and fair value less costs of disposal.

Such assets are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continued use. This condition is regarded as met only when a sale is highly probable, the asset or disposal group is available for immediate sale in its present condition and when management is committed to the sale which is expected to qualify for recognition as a completed sale within one year from date of classification.

o)	Provisions

Provisions are recognised when there is a present obligation, whether legal or constructive, as a result of a past event for which it is probable that a transfer of economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Such provisions are calculated on a discounted basis where the effect is material to the original undiscounted provision. The carrying amount of the provision increases in each period to reflect the passage of time and the unwinding of the discount and the movement is recognised in the income statement within net finance costs.

Restructuring provisions comprise lease termination penalties and employee termination payments. Provisions are not recognised for future operating losses. Provisions are recognised for onerous contracts where the unavoidable cost exceeds the expected benefit.

p)	Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

q)	Investments in own shares (treasury and shares held by employee benefit trusts)

Shares held by employee share ownership plans, employee benefit trusts and in treasury are treated as a deduction from equity until the shares are cancelled, reissued, or disposed.

Purchases of such shares are classified in the cash flow statement as a purchase of own shares for share trusts or purchase of own shares for treasury within net cash from financing activities.

Where such shares are subsequently sold or reissued, any consideration received, net of any directly attributable incremental costs and related tax effects, is included in equity attributable to the company’s equity shareholders.

r)	Revenue recognition
(i)	Sale of goods and services

Revenue represents the fair value of consideration received or receivable for goods and services provided to third parties and is recognised when the risks and rewards of ownership are substantially transferred.

The group presents revenue gross of excise duties because unlike value added tax, excise is not directly related to the value of sales. It is not generally recognised as a separate item on invoices, increases in excise are not always directly passed on to customers, and the group cannot reclaim the excise where customers do not pay for product received. The group therefore considers excise as a cost to the group and reflects it as a production cost. Consequently, any excise that is recovered in the sale price is included in revenue.

Revenue excludes value added tax. It is stated net of price discounts, promotional discounts, settlement discounts and after an appropriate amount has been provided to cover the sales value of credit notes yet to be issued that relate to the current and prior periods.

The same recognition criteria also apply to the sale of by-products and waste (such as spent grain, malt dust and yeast) with the exception that these are included within other income.

(ii)	Interest income

Interest income is recognised on an accruals basis using the effective interest method.

When a receivable is impaired the group reduces the carrying amount to its recoverable amount by discounting the estimated future cash flows at the original effective interest rate, and continuing to unwind the discount as interest income.

SABMiller plc Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

r)	Revenue recognition (continued)

(iii)	Royalty income

Royalty income is recognised on an accruals basis in accordance with the relevant agreements and is included in other income.

(iv)	Dividend income

Dividend income is recognised when the right to receive payment is established.

s)	Operating leases

Rentals paid and incentives received on operating leases are charged or credited to the income statement on a straight-line basis over the lease term.

t)	Exceptional items

Where certain expense or income items recorded in a period are material by their size or incidence, the group reflects such items as exceptional items within a separate line on the income statement except for those exceptional items that relate to associates, joint ventures, net finance costs and tax. (Associates’ and joint ventures’ net finance costs and tax exceptional items are only referred to in the notes to the consolidated financial statements.)

Exceptional items are also summarised in the segmental analyses, excluding those that relate to net finance costs and tax.

The group presents alternative earnings per share calculations on a headline and adjusted basis. The adjusted earnings per share figure excludes the impact of amortisation of intangible assets (excluding computer software), certain non-recurring items and post-tax exceptional items in order to present an additional measure of performance for the years shown in the consolidated financial statements. Headline earnings per share is calculated in accordance with the South African Circular 2/2013 entitled ‘Headline Earnings’ which forms part of the listing requirements for the JSE Ltd (JSE).

u)	Taxation

The tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised in other comprehensive income or directly in equity, in which case it is recognised in other comprehensive income or directly in equity, respectively.

Current tax expense is based on the results for the period as adjusted for items that are not taxable or not deductible. The group’s liability for current taxation is calculated using tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided in full using the liability method, in respect of all temporary differences arising between the tax bases of assets and liabilities and their carrying values in the consolidated financial statements, except where the temporary difference arises from goodwill (in the case of deferred tax liabilities) or from the initial recognition (other than a business combination) of other assets and liabilities in a transaction that affects neither accounting nor taxable profit.

Deferred tax liabilities are recognised where the carrying value of an asset is greater than its tax base, or where the carrying value of a liability is less than its tax base. Deferred tax is recognised in full on temporary differences arising from investment in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference is controlled by the group and it is probable that the temporary difference will not reverse in the foreseeable future. This includes taxation in respect of the retained earnings of overseas subsidiaries only to the extent that, at the balance sheet date, dividends have been accrued as receivable or a binding agreement to distribute past earnings in future periods has been entered into by the subsidiary. Deferred income tax is also recognised in respect of the unremitted retained earnings of overseas associates and joint ventures as the group is not able to determine when such earnings will be remitted and when such additional tax such as withholding taxes might be payable.

A net deferred tax asset is regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it is expected that sufficient existing taxable temporary differences will reverse in the future or there will be sufficient taxable profit available against which the temporary differences (including carried forward tax losses) can be utilised.

Deferred tax is measured at the tax rates expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantively enacted at balance sheet date. Deferred tax is measured on a non-discounted basis.

v)	Dividend distributions

Dividend distributions to equity holders of the parent are recognised as a liability in the group’s financial statements in the period in which the dividends are approved by the company’s shareholders. Interim dividends are recognised when paid. Dividends declared after the balance sheet date are not recognised, as there is no present obligation at the balance sheet date.

w)	Employee benefits
(i)	Wages and salaries

Wages and salaries for current employees are recognised in the income statement as the employees’ services are rendered.

(ii)	Vacation and long-term service awards costs

The group recognises a liability and an expense for accrued vacation pay when such benefits are earned and not when these benefits are paid.

The group also recognises a liability and an expense for long-term service awards where cash is paid to the employee at certain milestone dates in a career with the group. Such accruals are appropriately discounted to reflect the future payment dates at discount rates determined by reference to local high quality corporate bonds.

SABMiller plc Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

w)	Employee benefits (continued)

(iii)	Profit-sharing and bonus plans

The group recognises a liability and an expense for bonuses and profit-sharing, based on a formula that takes into consideration the profit attributable to the company’s shareholders after certain adjustments.

The group recognises a provision where contractually obliged or where there is a past practice that has created a constructive obligation. At a mid-year point an accrual is maintained for the appropriate proportion of the expected bonuses which would become payable at the year end.

(iv)	Share-based compensation

The group operates a variety of equity-settled share-based compensation plans.

The equity-settled plans comprise share option and stock appreciation rights plans (with and without market performance conditions attached), performance share award plans (with and without market performance conditions attached) and awards related to the employee element of the Broad-Based Black Economic Empowerment (BBBEE) scheme in South Africa. An expense is recognised to spread the fair value of each award over the vesting period on a straight-line basis, after allowing for an estimate of the share awards that will eventually vest. A corresponding adjustment is made to equity over the remaining vesting period. The estimate of the level of vesting is reviewed at least annually, with any impact on the cumulative charge being recognised immediately. In addition the group has granted an equity-settled share-based payment to retailers in relation to the retailer element of the BBBEE scheme. A one-off charge has been recognised based on the fair value at the grant date with a corresponding adjustment to equity. The charge will not be adjusted in the future.

The charges are based on the fair value of the awards as at the date of grant, as calculated by various binomial model calculations and Monte Carlo simulations.

The charges are not reversed if the options and awards are not exercised because the market value of the shares is lower than the option price at the date of grant.

The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

For cash-settled plans a liability is recognised at fair value in the balance sheet over the vesting period with a corresponding charge to the income statement. The liability is remeasured at each reporting date, on an actuarial basis using the analytic method, to reflect the revised fair value and to adjust for changes in assumptions such as leavers. Changes in the fair value of the liability are recognised in the income statement. Actual settlement of the liability will be at its intrinsic value with the difference recognised in the income statement.

(v)	Pension obligations

The group has both defined benefit and defined contribution plans.

The liability recognised in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognised in full and are charged or credited to equity in other comprehensive income in the period in which they arise.

The current service cost, the net interest cost, any past service costs and the effect of any curtailments and settlements are recognised in operating costs in the income statement.

The contributions to defined contribution plans are recognised as an expense as the costs become payable. The contributions are recognised as employee benefit expense when they are due. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.

(vi)	Other post-employment obligations

Some group companies provide post-retirement healthcare benefits to qualifying employees. The expected costs of these benefits are assessed in accordance with the advice of qualified actuaries and contributions are made to the relevant funds over the expected service lives of the employees entitled to those funds. Actuarial gains and losses arising from experience adjustments, and changes in actuarial assumptions are recognised in full and are charged or credited to equity in other comprehensive income in the period in which they arise. These obligations are valued annually by independent qualified actuaries.

(vii)	Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The group recognises termination benefits when it is demonstrably committed to terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal, or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance sheet date are discounted to present value in a similar manner to all long-term employee benefits.

SABMiller plc Notes to the consolidated financial statements (continued)

1. Accounting policies (continued)

x)	Derivative financial instruments – hedge accounting

Financial assets and financial liabilities at fair value through profit or loss include all derivative financial instruments. The derivative instruments used by the group, which are used solely for hedging purposes (i.e. to offset foreign exchange, commodity price and interest rate risks), comprise interest rate swaps, cross currency swaps, forward foreign exchange contracts, commodity contracts and other specific instruments as necessary under the approval of the board. Such derivative instruments are used to alter the risk profile of an existing underlying exposure of the group in line with the group’s risk management policies. The group also has derivatives embedded in other contracts, primarily cross border foreign currency supply contracts for raw materials.

Derivatives are initially recorded at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the hedging relationship.

In order to qualify for hedge accounting, the group is required to document at inception the relationship between the hedged item and the hedging instrument as well as its risk management objectives and strategy for undertaking hedging transactions. The group is also required to document and demonstrate that the relationship between the hedged item and the hedging instrument will be highly effective. This effectiveness test is reperformed at each period end to ensure that the hedge has remained and will continue to remain highly effective.

The group designates certain derivatives as either: hedges of the fair value of recognised assets or liabilities or a firm commitment (fair value hedge); hedges of highly probable forecast transactions or commitments (cash flow hedge); or hedges of net investments in foreign operations (net investment hedge).

(i)	Fair value hedges

Fair value hedges comprise derivative financial instruments designated in a hedging relationship to manage the group’s interest rate risk and foreign exchange risk to which the fair value of certain assets and liabilities are exposed. Changes in the fair value of the derivative offset the relevant changes in the fair value of the underlying hedged item attributable to the hedged risk in the income statement in the period incurred.

Gains or losses on fair value hedges that are regarded as highly effective are recorded in the income statement together with the gain or loss on the hedged item attributable to the hedged risk.

(ii)	Cash flow hedges

Cash flow hedges comprise derivative financial instruments designated in a hedging relationship to manage currency and interest rate risk to which the cash flows of certain assets and liabilities are exposed. The effective portion of changes in the fair value of the derivative that is designated and qualifies for hedge accounting is recognised in other comprehensive income. The ineffective portion is recognised immediately in the income statement. Amounts accumulated in equity are reclassified to the income statement in the period in which the hedged item affects profit or loss. However, where a forecasted transaction results in a non-financial asset or liability, the accumulated fair value movements previously deferred in equity are included in the initial cost of the asset or liability.

(iii)	Hedges of net investments in foreign operations

Hedges of net investments in foreign operations comprise either foreign currency borrowings or derivatives (typically forward exchange contracts and cross currency swaps) designated in a hedging relationship.

Gains or losses on hedging instruments that are regarded as highly effective are recognised in other comprehensive income. These largely offset foreign currency gains or losses arising on the translation of net investments that are recorded in equity, in the foreign currency translation reserve. The ineffective portion of gains or losses on hedging instruments is recognised immediately in the income statement. Amounts accumulated in equity are only reclassified to the income statement upon disposal of the net investment.

Where a derivative ceases to meet the criteria of being a hedging instrument or the underlying exposure which it is hedging is sold, matures or is extinguished, hedge accounting is discontinued and amounts previously recorded in equity are reclassified to the income statement. A similar treatment is applied where the hedge is of a future transaction and that transaction is no longer likely to occur. When the hedge is discontinued due to ineffectiveness, hedge accounting is discontinued prospectively.

Certain derivative instruments, while providing effective economic hedges under the group’s policies, are not designated as hedges. Changes in the fair value of any derivative instruments that do not qualify or have not been designated as hedges are recognised immediately in the income statement. The group does not hold or issue derivative financial instruments for speculative purposes.

y)	Deposits by customers

Returnable containers in circulation are recorded within property, plant and equipment and a corresponding liability is recorded in respect of the obligation to repay the customers’ deposits. Deposits paid by customers for branded returnable containers are reflected in the balance sheet within current liabilities. Any estimated liability that may arise in respect of deposits for unbranded containers is shown in provisions.

z)	Earnings per share

Basic earnings per share represents the profit on ordinary activities after taxation attributable to the equity shareholders of the parent entity, divided by the weighted average number of ordinary shares in issue during the year, less the weighted average number of ordinary shares held in the group’s employee benefit trusts and in treasury during the year.

Diluted earnings per share represents the profit on ordinary activities after taxation attributable to the equity shareholders of the parent, divided by the weighted average number of ordinary shares in issue during the year, less the weighted average number of ordinary shares held in the group’s employee benefit trusts and in treasury during the year, plus the weighted average number of dilutive shares resulting from share options and other potential ordinary shares outstanding during the year.

SABMiller plc Notes to the consolidated financial statements (continued)

2. Segmental analysis

Operating segments reflect the management structure of the group and the way performance is evaluated and resources allocated based on group NPR and EBITA by the group’s chief operating decision maker, defined as the executive directors. Following management changes effective 1 July 2014 the group’s Africa and South Africa: Beverages divisions have been consolidated into one division for management purposes. The results of the new combined Africa division have therefore been presented as a single reportable segment and comparatives have been revised accordingly. The group is focused geographically and, while not meeting the definition of reportable segments, the group reports separately as segments Corporate and South Africa: Hotels and Gaming as this provides useful additional information.

The segmental information presented below includes the reconciliation of GAAP measures presented on the face of the income statement to non-GAAP measures which are used by management to analyse the group’s performance.

Income statement

	Group NPR 2015 US$m	EBITA 2015 US$m	Group NPR 2014 US$m	EBITA 2014 US$m	Group NPR 2013 US$m	EBITA 2013 US$m

Latin America	5,768	2,224	5,745	2,192	5,802	2,112

Africa	7,462	1,907	7,421	1,954	7,765	1,957

Asia Pacific	3,867	768	3,944	845	4,005	854

Europe	4,398	700	4,574	703	4,300	784

North America	4,682	858	4,665	804	4,656	747

Corporate	-	(122)	-	(161)	-	(202)

Retained operations	26,177	6,335	26,349	6,337	26,528	6,252

South Africa: Hotels and Gaming	111	32	370	123	404	134

	26,288	6,367	26,719	6,460	26,932	6,386

Amortisation of intangible assets (excluding computer software) - group and share of associates’ and joint ventures’		(423)		(436)		(483)

Exceptional items in operating profit - group and share of associates’ and joint ventures’		(138)		(202)		(205)

Net finance costs - group and share of associates’ and joint ventures’		(740)		(741)		(770)

Share of associates’ and joint ventures’ taxation		(157)		(162)		(164)

Share of associates’ and joint ventures’ non-controlling interests		(79)		(96)		(85)

Profit before taxation		4,830		4,823		4,679

Group revenue and group NPR (including the group’s share of associates and joint ventures)

With the exception of South Africa: Hotels and Gaming, all reportable segments derive their revenues from the sale of beverages. Revenues are derived from a large number of customers which are internationally dispersed, with no customers being individually material.

	Revenue 2015 US$m	Share of associates’ and joint ventures’ revenue 2015 US$m	Group revenue 2015 US$m	Excise duties and other similar taxes 2015 US$m	Share of associates’ and joint ventures’ excise duties and other similar taxes 2015 US$m	Group NPR 2015 US$m

Latin America	7,812	-	7,812	(2,044)	-	5,768

Africa	6,853	2,221	9,074	(1,334)	(278)	7,462

Asia Pacific	3,136	2,203	5,339	(1,203)	(269)	3,867

Europe	4,186	1,675	5,861	(1,011)	(452)	4,398

North America	143	5,201	5,344	(4)	(658)	4,682

Retained operations	22,130	11,300	33,430	(5,596)	(1,657)	26,177

South Africa: Hotels and Gaming	-	128	128	-	(17)	111

	22,130	11,428	33,558	(5,596)	(1,674)	26,288

SABMiller plc Notes to the consolidated financial statements (continued)

2. Segmental analysis (continued)

	Revenue 2014 US$m	Share of associates’ and joint ventures’ revenue 2014 US$m	Group revenue 2014 US$m	Excise duties and other similar taxes 2014 US$m	Share of associates’ and joint ventures’ excise duties and other similar taxes 2014 US$m	Group NPR 2014 US$m

Latin America	7,812	-	7,812	(2,067)	-	5,745

Africa	6,752	2,257	9,009	(1,292)	(296)	7,421

Asia Pacific	3,285	2,166	5,451	(1,235)	(272)	3,944

Europe	4,319	1,726	6,045	(1,009)	(462)	4,574

North America	143	5,199	5,342	(4)	(673)	4,665

Retained operations	22,311	11,348	33,659	(5,607)	(1,703)	26,349

South Africa: Hotels and Gaming	-	425	425	-	(55)	370

	22,311	11,773	34,084	(5,607)	(1,758)	26,719

	2013 US$m	2013 US$m	2013 US$m	2013 US$m	2013 US$m	2013 US$m

Latin America	7,821	-	7,821	(2,019)	-	5,802

Africa	7,162	2,231	9,393	(1,370)	(258)	7,765

Asia Pacific	3,797	1,888	5,685	(1,440)	(240)	4,005

Europe	4,292	1,475	5,767	(995)	(472)	4,300

North America	141	5,214	5,355	(4)	(695)	4,656

Retained operations	23,213	10,808	34,021	(5,828)	(1,665)	26,528

South Africa: Hotels and Gaming	-	466	466	-	(62)	404

	23,213	11,274	34,487	(5,828)	(1,727)	26,932

Operating profit and EBITA (segment result)

The following table provides a reconciliation of operating profit to operating profit before exceptional items, and to EBITA. EBITA comprises operating profit before exceptional items, and amortisation of intangible assets (excluding computer software) and includes the group’s share of associates’ and joint ventures’ operating profit on a similar basis.

	Operating profit 2015 US$m	Exceptional items 2015 US$m	Operating profit before exceptional items 2015 US$m	Share of associates’ and joint ventures’ operating profit before exceptional items 2015 US$m	Amortisation of intangible assets (excluding computer software) 2015 US$m	Share of associates’ and joint ventures’ amortisation of intangible assets (excluding computer software) 2015 US$m	EBITA 2015 US$m

Latin America	2,110	-	2,110	-	114	-	2,224

Africa	1,516	(45)	1,471	427	9	-	1,907

Asia Pacific	(14)	452	438	142	188	-	768

Europe	548	-	548	85	22	45	700

North America	14	-	14	800	2	42	858

Corporate	(191)	69	(122)	-	-	-	(122)

Retained operations	3,983	476	4,459	1,454	335	87	6,335

South Africa: Hotels and Gaming	401	(401)	-	31	-	1	32

	4,384	75	4,459	1,485	335	88	6,367

SABMiller plc Notes to the consolidated financial statements (continued)

2. Segmental analysis (continued)

	Operating profit 2014 US$m	Exceptional items 2014 US$m	Operating profit before exceptional items 2014 US$m	Share of associates’ and joint ventures’ operating profit before exceptional items 2014 US$m	Amortisation of intangible assets (excluding computer software) 2014 US$m	Share of associates’ and joint ventures’ amortisation of intangible assets (excluding computer software) 2014 US$m	EBITA 2014 US$m

Latin America	2,116	(47)	2,069	-	123	-	2,192

Africa	1,470	8	1,478	470	6	-	1,954

Asia Pacific	365	103	468	165	212	-	845

Europe	565	11	576	79	20	28	703

North America	9	-	9	753	-	42	804

Corporate	(283)	122	(161)	-	-	-	(161)

Retained operations	4,242	197	4,439	1,467	361	70	6,337

South Africa: Hotels and Gaming	-	-	-	118	-	5	123

	4,242	197	4,439	1,585	361	75	6,460

	2013 US$m	2013 US$m	2013 US$m	2013 US$m	2013 US$m	2013 US$m	2013 US$m

Latin America	1,920	63	1,983	-	129	-	2,112

Africa	1,548	(57)	1,491	459	7	-	1,957

Asia Pacific	357	104	461	156	237	-	854

Europe	588	64	652	76	21	35	784

North America	7	-	7	697	-	43	747

Corporate	(228)	26	(202)	-	-	-	(202)

Retained operations	4,192	200	4,392	1,388	394	78	6,252

South Africa: Hotels and Gaming	-	-	-	123	-	11	134

	4,192	200	4,392	1,511	394	89	6,386

The group’s share of associates’ and joint ventures’ operating profit is reconciled to the share of post-tax results of associates and joint ventures in the income statement as follows.

	2015 US$m	2014 US$m	2013 US$m

Share of associates’ and joint ventures’ operating profit (before exceptional items)	1,485	1,585	1,511

Share of associates’ and joint ventures’ exceptional items in operating profit	(63)	(5)	(5)

Share of associates’ and joint ventures’ net finance costs	(103)	(96)	(44)

Share of associates’ and joint ventures’ taxation	(157)	(162)	(164)

Share of associates’ and joint ventures’ non-controlling interests	(79)	(96)	(85)

Share of post-tax results of associates and joint ventures	1,083	1,226	1,213

SABMiller plc Notes to the consolidated financial statements (continued)

2. Segmental analysis (continued)

EBITDA

EBITA is reconciled to EBITDA as follows.

	EBITA 2015 US$m	Depreciation 2015 US$m	Share of associates’ and joint ventures’ depreciation 2015 US$m	EBITDA 2015 US$m	EBITA 2014 US$m	Depreciation 2014 US$m	Share of associates’ and joint ventures’ depreciation 2014 US$m	EBITDA 2014 US$m

Latin America	2,224	302	-	2,526	2,192	328	-	2,520

Africa	1,907	275	121	2,303	1,954	267	115	2,336

Asia Pacific	768	66	148	982	845	72	132	1,049

Europe	700	214	77	991	703	222	92	1,017

North America	858	-	145	1,003	804	-	141	945

Corporate	(122)	39	-	(83)	(161)	31	-	(130)

Retained operations	6,335	896	491	7,722	6,337	920	480	7,737

South Africa: Hotels and Gaming	32	-	8	40	123	-	24	147

	6,367	896	499	7,762	6,460	920	504	7,884

					EBITA 2013 US$m	Depreciation 2013 US$m	Share of associates’ and joint ventures’ depreciation 2013 US$m	EBITDA 2013 US$m

Latin America					2,112	337	-	2,449

Africa					1,957	270	111	2,338

Asia Pacific					854	79	108	1,041

Europe					784	205	70	1,059

North America					747	-	137	884

Corporate					(202)	28	-	(174)

Retained operations					6,252	919	426	7,597

South Africa: Hotels and Gaming					134	-	28	162

					6,386	919	454	7,759

Adjusted EBITDA

Adjusted EBITDA comprised the following.

	2015 US$m	2014 US$m	2013 US$m

Subsidiaries’ EBITDA	5,690	5,720	5,705

- Operating profit before exceptional items	4,459	4,439	4,392

- Depreciation (including amortisation of computer software)	896	920	919

- Amortisation (excluding computer software)	335	361	394

Group’s share of MillerCoors’ EBITDA	987	936	877

- Operating profit before exceptional items	800	753	697

- Depreciation (including amortisation of computer software)	145	141	137

- Amortisation (excluding computer software)	42	42	43

Adjusted EBITDA	6,677	6,656	6,582

SABMiller plc Notes to the consolidated financial statements (continued)

2. Segmental analysis (continued)

Other segmental information

	Capital expenditure excluding investment activity[1] 2015 US$m	Investment activity[2] 2015 US$m	Total 2015 US$m	Capital expenditure excluding investment activity[1] 2014 US$m	Investment activity[2] 2014 US$m	Total 2014 US$m

Latin America	429	(5)	424	413	(88)	325

Africa	720	8	728	663	42	705

Asia Pacific	80	-	80	96	201	297

Europe	253	-	253	252	-	252

North America	15	216	231	1	188	189

Corporate	75	(972)	(897)	60	1	61

	1,572	(753)	819	1,485	344	1,829

				Capital expenditure excluding investment activity[1] 2013 US$m	Investment activity[2] 2013 US$m	Total 2013 US$m

Latin America				528	-	528

Africa				619	29	648

Asia Pacific				88	(78)	10

Europe				216	-	216

North America				-	272	272

Corporate				28	(5)	23

				1,479	218	1,697

1 Capital expenditure includes additions of intangible assets (excluding goodwill) and property, plant and equipment.

2 Investment activity includes acquisitions and disposals of businesses, net investments in associates and joint ventures, purchases of shares in non-controlling interests and purchases and disposals of available for sale investments.

Geographical information

The UK is the parent company’s country of domicile. Those countries which account for more than 10% of the group’s total revenue and/or non-current assets are considered individually material and are reported separately below.

Revenue	2015 US$m	2014 US$m	2013 US$m

UK	424	394	378

Australia	2,493	2,680	3,064

Colombia	3,568	3,681	3,742

South Africa	4,352	4,347	4,896

USA	131	129	129

Rest of world	11,162	11,080	11,004

	22,130	22,311	23,213

SABMiller plc Notes to the consolidated financial statements (continued)

2. Segmental analysis (continued)

Non-current assets	2015 US$m	2014 US$m

UK	358	333
Australia	9,804	12,500
Colombia	5,886	7,781
South Africa	1,735	2,237
USA	5,704	5,839
Rest of world	16,132	18,933
	39,619	47,623

Non-current assets by location exclude amounts relating to derivative financial instruments and deferred tax assets.

3. Net operating expenses

	2015 US$m	2014 US$m	2013 US$m

Cost of inventories recognised as an expense	4,552	4,711	5,043
- Changes in inventories of finished goods and work in progress	57	(15)	93
- Raw materials and consumables used	4,495	4,726	4,950
Excise duties and other similar taxes	5,596	5,607	5,828
Employee costs (see note 6a)	2,483	2,491	2,704
Depreciation of property, plant and equipment	821	854	867
- Containers	219	233	226
- Other	602	621	641
Profit on disposal of available for sale investments	(1)	-	-
Profit on disposal of businesses	(45)	(72)	(79)
Profit on disposal of investment in associates	(403)	-	-
(Gain)/loss on dilution of investment in associate	(2)	18	(4)
(Profit)/loss on disposal of property, plant and equipment	(18)	(17)	13
Amortisation of intangible assets	410	427	450
- Intangible assets (excluding computer software)	335	361	394
- Computer software	75	66	56
Other expenses	4,696	4,431	4,561
- Selling, marketing and distribution costs	2,428	2,468	2,582
- Repairs and maintenance expenditure on property, plant and equipment	309	324	333
- Impairment of goodwill	286	-	11
- Impairment of intangible assets	6	8	-
- Impairment of property, plant and equipment	73	52	39
- Impairment of trade and other receivables	34	30	23
- Operating lease rentals - land and buildings	84	81	64
- Operating lease rentals - plant, vehicles and systems	88	86	95
- Research and development expenditure	5	4	4
- Other operating expenses	1,383	1,378	1,410
Total net operating expenses by nature	18,089	18,450	19,383
Other income	(343)	(381)	(362)
- Revenue received from royalties	(47)	(51)	(55)
- Dividends received from investments	(1)	(1)	(1)
- Other operating income	(295)	(329)	(306)

Net operating expenses	17,746	18,069	19,021

Foreign exchange differences recognised in the profit for the year, except for those arising on financial instruments measured at fair value under IAS 39, were a loss of US$25 million (2014: US$32 million, 2013: US$14 million).

SABMiller plc Notes to the consolidated financial statements (continued)

3. Net operating expenses (continued)

The following fees were paid to a number of different accounting firms as auditors of various parts of the group.

	2015 US$m	2014 US$m	2013 US$m

Group auditors
Fees payable to the company’s auditor and its associates for the audit of parent company and consolidated financial statements	3	3	2
Fees payable to company’s auditor and its associates for other services:
The audit of the company’s subsidiaries	8	7	9

Total audit fees payable to the company’s auditor	11	10	11
Audit-related assurance services	-	-	1
Taxation compliance services	-	1	1
Taxation advisory services	1	2	1
Other non-audit services
Services relating to information technology[1]	-	-	1
Other	1	1	1

Total fees payable to the company’s auditor	13	14	16

Other audit firms
Fees payable to other auditor firms for:
The audit of the company’s subsidiaries	1	1	1
Taxation advisory services	3	6	3
Services relating to corporate finance transactions	1	-	-
Internal audit services	3	4	1
Other non-audit services
Services relating to information technology[1]	1	2	12
Other[1]	21	35	12

Total fees payable to other audit firms	30	48	29

1Consulting services principally relating to the cost and efficiency and capability programmes.

SABMiller plc Notes to the consolidated financial statements (continued)

4. Exceptional items

	2015 US$m	2014 US$m	2013 US$m

Exceptional items included in operating profit:
Profit on disposal of investment in associate	401	-	-
Profit on disposal of businesses	45	72	79
Impairments	(313)	-	(30)
Integration and restructuring costs	(139)	(103)	(91)
Cost and efficiency programme costs	(69)	(133)	(141)
Broad-Based Black Economic Empowerment related charges	-	(33)	(17)

Net exceptional losses included within operating profit	(75)	(197)	(200)

Exceptional items included in net finance costs:
Early redemption costs	(48)	-	-
Recycling of foreign currency translation reserves	33	-	-

Net exceptional losses included within net finance costs	(15)	-	-

Share of associates’ and joint ventures’ exceptional items:
Impairments	(63)	-	(5)
Cost and efficiency programme costs	-	(5)	-

Share of associates’ and joint ventures’ exceptional losses	(63)	(5)	(5)
Non-controlling interests’ share of associates’ and joint ventures’ exceptional losses	-	-	2

Group’s share of associates’ and joint ventures’ exceptional losses	(63)	(5)	(3)

Net taxation (charges)/credits relating to subsidiaries’ and the group’s share of associates’ and joint ventures’ exceptional items	(83)	27	20

Exceptional items included in operating profit

Profit on disposal of investment in associate

During 2015 a profit of US$401 million, after associated costs, was realised on the disposal of the group’s investment in the Tsogo Sun hotels and gaming business in South Africa.

Profit on disposal of businesses

During 2015 an additional profit of US$45 million (2014: US$25 million, 2013: US$79 million) was realised in Africa in relation to the disposal in 2012 of the group’s Angolan operations in exchange for a 27.5% interest in BIH Angola, following the successful resolution of certain matters leading to the release of provisions.

In 2014 a net profit of US$47 million, after associated costs, was realised on the disposal of the milk and juice business in Panama, Latin America.

Impairments

During 2015 impairment charges of US$313 million were incurred in respect of the group’s business in India in Asia Pacific. The impairment charge comprised US$286 million against goodwill, US$23 million against property, plant and equipment, and US$4 million against intangible assets.

In 2013 a US$30 million impairment charge was incurred in respect of the Vietnam business in Asia Pacific. The impairment charge comprised US$11 million against goodwill and US$19 million against property, plant and equipment.

Integration and restructuring costs

During 2015 US$139 million (2014: US$103 million, 2013: US$74 million) of integration and restructuring costs were incurred in Asia Pacific following the Foster’s and Pacific Beverages acquisitions, including impairments relating to brewery closures and in 2014 the discontinuation of a brand.

In 2013 US$17 million of restructuring costs were incurred in South Africa.

Cost and efficiency programme costs

During 2015 costs of US$69 million (2014: US$54 million, 2013: US$nil) were incurred in relation to the cost and efficiency programme which will realise further benefits from the group’s scale through the creation of a global business services function, that will consolidate many back office and specialist functions, and the expansion of the global procurement organisation. In 2014 costs of US$79 million (2013: US$141 million) were also incurred in relation to the business capability programme which streamlined finance, human resources and procurement activities through the deployment of global systems and introduced common sales, distribution and supply chain management systems.

Broad-Based Black Economic Empowerment scheme charges

In 2014 US$13 million (2013: US$17 million) of charges were incurred in relation to the Broad-Based Black Economic Empowerment (BBBEE) scheme in South Africa. An additional US$20 million loss was incurred on the dilution of the group’s investment in its associate, Distell Group Ltd, as a result of the exercise of share options issued as part of its BBBEE scheme.

SABMiller plc Notes to the consolidated financial statements (continued)

4. Exceptional items (continued)

Exceptional items included in net finance costs

Early redemption costs

During 2015 an exceptional charge of US$48 million was incurred in relation to costs for the early redemption of the US$850 million 6.5% Notes that were due July 2016.

Recycling of foreign currency translation reserves

During 2015 an exceptional credit of US$33 million was recognised in relation to the recycling of foreign currency translation reserves following the repayment of an intercompany loan.

Share of associates’ and joint ventures’ exceptional items

Impairments

During 2015 the group’s share of the impairment charges taken by Anadolu Efes in relation to its beer businesses in Russia and Ukraine amounted to US$63 million.

In 2013 an impairment of a soft drinks plant in BIH Angola amounted to US$5 million. After taking account of non-controlling interests, the group’s share was US$3 million.

Cost and efficiency programme costs

In 2014 restructuring costs associated with the group’s cost saving programme were incurred in MillerCoors, the group’s share amounted to US$5 million.

Net taxation (charges)/credits relating to subsidiaries’ and the group’s share of associates’ and joint ventures’ exceptional items

Net taxation charges of US$83 million (2014: credits of US$27 million, 2013: credits of US$20 million) arose in relation to exceptional items during the year and in 2014 included a US$2 million credit in relation to MillerCoors although the tax credit was recognised in Miller Brewing Company (see note 7).

5. Net finance costs

	2015 US$m	2014 US$m	2013 US$m

a. Finance costs
Interest payable on bank loans and overdrafts	100	110	183
Interest payable on derivatives	177	222	255
Interest payable on corporate bonds	545	647	677
Interest element of finance lease payments	3	3	1
Net fair value losses on financial instruments	-	34	-
Net exchange losses[1]	120	-	23
Early redemption costs[2] (see note 4)	48	-	-
Other finance charges	54	39	47

Total finance costs	1,047	1,055	1,186

b. Finance income
Interest receivable	19	24	39
Interest receivable on derivatives	282	338	355
Net fair value gains on financial instruments[3]	66	-	62
Net exchange gains	-	36	-
Recycling of foreign currency translation reserves[2] (see note 4)	33	-	-
Other finance income	10	12	4

Total finance income	410	410	460

Net finance costs	637	645	726

1 In 2013 net gains of US$2 million were excluded from the determination of adjusted earnings per share.

2 Net exceptional losses of US$15 million (2014: US$nil, 2013: US$nil) are excluded from the determination of adjusted net finance costs and adjusted earnings per share.

3 In 2013 net gains of US$10 million were excluded from the determination of adjusted earnings per share.

Adjusted net finance costs were US$622 million (2014: US$645 million, 2013: US$738 million).

Refer to note 21 - Financial risk factors for interest rate risk information.

SABMiller plc Notes to the consolidated financial statements (continued)

6. Employee and key management compensation costs

a. Employee costs

	2015 US$m	2014 US$m	2013 US$m

Wages and salaries	2,085	2,063	2,163
Share-based payments	117	154	201
Social security costs	164	160	215
Pension costs	117	117	130
Post-retirement benefits other than pensions	8	7	11

	2,491	2,501	2,720

Of the US$2,491 million employee costs shown above, US$8 million (2014: US$ 10 million, 2013: US$16 million) has been capitalised within intangible assets and property, plant and equipment.

b. Employee numbers

The average monthly number of employees are shown on a full-time equivalent basis, excluding employees of associated and joint venture undertakings and including executive directors.

	2015 Number	2014 Number	2013 Number

Latin America	28,162	29,296	29,882
Africa	24,802	24,403	24,090
Asia Pacific	5,048	5,113	5,128
Europe	9,810	10,174	10,489
North America	124	97	82
Corporate	862	864	815

	68,808	69,947	70,486

c. Key management compensation

The directors of the group and members of the executive committee (excom) are defined as key management. At 31 March 2015 there were 23 (2014: 25, 2013: 26) key management.

	2015 US$m	2014 US$m	2013 US$m

Salaries and short-term employee benefits	29	30	34
Post-employment benefits	3	2	2
Share-based payments	47	63	61

	79	95	97

d. Directors

	2015 US$m	2014 US$m	2013 US$m

Aggregate emoluments £5,235,208 (2014: £6,287,359, 2013: £6,689,562)	8	10	11
Aggregate gains made on the exercise of share options or release of share awards[1]	12	15	12
Notional contributions to unfunded retirement benefits scheme £502,386 (2014: £626,955, 2013: £767,000)	1	1	1

	21	26	24

1 Excludes gains made on share options exercised and share awards released posthumously.

At 31 March 2015 one director (2014: one, 2013: two) had retirement benefits accruing under money purchase pension schemes. Company contributions to money purchase pension schemes during the year amounted to £40,000 (2014: £50,000, 2013: £11,364).

SABMiller plc Notes to the consolidated financial statements (continued)

7. Taxation

	2015 US$m	2014 US$m	2013 US$m

Current taxation	1,415	1,096	1,118
- Charge for the year	1,390	1,086	1,131
- Adjustments in respect of prior years	25	10	(13)
Withholding taxes and other remittance taxes	176	188	170
Total current taxation	1,591	1,284	1,288

Deferred taxation	(318)	(111)	(96)
- Credit for the year	(330)	(75)	(37)
- Adjustments in respect of prior years	7	(36)	5
- Rate change	5	-	(64)

Taxation expense	1,273	1,173	1,192

Tax (credit)/charge relating to components of other comprehensive income is as follows:
Deferred tax (credit)/charge on net remeasurements of defined benefit plans	(70)	13	(19)
Deferred tax charge/(credit) on financial instruments	3	(1)	(6)
	(67)	12	(25)

Total current tax	1,591	1,284	1,288
Total deferred tax	(385)	(99)	(121)
Total taxation	1,206	1,185	1,167

Effective tax rate (%)	26.0	26.0	27.0

UK taxation included in the above
Current taxation	-	-	-
Withholding taxes and other remittance taxes	82	102	133
Total current taxation	82	102	133
Deferred taxation	-	-	24
UK taxation expense	82	102	157

The effective tax rate is calculated by expressing tax before tax on exceptional items and on amortisation of intangible assets (excluding computer software), including the group’s share of associates’ and joint ventures’ tax on a similar basis, as a percentage of adjusted profit before tax. The calculation is on a basis consistent with that used in prior years and is also consistent with other group operating metrics. Tax on amortisation of intangible assets (excluding computer software) was US$117 million (2014: US$123 million, 2013: US$135 million).

MillerCoors is not a taxable entity. The tax balances and obligations therefore remain with Miller Brewing Company as a 100% subsidiary of the group. This subsidiary’s tax charge includes tax (including deferred tax) on the group’s share of the taxable profits of MillerCoors and includes tax in other comprehensive income on the group’s share of MillerCoors’ taxable items included within other comprehensive income.

Tax rate reconciliation

	2015 US$m	2014 US$m	2013 US$m
Profit before taxation	4,830	4,823	4,679
Less: Share of post-tax results of associates and joint ventures	(1,083)	(1,226)	(1,213)
	3,747	3,597	3,466

Tax charge at standard UK rate of 21% (2014: 23%, 2013: 24%)	787	827	832
Exempt income	(194)	(189)	(242)
Other incentive allowances	(34)	(28)	(20)
Expenses not deductible for tax purposes	179	24	157
Deferred tax asset (recognised)/not recognised	(54)	89	51
Initial recognition of deferred taxation	(104)	(87)	(28)
Tax impact of MillerCoors joint venture	174	178	171
Withholding taxes and other remittance taxes	176	188	170
Other taxes	33	26	35
Adjustments in respect of foreign tax rates	306	160	124
Adjustments in respect of prior periods	32	(26)	(8)
Deferred taxation rate change	5	-	(64)
Deferred taxation on unremitted earnings	(33)	11	14
Total taxation expense	1,273	1,173	1,192

SABMiller plc Notes to the consolidated financial statements (continued)

8. Earnings per share

	2015 US cents	2014 US cents	2013 US cents

Basic earnings per share	205.7	211.8	204.3
Diluted earnings per share	203.5	209.1	202.0
Headline earnings per share	213.4	211.6	203.0
Adjusted basic earnings per share	239.1	242.0	237.2
Adjusted diluted earnings per share	236.6	239.0	234.5

The weighted average number of shares was:
	2015 Millions of shares	2014 Millions of shares	2013 Millions of shares

Ordinary shares	1,674	1,671	1,667
Treasury shares	(63)	(67)	(72)
EBT ordinary shares	(7)	(7)	(5)

Basic shares	1,604	1,597	1,590
Dilutive ordinary shares	17	20	19

Diluted shares	1,621	1,617	1,609

The calculation of diluted earnings per share excludes 8,613,524 (2014: 6,044,130, 2013: 6,332,436) share options that were non-dilutive for the year because the exercise price of the option exceeded the fair value of the shares during the year, and 16,316,980 (2014: 19,755,628, 2013: 21,226,441) share awards that were non-dilutive for the year because the performance conditions attached to the share awards have not been met. These share incentives could potentially dilute earnings per share in the future.

Incentives involving 9,015,115 shares were granted, and 4,230,223 share incentives were exercised, released or lapsed after 31 March 2015 and before the date of signing of these financial statements.

Adjusted and headline earnings

The group presents an adjusted earnings per share figure which excludes the impact of amortisation of intangible assets (excluding computer software), certain non-recurring items and post-tax exceptional items in order to present an additional measure of performance for the years shown in the consolidated financial statements. Adjusted earnings per share has been based on adjusted earnings for each financial year and on the same number of weighted average shares in issue as the basic earnings per share calculation. Headline earnings per share has been calculated in accordance with the South African Circular 2/2013 entitled ‘Headline Earnings’ which forms part of the listing requirements for the JSE Ltd (JSE). The adjustments made to arrive at headline earnings and adjusted earnings are as follows.

	2015 US$m	2014 US$m	2013 US$m

Profit for the year attributable to owners of the parent	3,299	3,381	3,250
Headline adjustments
Impairment of goodwill	286	-	11
Impairment of property, plant and equipment	73	52	39
Impairment of intangible assets	6	8	-
Profit on disposal of investment in associate	(401)	-	-
Loss on disposal of property, plant and equipment	-	-	13
Profit on disposal of businesses	(45)	(72)	(79)
Loss/(gain) on dilution of investments in associates	-	20	(4)
Tax effects of these items	146	(11)	(14)
Non-controlling interests’ share of the above items	(1)	1	(3)
Share of associates’ and joint ventures’ headline adjustments, net of tax and non-controlling interests	60	-	15

Headline earnings	3,423	3,379	3,228
Integration and restructuring costs (excluding impairment)	87	43	71
Cost and efficiency programme costs	69	133	141
Broad-Based Black Economic Empowerment scheme charges	-	13	17
Net gain on fair value movements on capital items[1]	-	-	(12)
Early redemption costs	48	-	-
Recycling of foreign currency translation reserves	(33)	-	-
Amortisation of intangible assets (excluding computer software)	335	361	394
Tax effects of the above items	(167)	(133)	(137)
Non-controlling interests’ share of the above items	(6)	(4)	(8)
Share of associates’ and joint ventures’ other adjustments, net of tax and non-controlling interests	79	73	78

Adjusted earnings	3,835	3,865	3,772

1 This does not include all fair value movements but includes those in relation to capital items for which hedge accounting cannot be applied.

SABMiller plc Notes to the consolidated financial statements (continued)

9. Dividends

	2015 US$m	2014 US$m	2013 US$m

Equity
2014 Final dividend paid: 80.0 US cents (2013: 77.0 US cents, 2012: 69.5 US cents) per ordinary share	1,289	1,236	1,125
2015 Interim dividend paid: 26.0 US cents (2014: 25.0 US cents, 2013: 24.0 US cents) per ordinary share	416	404	392

	1,705	1,640	1,517

In addition, the directors are proposing a final dividend of 87.0 US cents per share in respect of the financial year ended 31 March 2015, which will absorb an estimated US$1,398 million of shareholders’ funds. If approved by shareholders, the dividend will be paid on 14 August 2015 to shareholders registered on the London and Johannesburg registers as at 7 August 2015. The total dividend per share for the year is 113.0 US cents (2014: 105.0 US cents, 2013: 101.0 US cents).

Treasury shares do not attract dividends and the employees’ benefit trusts have both waived their right to receive dividends (further information can be found in note 26).

10. Goodwill

US$m

Cost
At 1 April 2013	20,185
Exchange adjustments	(1,349)
Acquisitions - through business combinations	7

At 31 March 2014	18,843
Exchange adjustments	(3,257)
Reclassification (see note 19)	(293)
Acquisitions - through business combinations (provisional)	1

At 31 March 2015	15,294

Accumulated impairment
At 1 April 2013	323
Exchange adjustments	23

At 31 March 2014	346
Exchange adjustments	(84)
Impairment	286

At 31 March 2015	548

Net book amount
At 1 April 2013	19,862

At 31 March 2014	18,497

At 31 March 2015	14,746

2015

Provisional goodwill of US$1 million arose on the acquisition of a business in Africa. The fair value exercise in respect of this business combination has yet to be completed.

2014

Goodwill arose on the acquisition of the trade and assets of a wine and spirits business in Africa. The residual value of the net assets acquired has been recognised as goodwill of US$7 million in the financial statements. The fair value exercise in respect of this business combination is now complete.

SABMiller plc Notes to the consolidated financial statements (continued)

10. Goodwill (continued)

Goodwill is monitored principally on an individual country basis and the net book value is allocated by cash generating unit (CGU) as follows.

	2015 US$m	2014 US$m

CGUs:
Latin America:
- Central America	777	795
- Colombia	3,367	4,392
- Peru	1,505	1,658
- Other Latin America	207	211
Africa:
- South Africa	391	451
- Other Africa	219	247
Asia Pacific:
- Australia	5,819	7,397
- India	-	291
- Other Asia Pacific	1	1
Europe:
- Czech Republic	707	909
- Netherlands	85	106
- Italy	347	445
- Poland	1,002	1,258
- Other Europe	63	80
North America	256	256

	14,746	18,497

Assumptions

The group uses both value in use and fair value less costs of disposal (FVLCD) calculations to determine the recoverable amounts for its CGUs. See note 1 for the detailed accounting policy on how the group determines recoverable value. The key assumptions for the discounted cash flow calculations are as follows.

Expected volume five-year compound annual growth rate (CAGR) - Cash flows are based on financial forecasts approved by management for each CGU covering five-year periods and are dependent on management’s expected volume CAGRs which have been determined based on past experience and planned initiatives, and with reference to external sources in respect of macro-economic assumptions. Expected growth rates over the five-year forecast period are generally higher than the long-term average growth rates for the economies in which the CGUs operate as a steady state is not necessarily expected to be reached in this period. The cash flow forecasts included in FVLCD calculations are based on management’s best estimates of expected volume CAGRs and incorporate cash flows associated with enhancing the assets’ performance, such as capital expenditure, where appropriate in order to determine the FVLCD from a market participant’s perspective.

Discount rate - The discount rate (weighted average cost of capital) is calculated using a methodology which reflects the returns from United States Treasury notes with a maturity of 20 years, an equity risk premium adjusted for specific industry and country risks, and inflation differentials. The group applies local post-tax discount rates to local post-tax cash flows. For a value in use calculation, where a potential impairment is identified on a post-tax basis, the impairment review is reperformed on a pre-tax basis.

Long-term growth rate - Cash flows after the first five-year period are extrapolated using a long-term growth rate, in order to calculate the terminal recoverable amount. The long-term growth rate is estimated using historical trends and expected future trends in inflation rates, based on external data.

The following table presents the key assumptions used in the discounted cash flow calculations in each of the group’s operating segments and relate only to subsidiaries of the group.

	Expected volume CAGRs 2015 - 2019%	Post-tax discount rates %	Long-term growth rates %

Latin America	2.7-4.5	7.6-14.0	2.1-5.1
Africa	2.4-9.7	11.8-17.6	5.5-9.5
Asia Pacific	(0.1)-10.0	7.4-11.8	2.8-5.7
Europe	(0.4)-2.4	6.5-9.3	1.4-2.8
North America[1]	17	6.8	2.1

1 Primarily the international business across the Americas.

SABMiller plc Notes to the consolidated financial statements (continued)

10. Goodwill (continued)

Impairment reviews results

An impairment charge of US$313 million has been recognised in respect of the India CGU in Asia Pacific. This primarily reflected the group’s assessment of the increasing regulatory and excise challenges in the operating environment in India and the proposed partial introduction of a national goods and services tax (GST) which will not apply to beer so that GST on input costs is not expected to be recoverable. The impairment loss was allocated to goodwill (US$286 million), property, plant and equipment (US$23 million), and intangible assets (US$4 million). The recoverable amount of the CGU was based on its value in use, which was determined using a discounted cash flow calculation. In arriving at value in use, a pre-tax discount rate of 14.1% (2014: 13.4%) was applied to pre-tax cash flows.

Sensitivities to assumptions

The group’s impairment reviews are sensitive to changes in the key assumptions described above.

The most material goodwill balance is in Australia. In addition to the volume CAGR, pricing, mix and cost efficiencies are significant factors influencing the recoverable value of the CGU, and therefore NPR and EBITA CAGRs were also considered key assumptions in the discounted cash flow calculation. Continuing market weakness in Australia has reduced the forecast volume and revenue growth assumptions used in determining the recoverable amount of the Australia CGU. The estimated recoverable amount was calculated on a FVLCD basis and is now approximately US$650 million higher than the carrying value of the CGU. For the recoverable amount to reduce to a level such that it is equal to the carrying value of the CGU, the following would need to occur: the future compound annual NPR growth over the five-year forecast period to reduce to a level such that the EBITA CAGR over the same period of 3.8% would fall below the long-term growth rate of 2.8%; or the long-term growth rate of 2.8% in nominal terms to fall below 2.4%; or the discount rate to rise from 7.4% to 7.7% or higher. These changes in assumptions are considered reasonably possible in the current environment.

Based on the group’s sensitivity analysis, a reasonably possible change in a single assumption will not cause an impairment loss in any of the group’s other CGUs.

11. Intangible assets

	Brands US$m	Computer software US$m	Other US$m	Total US$m

Cost
At 1 April 2013	9,952	752	657	11,361
Exchange adjustments	(789)	(14)	(65)	(868)
Additions - separately acquired	-	84	-	84
Acquisitions - through business combinations	22	-	-	22
Transfers	3	-	(3)	-
Disposals	-	(11)	(32)	(43)

At 31 March 2014	9,188	811	557	10,556
Exchange adjustments	(1,596)	(101)	(101)	(1,798)
Additions - separately acquired	14	172	-	186
Disposals	-	(8)	-	(8)

At 31 March 2015	7,606	874	456	8,936

Accumulated amortisation and impairment
At 1 April 2013	1,307	319	100	1,726
Exchange adjustments	(83)	(5)	(7)	(95)
Amortisation	312	66	49	427
Disposals	-	(10)	(32)	(42)
Impairment	8	-	-	8

At 31 March 2014	1,544	370	110	2,024
Exchange adjustments	(301)	(48)	(25)	(374)
Amortisation	301	75	34	410
Disposals	-	(8)	-	(8)
Impairment	4	2	-	6

At 31 March 2015	1,548	391	119	2,058

Net book amount
At 1 April 2013	8,645	433	557	9,635

At 31 March 2014	7,644	441	447	8,532

At 31 March 2015	6,058	483	337	6,878

During 2015 impairment charges in respect of intangible assets totalling US$6 million (2014: US$8 million) were recognised, all in Asia Pacific.

SABMiller plc Notes to the consolidated financial statements (continued)

11. Intangible assets (continued)

At 31 March significant individual brands included within the carrying value of intangible assets are as follows.

	2015 US$m	2014 US$m	Amortisation period remaining (years)

Brand carrying value
Carlton (Australia)	1,481	1,853	37
Aguila (Colombia)	987	1,335	30
Victoria Bitter (Australia)	748	935	37
Cristal (Peru)	508	578	30
Grolsch (Netherlands)	332	439	33

12. Property, plant and equipment

	Assets in course of construction	Land and buildings	Plant, vehicles and systems	Returnable containers	Total
	US$m	US$m	US$m	US$m	US$m

Cost
At 1 April 2013	542	3,723	8,282	2,093	14,640
Exchange adjustments	(33)	(157)	(474)	(113)	(777)
Additions	716	23	346	364	1,449
Acquisitions - through business combinations	-	8	4	-	12
Breakages and shrinkage	-	-	-	(216)	(216)
Transfers	(618)	93	423	102	-
Transfers (to)/from other assets	-	-	(8)	1	(7)
Disposals	(1)	(25)	(179)	(180)	(385)

At 31 March 2014	606	3,665	8,394	2,051	14,716
Exchange adjustments	(124)	(712)	(1,722)	(362)	(2,920)
Additions	828	30	216	345	1,419
Acquisitions - through business combinations	-	3	1	-	4
Breakages and shrinkage	-	-	-	(140)	(140)
Transfers	(613)	123	476	14	-
Transfers (to)/from other assets	-	-	(2)	-	(2)
Disposals	(1)	(63)	(298)	(39)	(401)

At 31 March 2015	696	3,046	7,065	1,869	12,676

Accumulated depreciation and impairment
At 1 April 2013	-	702	3,802	1,077	5,581
Exchange adjustments	-	(43)	(273)	(53)	(369)
Provided during the year	-	77	544	233	854
Breakages and shrinkage	-	-	-	(136)	(136)
Impairment	-	2	50	-	52
Transfers	-	1	(50)	49	-
Transfers to other assets	-	-	(1)	-	(1)
Disposals	-	(16)	(156)	(158)	(330)

At 31 March 2014	-	723	3,916	1,012	5,651
Exchange adjustments	-	(187)	(1,015)	(203)	(1,405)
Provided during the year	-	74	528	219	821
Breakages and shrinkage	-	-	-	(77)	(77)
Impairment	-	43	30	-	73
Disposals	-	(38)	(275)	(35)	(348)

At 31 March 2015	-	615	3,184	916	4,715

Net book amount
At 1 April 2013	542	3,021	4,480	1,016	9,059

At 31 March 2014	606	2,942	4,478	1,039	9,065

At 31 March 2015	696	2,431	3,881	953	7,961

SABMiller plc Notes to the consolidated financial statements (continued)

12. Property, plant and equipment (continued)

As a result of annual impairment reviews, impairment losses of $23 million have been recognised in the year (2014: US$nil) (see note 10).

Included in land and buildings is freehold land with a cost of US$560 million (2014: US$695 million) which is not depreciated.

Included in plant, vehicles and systems are the following amounts relating to assets held under finance leases.

	2015 US$m	2014 US$m

Net book amount	65	61

Included in the amounts above are the following amounts in respect of borrowing costs capitalised.

	2015 US$m	2014 US$m

At 1 April	37	45
Exchange adjustments	(6)	(4)
Amortised during the year	(11)	(4)

At 31 March	20	37

No borrowings costs were capitalised during the year (2014: none).

Borrowings are secured by various of the group’s property, plant and equipment with an aggregate net book value of US$91 million (2014: US$87 million).

13. Investments in joint ventures

A list of the group’s significant investments in joint ventures, including the name, country of incorporation and effective ownership interest is given in note 33.

US$m

At 1 April 2013	5,547
Investments in joint ventures	188
Share of results retained	737
Share of other comprehensive loss	12
Dividends received	(903)

At 31 March 2014	5,581
Investments in joint ventures	216
Share of results retained	786
Share of other comprehensive income	(179)
Dividends received	(976)

At 31 March 2015	5,428

Summarised financial information for the group’s interest in joint ventures, on a 100% basis after adjustments to comply with the group’s accounting policies, is shown below.

Summarised balance sheet	MillerCoors
	2015 US$m	2014 US$m

Cash and cash equivalents	18	15
Other current assets	911	980

Total current assets	929	995
Non-current assets	5,022	4,972

Total assets	5,951	5,967

Financial liabilities (excluding trade payables)	(47)	(46)
Other current liabilities	(911)	(888)

Total current liabilities	(958)	(934)
Financial liabilities	(30)	(38)
Other non-current liabilities	(1,509)	(1,278)

Total liabilities	(2,497)	(2,250)

Non-controlling interests	(41)	(41)

Net assets attributable to owners	3,413	3,676

SABMiller plc Notes to the consolidated financial statements (continued)

13. Investments in joint ventures (continued)

Summarised statement of comprehensive income	MillerCoors
	2015 US$m	2014 US$m

Revenue	8,966	8,963
Depreciation and amortisation	(322)	(316)
Interest expense	(1)	(2)
Profit before taxation	1,361	1,277
Taxation expense	(5)	(5)

Profit for the year	1,356	1,272
Other comprehensive (loss)/income	(309)	20

Total comprehensive income	1,047	1,292

Reconciliation of summarised financial information

A reconciliation of the summarised financial information to the carrying amount of the group’s interests in its joint ventures is as follows.

	MillerCoors
	2015 US$m	2014 US$m

Opening net assets	3,676	3,617
Total comprehensive income	1,047	1,292
Dividends paid	(1,683)	(1,557)
Funding to joint venture	373	324

Closing net assets	3,413	3,676
Interest in joint venture (%)	58	58
Interest in joint venture	1,979	2,132
Goodwill	3,449	3,449

Carrying value of investments in joint venture	5,428	5,581

14. Investments in associates

A list of the group’s significant investments in associates, including the name, country of incorporation and effective ownership interest is given in note 33.

US$m

At 1 April 2013	5,416
Exchange adjustments	(264)
Investments in associates	231
Share of results retained	489
Share of other comprehensive income	133
Share of movements in other reserves	6
Dividends receivable	(224)

At 31 March 2014	5,787
Exchange adjustments	(755)
Investments in associates	46
Disposal of investments in associates	(368)
Share of results retained	297
Share of other comprehensive loss	(119)
Share of movements in other reserves	(6)
Dividends receivable	(423)

At 31 March 2015	4,459

2015

The group disposed of its investment in Tsogo Sun Holdings Limited (Tsogo Sun), its hotels and gaming associate listed on the Johannesburg Stock Exchange, in August 2014 through an institutional placing and share buyback. The group received net proceeds of US$971 million, and realised a post-tax profit of US$239 million.

In January 2015 the group received net proceeds of US$7 million and realised a net profit of US$2 million, after associated costs, on the disposal of its packaging associate in Panama, Latin America.

2014

There were no acquisitions or disposals of associates in the year. The increase in investments in associates primarily related to increased investment in our Chinese associate to partly fund the Kingway acquisition.

SABMiller plc Notes to the consolidated financial statements (continued)

14. Investments in associates (continued)

The analysis of associates between listed and unlisted investments is shown below.

	2015 US$m	2014 US$m

Listed	1,470	2,306

Unlisted	2,989	3,481

	4,459	5,787

Further details on the market value of listed investments in associates is given in note 21.

Summarised financial information

Summarised financial information for associates, which, in the opinion of the directors, are material to the group on a 100% basis after adjustments to comply with the group’s accounting policies, is as follows.

	Castel[1]		Anadolu Efes		CR Snow		Tsogo Sun
Summarised balance sheet	2015 US$m	2014 US$m	2015 US$m	2014 US$m	2015 US$m	2014 US$m	2014 US$m

Total current assets	3,388	4,478	1,478	2,083	1,523	2,103	220

Total non-current assets	2,972	3,489	6,390	8,735	5,032	4,817	1,668

Total assets	6,360	7,967	7,868	10,818	6,555	6,920	1,888

Total current liabilities	(1,257)	(1,402)	(920)	(1,505)	(2,869)	(2,517)	(122)

Total non-current liabilities	(409)	(570)	(2,402)	(2,902)	(659)	(1,118)	(788)

Total liabilities	(1,666)	(1,972)	(3,322)	(4,407)	(3,528)	(3,635)	(910)

Total non-controlling interests	(672)	(783)	(1,659)	(1,840)	(20)	(18)	(34)

Net assets attributable to owners	4,022	5,212	2,887	4,571	3,007	3,267	944

Summarised statement of comprehensive income/(loss)

Revenue	6,000	6,162	6,408	6,682	4,496	4,420	1,073

Profit/(loss) for the year attributable to owners	815	959	(466)	(139)	199	254	178

Other comprehensive (loss)/income attributable to owners	(59)	(31)	(537)	258	23	74	18

Total comprehensive income/(loss) attributable to owners	756	928	(1,003)	119	222	328	196

Reconciliation of summarised financial information

A reconciliation of the summarised financial information to the carrying amount of the group’s interests in its associates is as follows.

	Castel[1]		Anadolu Efes		CR Snow		Tsogo Sun
	2015 US$m	2014 US$m	2015 US$m	2014 US$m	2015 US$m	2014 US$m	2014 US$m

Opening net assets attributable to owners	5,212	4,405	4,571	5,439	3,267	2,539	956

Total comprehensive income/(loss) attributable to owners	756	928	(1,003)	119	222	328	196

Dividends paid	(359)	(461)	-	(140)	(465)	-	(87)

Exchange adjustments	(1,587)	340	(681)	(842)	3	-	(121)

Funding to associates	-	-	-	-	-	400	-

Other movements in reserves	-	-	-	(5)	(20)	-	-

Closing net assets attributable to owners	4,022	5,212	2,887	4,571	3,007	3,267	944

Interest in associates (%)	20-40	20-40	24	24	49	49	40

Interest in associates	925	1,223	693	1,097	1,473	1,601	375

Goodwill	310	352	387	469	-	-	-

Carrying value of investments in associates	1,235	1,575	1,080	1,566	1,473	1,601	375

1 BIH Brasseries Internationales Holding Ltd, Société des Brasseries et Glacières Internationales SA, Algerienne de Bavaroise Spa, BIH Brasseries Internationales Holding (Angola) Ltd, Marocaine d’Investissements et de Services SA, Skikda Bottling Company SARL, Société de Boissons de I’Ouest Algerien SARL, and Société des Nouvelles Brasseries together make up Castel’s African beverage operations. Details of individual ownership percentages are included in note 33.

SABMiller plc Notes to the consolidated financial statements (continued)

14. Investments in associates (continued)

Individually immaterial associates

Summarised financial information for individually immaterial associates, in aggregate, is as follows.

Summarised statement of comprehensive income	2015 US$m	2014 US$m

Aggregate carrying amount of individually immaterial associates	671	670
Aggregate amounts of the group’s share of:
Profit for the year attributable to owners	124	127
Other comprehensive income attributable to owners	12	33

Total comprehensive income	136	160

15. Inventories

	2015 US$m	2014 US$m

Raw materials and consumables	588	669
Work in progress	89	121
Finished goods and goods for resale	353	378

	1,030	1,168

The following amount of inventories are expected to be utilised after 12 months.	2015 US$m	2014 US$m

Raw materials and consumables	38	46

There were no borrowings secured on the inventories of the group (2014: US$nil).

An impairment charge of US$34 million was recognised in respect of inventories during the year (2014: US$25 million).

16. Trade and other receivables

	2015 US$m	2014 US$m

Trade receivables	1,412	1,504

Less: provision for impairment	(132)	(144)

Trade receivables - net	1,280	1,360
Other receivables	355	357
Less: provision for impairment	(12)	(12)

Other receivables - net	343	345
Amounts owed by associates	28	42
Amounts owed by joint ventures - trade	4	5
Prepayments and accrued income	182	208

Total trade and other receivables	1,837	1,960

Analysed as:

Current
Trade receivables - net	1,265	1,345
Other receivables - net	259	250
Amounts owed by associates	17	32
Amounts owed by joint ventures - trade	4	5
Prepayments and accrued income	166	189

	1,711	1,821

Non-current
Trade receivables - net	15	15
Other receivables - net	84	95
Amounts owed by associates	11	10
Prepayments and accrued income	16	19

	126	139

The net carrying values of trade and other receivables are considered a close approximation of their fair values.

SABMiller plc Notes to the consolidated financial statements (continued)

16. Trade and other receivables (continued)

At 31 March 2015 trade and other receivables of US$415 million (2014: US$450 million) were past due but not impaired. These relate to customers of whom there is no recent history of default. The ageing of these trade and other receivables is shown below.

		Past due
	Fully	Within				Over
	performing US$m	30 days US$m	30-60 days US$m	60-90 days US$m	90-180 days US$m	180 days US$m

At 31 March 2015
Trade receivables	937	165	47	19	24	41
Other receivables	232	45	8	4	15	22
Amounts owed by associates	3	13	3	-	9	-
Amounts owed by joint ventures - trade	4	-	-	-	-	-

At 31 March 2014
Trade receivables	1,022	149	54	23	31	57
Other receivables	231	52	11	6	16	26
Amounts owed by associates	17	4	6	-	-	15
Amounts owed by joint ventures - trade	5	-	-	-	-	-

The group holds collateral as security for past due trade receivables to the value of US$9 million (2014: US$10 million). Collateral held primarily includes bank guarantees and charges over assets.

At 31 March 2015 trade receivables of US$179 million (2014: US$168 million) were determined to be specifically impaired and provided for. The amount of the provision at 31 March 2015 was US$132 million (2014: US$144 million) and reflects trade receivables from customers which are considered to be experiencing difficult economic situations. It was assessed that a portion of these receivables is expected to be recovered. The group holds collateral as security against specifically impaired trade receivables with a fair value of US$1 million (2014: US$1 million).

At 31 March 2015 other receivables of US$29 million (2014: US$15 million) were determined to be specifically impaired and provided for. The amount of the provision at 31 March 2015 was US$12 million (2014: US$12 million) and reflects loans to customers which are considered to be experiencing difficult economic situations. It was assessed that a portion of these receivables is expected to be recovered. No collateral was held as security against specifically impaired other receivables in either of the years ended 31 March 2015 and 2014.

The carrying amounts of trade and other receivables are denominated in the following currencies.

	2015 US$m	2014 US$m

Australian dollar	161	176
British pound	112	73
Colombian peso	117	135
Czech koruna	76	78
Euro	169	225
Indian rupee	130	141
Polish zloty	143	185
SA rand	297	295
US dollar	183	204
Other currencies	449	448

	1,837	1,960

Movements on the provisions for impairment of trade receivables and other receivables are as follows.

	Trade receivables		Other receivables
	2015 US$m	2014 US$m	2015 US$m	2014 US$m

At 1 April	(144)	(140)	(12)	(12)

Provision for receivables impairment	(34)	(24)	-	(6)

Receivables written off during the year as uncollectible	21	18	(2)	5

Exchange adjustments	25	2	2	1

At 31 March	(132)	(144)	(12)	(12)

The creation of provisions for impaired receivables is included in net operating expenses in the income statement (see note 3).

SABMiller plc Notes to the consolidated financial statements (continued)

17. Cash and cash equivalents

	2015 US$m	2014 US$m

Short-term deposits	528	1,589
Cash at bank and in hand	437	492

	965	2,081

Cash and short-term deposits of US$117 million (2014: US$117 million) are held in African countries (including South Africa) and are subject to local exchange control regulations. These local exchange control regulations provide for restrictions on exporting capital from those countries, other than through normal dividends. As normal dividends are generally able to be paid, these restrictions are not expected to have a material impact on the group’s ability to meet its ongoing obligations.

18. Trade and other payables

	2015 US$m	2014 US$m

Trade payables	1,404	1,333

Accruals	651	731

Deferred income	8	9

Containers in the hands of customers	443	453

Amounts owed to associates - trade	38	39

Amounts owed to joint ventures - trade	18	16

Deferred consideration for acquisitions	4	9

Excise duty payable	344	358

VAT and other taxes payable	221	216

Other payables	615	708

Total trade and other payables	3,746	3,872

Analysed as:

Current

Trade payables	1,404	1,333

Accruals	651	731

Deferred income	4	6

Containers in the hands of customers	443	453

Amounts owed to associates - trade	38	39

Amounts owed to joint ventures - trade	18	16

Deferred consideration for acquisitions	4	5

Excise duty payable	344	358

VAT and other taxes payable	221	216

Other payables	601	690

	3,728	3,847

Non-current

Deferred income	4	3

Deferred consideration for acquisitions	-	4

Other payables	14	18

	18	25

SABMiller plc Notes to the consolidated financial statements (continued)

19. Deferred taxation

The movement on the net deferred tax liability is shown below.

	2015 US$m	2014 US$m

At 1 April	3,131	3,436

Exchange adjustments	(345)	(219)

Acquisitions - through business combinations	1	-

Rate change	5	-

Transfers from current tax	3	13

Reclassification[1]	(293)	-

Credited to the income statement	(323)	(111)

Deferred tax on items charged/(credited) to other comprehensive loss:

- Financial instruments	3	(1)

- Remeasurements of defined benefit plans	(70)	13

At 31 March	2,112	3,131

The movements in deferred tax assets and liabilities (after offsetting of balances as permitted by IAS 12) during the year are shown below.

	Fixed asset allowances US$m	Tax losses and credits US$m	Intangibles US$m	Financial instruments US$m	Investment in MillerCoors joint venture US$m	Other timing differences US$m	Total US$m

Deferred tax liabilities

At 1 April 2013	685	(242)	2,695	(47)	702	(286)	3,507

Exchange adjustments	(41)	28	(231)	(1)	-	26	(219)

Transfers from current tax	-	-	-	-	-	16	16

Transfers (from)/to deferred tax assets	(4)	-	2	-	-	(1)	(3)

Charged/(credited) to the income statement	84	(199)	(86)	-	(62)	196	(67)

Deferred tax on items (credited)/charged to other comprehensive loss:

- Financial instruments	-	-	-	-	(1)	-	(1)

- Remeasurements of defined benefit plans	-	-	-	-	5	8	13

At 31 March 2014	724	(413)	2,380	(48)	644	(41)	3,246

Exchange adjustments	(113)	123	(419)	(2)	-	33	(378)

Acquisitions - through business combinations	1	-	-	-	-	-	1

Rate change	(3)	-	11	-	-	(3)	5

Transfers (from)/to deferred tax assets	(38)	2	-	2	3	18	(13)

Reclassification[1]	-	(293)	-	-	-	-	(293)

Charged/(credited) to the income statement	29	(81)	(100)	7	(5)	(74)	(224)

Deferred tax on items charged/(credited) to other comprehensive loss:

- Financial instruments	-	-	-	1	-	-	1

- Remeasurements of defined benefit plans	-	-	-	-	(68)	(2)	(70)

At 31 March 2015	600	(662)	1,872	(40)	574	(69)	2,275

1 Following clarification from the IFRS Interpretations Committee during 2014 regarding the recognition of deferred taxes, US$293 million has been reclassified from goodwill to net deferred tax liabilities, with no impact on results or net assets.

SABMiller plc Notes to the consolidated financial statements (continued)

19. Deferred taxation (continued)

	Fixed asset allowances US$m	Provisions and accruals US$m	Other timing differences US$m	Total US$m

Deferred tax assets

At 1 April 2013	(15)	34	52	71

Exchange adjustments	1	(1)	-	-

Transfers from current tax	-	-	3	3

Transfers (to)/from deferred tax liabilities	(4)	2	(1)	(3)

Credited to the income statement	2	-	42	44

At 31 March 2014	(16)	35	96	115

Exchange adjustments	(3)	(5)	(25)	(33)

Transfers from current tax	-	-	(3)	(3)

Transfers (to)/from deferred tax liabilities	(38)	19	6	(13)

Credited to the income statement	89	8	2	99

Deferred tax on items charged to other comprehensive income:

- Financial instruments	-	-	(2)	(2)

At 31 March 2015	32	57	74	163

Deferred tax assets and liabilities are only offset where there is a legally enforceable right of offset and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

The deferred tax asset arises due to timing differences in Latin America, Africa and Europe. Given both recent and forecast trading, the directors are of the opinion that the level of profits in the foreseeable future is more likely than not to be sufficient to recover these assets.

Deferred tax liabilities of US$2,013 million (2014: US$3,174 million) are expected to fall due after more than one year and deferred tax assets of

US$115 million (2014: US$112 million) are expected to be recovered after more than one year.

	2015 US$m	2014 US$m

Unrecognised deferred tax assets

Deferred tax assets have not been recognised in respect of the following items:

Tax losses	281	355

Tax credits	1,355	1,532

Depreciation in excess of capital allowances	7	19

Share-based payments	47	28

Other deductible temporary differences	-	120

	1,690	2,054

Deferred tax assets in respect of tax losses are not recognised unless there is convincing evidence that existing taxable temporary differences will reverse in the future and there will be sufficient taxable profits in future years to recover the assets. A significant part of the tax losses arise in the UK and the value has been calculated at the substantively enacted rate of 20%. The tax losses do not expire.

Deferred tax assets in respect of tax credits arising which are carried forward for offset against future profits are not recognised unless it is probable that future profits will arise. US$1,345 million (2014: US$1,180 million) of such tax credits expire within 10 years.

Deferred tax is recognised on the unremitted earnings of overseas subsidiaries where there is an intention to distribute those reserves. A deferred tax liability of US$11 million (2014: US$14 million) has been recognised. A deferred tax liability of US$56 million (2014: US$97 million) has been recognised in respect of unremitted profits of associates where a dividend policy is not in place. Unremitted earnings of subsidiaries, associates and joint ventures operating in lower tax jurisdictions do not result in a deferred tax liability where the reporting entity is able to control the timing of the reversal of temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future. Similarly no tax is provided where there are plans to remit overseas earnings of subsidiaries but it is not expected that such distributions will give rise to a tax liability.

As a result of UK legislation which largely exempts overseas dividends from tax, the temporary differences arising on unremitted profits are unlikely to lead to additional corporate taxes. However, remittance to the UK of those earnings may still result in a tax liability, principally as a result of withholding taxes levied by the overseas tax jurisdictions in which those subsidiaries operate.

SABMiller plc Notes to the consolidated financial statements (continued)

20. Borrowings

Current	2015 US$m	2014 US$m

Secured

Overdrafts	29	32

Obligations under finance leases	10	8

Other secured loans	-	2

	39	42

Unsecured

Overdrafts	186	181

Unsecured bonds	712	3,402

Other unsecured loans	1,024	894

	1,922	4,477

Total current borrowings	1,961	4,519

Non-current	2015 US$m	2014 US$m

Secured

Obligations under finance leases	43	43

Other secured loans	1	2

	44	45

Unsecured

Unsecured bonds	10,203	12,036

Unsecured loans	336	447

	10,539	12,483

Total non-current borrowings	10,583	12,528

Total current and non-current borrowings	12,544	17,047

Analysed as:
Overdrafts	215	213
Bank loans	1,361	1,345
Bonds	10,915	15,438
Obligations under finance leases	53	51

	12,544	17,047

Maturity of non-current financial liabilities

The maturity profile of the carrying amount of the group’s non-current financial liabilities at 31 March was as follows.

	Bank loans US$m	Bonds US$m	Finance leases US$m	Net derivative financial assets¹ US$m	2015 Total US$m	Bank loans US$m	Bonds US$m	Finance leases US$m	Net derivative financial assets¹ US$m	2014 Total US$m

Amounts falling due:

Between one and two years	96	2,327	10	(264)	2,169	220	738	7	(123)	842

Between two and three years	239	90	7	(23)	313	107	3,268	8	(258)	3,125

Between three and four years	1	1,867	6	(122)	1,752	75	96	8	(1)	178

Between four and five years	-	1,068	7	(19)	1,056	45	1,871	4	(33)	1,887

In five years or more	1	4,851	13	(333)	4,532	2	6,063	16	(181)	5,900

	337	10,203	43	(761)	9,822	449	12,036	43	(596)	11,932

¹ Net financing-related derivative financial instruments only (note 22).

SABMiller plc Notes to the consolidated financial statements (continued)

20. Borrowings (continued)

2015

There were no new bonds issued during the year ended 31 March 2015.

In December 2014 US$850 million, 6.5% Notes due 2016 were redeemed early.

2014

On 13 August 2013 SABMiller Holdings Inc issued US$750 million, 2.2% Notes due August 2018 and US$350 million, Floating Rate Notes due August 2018, guaranteed by SABMiller plc.

The US$750 million Notes and the US$350 million Notes are redeemable in whole but not in part at the option of the issuer upon the occurrence of certain changes in taxation at their principal amount with accrued and unpaid interest to the date of redemption. The US$750 million Notes are redeemable in whole or in part at any time at the option of the issuer at a redemption price equal to the make-whole amount.

Maturity of obligations under finance leases

Obligations under finance leases are as follows.

	2015 US$m	2014 US$m

The minimum lease payments under finance leases fall due as follows.

Within one year	11	11

Between one and five years	36	36

In five years or more	15	17

	62	64
Future finance charges	(9)	(13)

Present value of finance lease liabilities	53	51

21. Financial risk factors

Financial risk management

Overview

In the normal course of business, the group is exposed to the following financial risks:

- Market risk

- Credit risk

- Liquidity risk

This note explains the group’s exposure to each of the above risks, aided by quantitative disclosures included throughout these consolidated financial statements, and it summarises the policies and processes that are in place to measure and manage the risks arising, including those related to the management of capital.

The directors are ultimately responsible for the establishment and oversight of the group’s risk management framework. An essential part of this framework is the role undertaken by the audit committee of the board, supported by the internal audit function, and by the Chief Financial Officer, who in this regard is supported by the treasury committee and the group treasury function. Among other responsibilities, the audit committee reviews the internal control environment and risk management systems within the group and it reports its activities to the board. The board also receives a quarterly report on treasury activities, including confirmation of compliance with treasury risk management policies.

The group treasury function is responsible for the management of cash, borrowings and the financial risks arising in relation to interest rates, foreign exchange rates and the price risk of some commodities. The responsibility for the management of the remaining commodities exposures primarily lies with the group’s centralised procurement function, SABMiller Procurement GmbH (SABMiller Procurement). Some of the risk management strategies include the use of derivatives in order to manage the currency, interest rate and commodities exposures arising from the group’s operations. It is the policy of the group that no trading in financial instruments be undertaken.

The group’s treasury policies are established to identify and analyse the financial risks faced by the group, to set appropriate risk limits and controls and to monitor exposures and adherence to limits.

SABMiller plc Notes to the consolidated financial statements (continued)

21. Financial risk factors (continued)

a. Market risk

(i) Foreign exchange risk

The group is subject to exposure on the translation of the foreign currency denominated net assets of subsidiaries, associates and joint ventures into the group’s US dollar reporting currency. The group seeks to mitigate this exposure, where cost effective, by borrowing in the same currencies as the functional currencies of its main operating units or by achieving the same effect through the use of derivatives. An approximate nominal value equivalent to US$3,691 million (2014: US$4,774 million) of borrowings have been swapped into currencies that match the currency of the underlying operations of the group, including Australian dollar, Colombian peso, Czech koruna, Peruvian nuevo sol, Polish zloty and South African rand.

The group does not hedge currency exposures from the translation of profits earned in foreign currency subsidiaries, associates and joint ventures.

The group is also exposed to transactional currency risk on sales and purchases that are denominated in a currency other than the respective functional currencies of group entities. These exposures are managed primarily by the group treasury function which, subject to regulatory constraints or currency market limitations, hedges a proportion of the foreign currency exposures estimated to arise over a period of up to 18 months. Committed transactional exposures that are certain are hedged fully without limitation in time. The group principally uses forward exchange derivatives to hedge currency risk.

The tables below set out the group’s currency exposures from financial assets and liabilities held by group companies in currencies other than their functional currencies and resulting in exchange movements in the income statement and balance sheet. The sensitivity analysis has been prepared on a basis consistent with 2014, based on reasonably possible changes in exchange rates, and assumes all other variables are held constant.

	Australian dollars US$m	Euro US$m	Latin American currencies US$m	Other European currencies US$m	SA rand US$m	US dollars US$m	Other US$m	Total US$m

Financial assets

Trade and other receivables	1	82	-	121	150	36	42	432

Derivative financial instruments¹	79	3,230	-	1,260	73	2,060	-	6,702

Cash and cash equivalents	-	20	1	181	3	26	9	240

Intra-group assets	31	1,131	-	422	12	277	2	1,875

	111	4,463	1	1,984	238	2,399	53	9,249

Financial liabilities

Trade and other payables	(25)	(195)	-	(190)	(46)	(348)	(3)	(807)

Derivative financial instruments¹	(563)	(3,009)	(884)	(2,041)	(787)	(286)	-	(7,570)

Borrowings	-	(1,071)	-	(5)	(1)	(1,497)	(19)	(2,593)

Intra-group liabilities	(44)	(31)	(1)	(142)	(25)	(177)	(2)	(422)

	(632)	(4,306)	(885)	(2,378)	(859)	(2,308)	(24)	(11,392)

At 31 March 2015	(521)	157	(884)	(394)	(621)	91	29	(2,143)

Potential impact on profit for the year - gain/(loss)

20% increase in functional currency	1	3	32	(11)	(4)	43	(5)	59

20% decrease in functional currency	(1)	(4)	(38)	13	5	(52)	6	(71)

Potential impact on other comprehensive income - gain/(loss)

20% increase in functional currency	86	(29)	116	77	107	(58)	-	299

20% decrease in functional currency	(103)	35	(139)	(92)	(129)	70	-	(358)

¹ These represent the notional amounts of derivative financial instruments.

SABMiller plc Notes to the consolidated financial statements (continued)

21. Financial risk factors (continued)

	Australian dollars US$m	Euro US$m	Latin American currencies US$m	Other European currencies US$m	SA rand US$m	US dollars US$m	Other US$m	Total US$m

Financial assets

Trade and other receivables	4	17	-	101	142	21	36	321

Derivative financial instruments¹	333	1,313	-	1,146	285	1,245	8	4,330

Cash and cash equivalents	-	176	57	78	5	35	10	361

Intra-group assets	-	1,617	-	613	93	416	1	2,740

	337	3,123	57	1,938	525	1,717	55	7,752

Financial liabilities

Trade and other payables	(1)	(154)	-	(256)	(45)	(210)	(21)	(687)

Derivative financial instruments¹	(1,276)	(1,600)	(584)	(3,977)	(905)	(23)	(6)	(8,371)

Borrowings	-	(2,779)	(54)	-	-	(1,487)	-	(4,320)

Intra-group liabilities	(47)	(181)	(160)	(97)	(72)	(207)	(1)	(765)

	(1,324)	(4,714)	(798)	(4,330)	(1,022)	(1,927)	(28)	(14,143)

At 31 March 2014	(987)	(1,591)	(741)	(2,392)	(497)	(210)	27	(6,391)

Potential impact on profit for the year - gain/(loss)
20% increase in functional currency	5	25	(9)	43	(19)	73	(5)	113
20% decrease in functional currency	(5)	(30)	11	(52)	23	(88)	5	(136)

Potential impact on other comprehensive income - gain/(loss)
20% increase in functional currency	160	240	133	355	101	(38)	-	951
20% decrease in functional currency	(192)	(289)	(159)	(427)	(122)	46	-	(1,143)

¹ These represent the notional amounts of derivative financial instruments.

The group holds foreign currency cash flow hedges totalling US$1,892 million at 31 March 2015 (2014: US$1,559 million). The foreign exchange gains or losses on these contracts are recorded in the cash flow hedging reserve until the hedged transactions occur, at which time the respective gains and losses are transferred to inventory, property, plant and equipment, goodwill or to the income statement as appropriate.

The group holds net investment hedges totalling US$3,111 million at 31 March 2015 (2014: US$5,617 million). The foreign exchange gains or losses on these contracts are recorded in the net investment hedging reserve and partially offset the foreign currency translation risk on the group’s foreign currency net assets.

(ii) Interest rate risk

The policy for managing interest rate risk was refined in the year and is now monitored based on net debt exposures, rather than gross debt as in prior years. As at 31 March 2015 57% (2014: 50%, revised) of net debt was in fixed rates taking into account interest rate derivatives.

The group’s practice is to borrow (direct or synthetically) in floating rates, reflecting the fact that floating rates are generally lower than fixed rates over the medium term. The extent to which group borrowings may be in floating rates is restricted by policy such that the impact of a 1% increase in interest rates on finance costs can be no more than an agreed proportion of adjusted EBITDA. The policy excludes borrowings arising from acquisitions in the previous six months. Exposure to movements in interest rates in group borrowings is managed through interest rate derivatives.

SABMiller plc Notes to the consolidated financial statements (continued)

21. Financial risk factors (continued)

The cash flow interest rate risk sensitivities on variable debt and interest rate swaps are shown in the table below. This analysis assumes all other variables, in particular foreign currency rates, remain constant. The analysis was performed on the same basis for 2014, based on reasonably possible changes in interest rates.

	2015 US$m	2014 US$m

Net debt	10,465	14,303

Less: fixed rate debt	(9,550)	(11,824)

Variable rate debt	915	2,479

Adjust for:
Financial derivatives	3,545	4,712

Net variable rate debt exposure	4,460	7,191

+/- 100 bps change
Potential impact on profit for the year	45	72

+/- 100 bps change
Potential impact on other comprehensive income	-	-

Fair value sensitivity analysis for fixed income instruments

Changes in the market interest rates of non-derivative financial instruments with fixed interest rates only affect income if these are measured at their fair value. As such, all financial instruments with fixed rates of interest that are accounted for at amortised cost are not subject to interest rate risk as defined in IFRS 7.

The group holds derivative contracts with a nominal value of US$4,204 million as at 31 March 2015 (2014: US$6,414 million) which are designated as fair value hedges. In the case of these instruments and the underlying fixed rate bonds, changes in the fair values of the hedged item and the hedging instrument attributable to interest rate movements materially net off in the income statement in the same period.

(iii) Price risk

Commodity price risk

The group is exposed to variability in the price of commodities used in the production or in the packaging of finished products, such as the price of malt, barley, sugar, diesel and aluminium. Commodity price risk is managed within minimum and maximum guard rails principally through multi-year fixed price contracts with suppliers and, where appropriate, derivative contracts.

At 31 March 2015 the notional value of commodity derivatives amounted to US$142 million (2014: US$143 million). No sensitivity analysis has been provided on these outstanding contracts as the impact is considered to be immaterial.

Equity securities price risk

The group is exposed to equity securities price risk because of investments held by the group and classified on the balance sheet as available for sale investments. No sensitivity analysis has been provided on these outstanding contracts as the impact is considered to be immaterial.

b. Credit risk

Credit risk is the risk of financial loss to the group if a customer or counterparty to a financial instrument fails to meet its contractual obligations.

Financial instruments

The group limits its exposure to financial institutions by setting credit limits on a sliding scale based on their credit ratings and generally dealing only with counterparties with a minimum credit rating of BBB- from Standard & Poor’s and Fitch, and Baa3 from Moody’s. For banks with a lower credit rating, or with no international credit rating, a maximum limit of US$5 million is applied, unless specific approval is obtained from either the Chief Financial Officer or the audit committee of the board. The utilisation of credit limits is regularly monitored. To reduce credit exposures, the group has ISDA Master Agreements with most of its counterparties for financial derivatives, which permit net settlement of assets and liabilities in certain circumstances.

Trade and other receivables

There is no significant concentration of credit risk with respect to trade receivables as the group has a large number of customers which are internationally dispersed. The type of customers range from wholesalers and distributors to smaller retailers. The group has implemented policies that require appropriate credit checks on potential customers before sales commence. Credit risk is managed by limiting the aggregate amount of exposure to any one counterparty.

The group considers its maximum credit risk to be US$3,760 million (2014: US$4,480 million) which is the total of the group’s financial assets.

SABMiller plc Notes to the consolidated financial statements (continued)

21. Financial risk factors (continued)

c. Liquidity risk

Liquidity risk is the risk that the group will not be able to meet its financial obligations as they fall due.

The group finances its operations through cash generated by the business and a mixture of short-term and medium-term bank credit facilities, bank loans, corporate bonds and commercial paper with a range of maturity dates. In this way, the group ensures that it is not overly reliant on any particular liquidity source and that maturities of borrowings sourced in this way are not overly concentrated.

Subsidiaries have access to local bank credit facilities, but are principally funded by the group.

Liquidity risk faced by the group is mitigated by having diverse sources of finance available to it and by maintaining substantial unutilised banking facilities and reserve borrowing capacity, as indicated by the level of undrawn facilities.

Undrawn borrowing facilities

The group had the following undrawn committed borrowing facilities available at 31 March in respect of which all conditions precedent had been met at that date.

	2015 US$m	2014 US$m

Amounts expiring:

Within one year	65	214

Between one and two years	76	41

Between two and five years	3,503	3,019

	3,644	3,274

At 31 March 2015 the group had the following core lines of credit that were available for general corporate purposes.

SABMiller plc:

•  US$2,500 million committed syndicated revolving credit facility, which was due to expire in May 2019.

SABMiller Holdings Inc:

•  US$1,000 million committed syndicated revolving credit facility, which is due to expire in May 2019.

In April 2015 the group extended its existing US$2,500 million and US$1,000 million committed syndicated facilities, both shown as undrawn in the table above, by one year to May 2020.

The table below analyses the group’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual settlement date. The amounts disclosed in the table are the contractual undiscounted cash flows. The amounts disclosed for financial guarantee contracts represent the maximum possible cash outflows for guarantees provided in respect of associates’ and third party bank facilities, which would only be payable upon the occurrence of certain default events. Should such events occur, certain remedies are available that could mitigate the impact.

At 31 March 2015	Less than 1 year US$m	Between 1 and 2 years US$m	Between 2 and 5 years US$m	Over 5 years US$m

Borrowings	(2,355)	(2,853)	(3,940)	(6,978)
Net settled derivative financial instruments	(32)	(6)	(2)	-
Gross settled derivative financial instruments - inflows	1,570	79	-	-
Gross settled derivative financial instruments - outflows	(1,653)	(80)	-	-
Trade and other payables	(3,158)	(14)	-	-
Financial guarantee contracts	(122)	-	-	-

At 31 March 2014

Borrowings	(4,898)	(1,149)	(5,558)	(6,568)
Net settled derivative financial instruments	(28)	-	(14)	(29)
Gross settled derivative financial instruments - inflows	2,926	64	-	-
Gross settled derivative financial instruments - outflows	(2,990)	(69)	-	-
Trade and other payables	(3,265)	(23)	-	-
Financial guarantee contracts	(208)	-	-	-

SABMiller plc Notes to the consolidated financial statements (continued)

21. Financial risk factors (continued)

Capital management

The capital structure of the group consists of net debt (see note 27c) and shareholders’ equity.

The group’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business.

Besides the minimum capitalisation rules that may apply to subsidiaries in different countries, the group’s only externally imposed capital requirement relates to the group’s core lines of credit which include a net debt to EBITDA financial covenant which was complied with throughout the year.

The group monitors its financial capacity and credit ratings by reference to a number of key financial ratios and cash flow metrics including net debt to adjusted EBITDA and interest cover (the ratio of adjusted EBITDA to adjusted net finance costs). These provide a framework within which the group’s capital base is managed including dividend policy.

If the group fails to meet the financial targets required by the ratings agencies, a credit rating downgrade could impact the average interest rate of borrowings and the future availability of credit to the group.

The group is currently rated Baa1/positive outlook by Moody’s Investors Service and A-/stable outlook by Standard & Poor’s Ratings Services.

Fair value estimation

The following tables present the group’s financial assets and liabilities that are measured at fair value on a recurring basis and the fair values of other assets and liabilities that are not measured at fair value, but where the fair value is required to be disclosed in the financial statements.

Recurring fair value measurements	Level 1 US$m	Level 2 US$m	Level 3 US$m	Total US$m

At 31 March 2015
Assets
Derivative financial instruments	-	1,233	-	1,233
Available for sale investments	-	9	12	21

Total assets	-	1,242	12	1,254

Liabilities
Derivative financial instruments	-	(111)	-	(111)

Total liabilities	-	(111)	-	(111)

At 31 March 2014
Assets
Derivative financial instruments	-	769	-	769
Available for sale investments	-	10	12	22

Total assets	-	779	12	791

Liabilities
Derivative financial instruments	-	(115)	-	(115)

Total liabilities	-	(115)	-	(115)

SABMiller plc Notes to the consolidated financial statements (continued)

21. Financial risk factors (continued)

Assets and liabilities for which fair values are disclosed	Carrying amount US$m	Level 1 US$m	Level 2 US$m	Level 3 US$m	Total US$m

At 31 March 2015

Assets

Investments in listed associates

- Anadolu Efes	1,080	1,187	-	-	1,187

- Distell Group	211	741	-	-	741

- Delta Corporation	179	324	-	-	324

Total assets	1,470	2,252	-	-	2,252

Liabilities

Current Borrowings	(1,961)	(717)	(1,253)	-	(1,970)

Non-current Borrowings	(10,583)	(10,688)	(390)	-	(11,078)

Total liabilities	(12,544)	(11,405)	(1,643)	-	(13,048)

At 31 March 2014

Assets

Investments in listed associates

- Anadolu Efes	1,566	1,580	-	-	1,580

- Distell Group	224	716	-	-	716

- Delta Corporation	141	354	-	-	354

- Tsogo Sun Holdings	375	1,046	-	-	1,046

Total assets	2,306	3,696	-	-	3,696

Liabilities

Current Borrowings	(4,519)	(2,879)	(1,724)	(33)	(4,636)

Non-current Borrowings	(12,528)	(12,465)	(732)	(34)	(13,231)

Total liabilities	(17,047)	(15,344)	(2,456)	(67)	(17,867)

There have been no material transfers between levels during the year ended 31 March 2015 (2014: none).

The levels of the fair value hierarchy and its application to the group’s assets and liabilities are described below.

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

The fair value of assets and liabilities traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the group is the current bid price.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

The fair values of financial instruments that are not traded in an active market (for example, over the counter derivatives or infrequently traded listed investments) are determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

The fair values of derivatives included in level 2 incorporate various inputs including the credit quality of counterparties, spot and forward foreign exchange rates, and interest rate curves.

The fair values of borrowings included in level 2 are based on the net present value of the anticipated future cash flows associated with these instruments, using rates currently available for debt on similar terms, credit risk and remaining maturities.

Valuation techniques for other level 2 instruments could include standard valuation models based on market parameters for interest rates, yield curves or foreign exchange rates quotes for similar instruments from financial counterparties or the use of comparable arm’s length transactions, and discounted cash flows.

Level 3: Inputs for the asset or liability that are not based on observable market data.

Specific valuation techniques, such as discounted cash flow analysis, are used to determine fair value of the remaining financial instruments.

SABMiller plc Notes to the consolidated financial statements (continued)

21. Financial risk factors (continued)

Valuation process

The group’s treasury function is responsible for performing fair value measurements for financial instruments. The fair value measurement calculations are subject to review procedures and are performed in accordance with policies defined by the treasury committee.

Other fair value measurements are performed by the group’s finance department. Significant level 3 valuations are reviewed and approved by the finance, control and assurance committee in the relevant region on a by exception basis. Valuations falling into this category are usually immaterial.

22. Derivative financial instruments

Current derivative financial instruments	2015			2014
	Notional value US$m	Assets US$m	Liabilities US$m	Notional value US$m	Assets US$m	Liabilities US$m

Fair value hedges

Interest rate swaps	700	11	-	1,588	32	-

Cash flow hedges

Forward foreign currency contracts	1,757	51	(30)	1,450	21	(8)

Cross currency swaps	492	208	-	-	-	-

Commodity contracts	97	3	(7)	105	-	(12)

Net investment hedges

Forward foreign currency contracts	2,080	109	(11)	2,396	27	(35)

Cross currency swaps	241	30	(2)	335	43	-

Held for trading

Interest rate swaps	-	-	-	96	-	(1)

Forward foreign currency contracts	1,439	51	(51)	1,985	14	(20)

Cross currency swaps	-	-	-	7	4	(2)

	6,806	463	(101)	7,962	141	(78)

Financing-related current derivative financial instruments amount to a net asset of US$353 million (2014: US$67 million).

Non-current derivative financial instruments	2015			2014
	Notional value US$m	Assets US$m	Liabilities US$m	Notional value US$m	Assets US$m	Liabilities US$m

Fair value hedges

Interest rate swaps	3,504	289	(1)	3,826	217	(28)

Cross currency swaps	-	-	-	1,000	35	-

Cash flow hedges

Forward foreign currency contracts	135	1	(1)	109	-	(1)

Commodity contracts	45	2	(3)	38	-	(4)

Cross currency swaps	420	206	-	1,111	204	-

Net investment hedges

Forward foreign currency contracts	-	-	-	18	-	(1)

Cross currency swaps	264	123	-	631	102	(2)

Held for trading

Interest rate swaps	1,600	64	(5)	600	37	(1)

Cross currency swaps	170	85	-	246	33	-

	6,138	770	(10)	7,579	628	(37)

Financing-related non-current derivative financial instruments amount to a net asset of US$761 million (2014: US$596 million).

Derivatives designated as hedging instruments

(i) Fair value hedges

The group has entered into interest rate swaps to pay floating and receive fixed interest which have been designated as fair value hedges to hedge exposure to changes in the fair value of its US dollar and euro fixed rate borrowings. Borrowings are designated as the hedged item as part of the fair value hedge. The borrowings and the interest rate swaps have the same critical terms.

As at 31 March 2015 the carrying value of the hedged borrowings was US$4,363 million (2014: US$7,214 million).

SABMiller plc Notes to the consolidated financial statements (continued)

22. Derivative financial instruments (continued)

(ii) Cash flow hedges

The group has entered into forward exchange contracts designated as cash flow hedges to manage short-term foreign currency exposures to expected net operating costs including future trade imports and exports.

The group has entered into commodity contracts designated as cash flow hedges to manage the future price of commodities. As at 31 March 2015 the notional amount of forward contracts for the purchase price of aluminium was US$115 million (2014: US$122 million), of corn was US$21 million (2014: US$20 million), of sugar was US$4 million (2014: US$1 million) and of other commodities was US$2 million (2014: US$nil).

The group has entered into cross currency swaps designated as cash flow hedges to manage foreign currency exposures on interest payments.

The following table indicates the period in which the cash flows associated with derivatives that are cash flow hedges are expected to occur and impact the income statement.

	Carrying amount US$m	Expected cash flows US$m	Less than 1 year US$m	Between 1 and 2 years US$m	Between 2 and 5 years US$m	Over 5 years US$m

At 31 March 2015

Forward foreign currency contracts	21	7	8	(1)	-	-

Commodity contracts	(5)	(9)	(6)	(2)	(1)	-

Cross currency swaps	414	407	202	89	4	112

	430	405	204	86	3	112

At 31 March 2014

Forward foreign currency contracts	12	9	11	(2)	-	-

Commodity contracts	(16)	(20)	(13)	(6)	(1)	-

Cross currency swaps	204	118	(16)	98	34	2

	200	107	(18)	90	33	2

(iii) Hedges of net investments in foreign operations

The group has entered into several forward foreign currency contracts and cross currency swaps which it has designated as hedges of net investments in its foreign subsidiaries in South Africa, Australia, the Czech Republic, Poland, Colombia and Peru to hedge the group’s exposure to foreign exchange risk on these investments.

Analysis of notional amounts on derivative financial instruments designated as net investment hedges is as follows. Notional amounts have been translated to US dollars at the closing rate at 31 March.

	2015 US$m	2014 US$m

Forward foreign currency contracts:

Australian dollar	515	695

Colombian peso	439	180

Czech koruna	192	336

Peruvian nuevo sol	257	403

Polish zloty	164	114

South African rand	513	686

Cross currency swaps:

Australian dollar	-	258

Czech koruna	297	382

Polish zloty	92	193

South African rand	116	133

	2,585	3,380

Held for trading derivative financial instruments

(i) Interest rate swaps

The group has entered into interest rate swaps to manage exposures to fluctuations in interest rates arising from the group’s borrowings. The derivatives are fair valued based on discounted future cash flows with gains and losses taken to the income statement.

SABMiller plc Notes to the consolidated financial statements (continued)

22. Derivative financial instruments (continued)

(ii) Forward foreign currency contracts

The group has entered into forward foreign currency contracts to manage short-term foreign currency exposures to expected future trade imports and exports and to manage foreign currency exposures on intercompany loan balances. The derivatives are fair valued based on discounted future cash flows with gains and losses taken to the income statement.

(iii) Cross currency swaps

The group has entered into cross currency swaps to manage foreign currency exposures on intercompany loan balances. These derivatives are fair valued based on discounted future cash flows with gains and losses taken to the income statement.

Fair value gain/(loss) on financial instruments recognised in the income statement

	2015 US$m	2014 US$m

Derivative financial instruments:

Interest rate swaps	(39)	(9)

Interest rate swaps designated as fair value hedges	428	(43)

Forward foreign currency contracts	48	(3)

Fair value gain/(loss) on forward foreign currency contracts transferred from other comprehensive loss	8	(2)

Cross currency swaps	52	(27)

Cross currency swaps designated as fair value hedges	(5)	(1)

Ineffectiveness arising from cross currency swaps designated as net investment hedges	(7)	-

Embedded derivatives	-	1

Other fair value gains	17	15

	502	(69)

Other financial instruments:

Early redemption costs (see note 4)	(48)	-

Non-current borrowings designated as the hedged item in a fair value hedge	(428)	43

Total fair value gain/(loss) on financial instruments recognised in the income statement	26	(26)

Fair value gains and losses on borrowings and financing-related derivative financial instruments were recognised as part of net finance costs. Fair value gains and losses on all other derivative financial instruments were recognised in operating profit.

23. Other financial instrument disclosures

Reconciliation of total financial instruments

The table below reconciles the group’s accounting categorisation of financial assets and liabilities (based on initial recognition) to the classes of assets and liabilities as shown on the face of the balance sheet.

	Fair value through income statement	Loans and receivables	Available for sale	Financial liabilities held at amortised cost	Not categorised as a financial instrument	Total	Non- current	Current
	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m
At 31 March 2015

Assets
Available for sale investments	-	-	21	-	-	21	21	-
Derivative financial instruments	1,233	-	-	-	-	1,233	770	463
Trade and other receivables	-	1,541	-	-	296	1,837	126	1,711
Cash and cash equivalents	-	965	-	-	-	965	-	965

Liabilities
Derivative financial instruments	(111)	-	-	-	-	(111)	(10)	(101)
Borrowings	-	-	-	(12,544)	-	(12,544)	(10,583)	(1,961)
Trade and other payables	-	-	-	(3,173)	(573)	(3,746)	(18)	(3,728)

SABMiller plc Notes to the consolidated financial statements (continued)

23. Other financial instrument disclosures (continued)

	Fair value through income statement	Loans and receivables	Available for sale	Financial liabilities held at amortised cost	Not categorised as a financial instrument	Total	Non- current	Current
	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m
At 31 March 2014

Assets

Available for sale investments	-	-	22	-	-	22	22	-

Derivative financial instruments	769	-	-	-	-	769	628	141

Trade and other receivables	-	1,608	-	-	352	1,960	139	1,821

Cash and cash equivalents	-	2,081	-	-	-	2,081	-	2,081

Liabilities

Derivative financial instruments	(115)	-	-	-	-	(115)	(37)	(78)

Borrowings	-	-	-	(17,047)	-	(17,047)	(12,528)	(4,519)

Trade and other payables	-	-	-	(3,289)	(583)	(3,872)	(25)	(3,847)

Offsetting financial assets and financial liabilities

The following table provides details of financial assets and liabilities that are subject to offsetting, enforceable master netting arrangements, or similar agreements.

	Gross amounts of financial assets	Gross amounts of financial liabilities	Net amounts recognised in the balance sheet	Related amounts of financial instruments not set off in the balance sheet	Net amount
	US$m	US$m	US$m	US$m	US$m
At 31 March 2015

Assets

Derivative financial instruments	1,233	-	1,233	(111)	1,122

Cash and cash equivalents	982	(17)	965	-	965

Liabilities

Borrowings	17	(12,561)	(12,544)	-	(12,544)

Derivative financial instruments	-	(111)	(111)	111	-

At 31 March 2014

Assets

Derivative financial instruments	769	-	769	(106)	663

Trade and other receivables	1,640	(32)	1,608	-	1,608

Cash and cash equivalents	2,090	(9)	2,081	-	2,081

Liabilities

Borrowings	41	(17,088)	(17,047)	-	(17,047)

Derivative financial instruments	-	(115)	(115)	106	(9)

For the financial assets and liabilities subject to enforceable master netting arrangements or similar arrangements above, each party to the agreement will have the option to settle the amounts on a net basis in the event of default of the other party. A default event includes failure by a party to make a payment when due; failure by a party to perform any other obligation required by the agreement if such failure is not remedied within the periods defined in each contract; or bankruptcy.

The group holds other receivables and borrowings balances with the same financial counterparties. Where these arrangements meet the set-off rules under IFRS, the balances have been reported net on the balance sheet.

SABMiller plc Notes to the consolidated financial statements (continued)

24. Provisions

	Demerged entities and litigation US$m	Post- retirement benefits US$m	Taxation- related US$m	Restructuring US$m	Payroll- related US$m	Onerous contracts US$m	Other US$m	Total US$m
At 1 April 2013	125	301	248	114	78	160	70	1,096
Exchange adjustments	(5)	(20)	(8)	(10)	(6)	(17)	(2)	(68)
Charged/(credited) to the income statement
- Additional provision in year	24	18	12	37	9	-	7	107
- Amounts reversed	(11)	-	(32)	(28)	-	(2)	(5)	(78)
Utilised in the year	(20)	(31)	(5)	(31)	(26)	(32)	(7)	(152)
Remeasurements of defined benefit plans recorded in other comprehensive loss	-	(22)	-	-	-	-	-	(22)
Transfer between categories	-	-	1	-	-	-	(1)	-
At 31 March 2014	113	246	216	82	55	109	62	883
Exchange adjustments	(17)	(51)	(14)	(14)	(9)	(15)	(5)	(125)
Charged/(credited) to the income statement
- Additional provision in year	6	27	14	29	8	7	10	101
- Amounts reversed	(5)	-	(29)	(7)	-	(8)	(16)	(65)
Utilised in the year	(6)	(24)	(4)	(17)	(9)	(33)	(12)	(105)
Remeasurements of defined benefit plans recorded in other comprehensive loss	-	7	-	-	-	-	-	7
At 31 March 2015	91	205	183	73	45	60	39	696

							2015	2014
Analysed as:							US$m	US$m
Current							358	450
Non-current							338	433
							696	883

Demerged entities and litigation

During the year ended 31 March 1998 the group recognised a provision of US$73 million for the disposal of certain demerged entities in relation to equity injections which were not regarded as recoverable, as well as potential liabilities arising on warranties and the sale agreements. During the year ended 31 March 2015 US$1 million (2014: US$1 million) of this provision was utilised in regard to costs associated with SAB Ltd’s previously disposed of remaining retail interests. The residual balance of US$6 million relates mainly to the disposal of OK Bazaars (1929) Ltd to Shoprite Holdings Ltd (Shoprite). As disclosed in previous annual reports, a number of claims were made by Shoprite in relation to the valuation of the net assets of OK Bazaars at the time of the sale and for alleged breaches by SAB Ltd of warranties contained in the sale agreements. These claims are being contested by SAB Ltd.

There are US$85 million (2014: US$106 million) of provisions in respect of outstanding litigation within various operations, based on management’s expectation that the outcomes of these disputes are expected to be resolved within the forthcoming three years.

While a provision for claims has been recorded, the actual outcome of the disputes and the timing of the resolution cannot be estimated by the directors at this time. The further information ordinarily required by IAS 37, ‘Provisions, contingent liabilities and contingent assets’ has not been disclosed on the grounds that it can be expected to seriously prejudice the outcome of the disputes.

Post-retirement benefits

The provision for post-retirement benefits represents the provision for medical benefits for retired employees and their dependants in South Africa, for post-retirement medical and life insurance benefits for eligible employees and their dependants in Europe, medical and other benefits in Latin America, and pension provisions for employees primarily in Latin America, Asia Pacific and Europe. The principal assumptions on which these provisions are based are disclosed in note 30.

Taxation-related

The group has recognised various provisions in relation to taxation exposures it believes may arise. The provisions principally relate to non-corporate taxation and interest and penalties on corporate taxation in respect of a number of group companies. Any settlement in respect of these amounts will occur as and when the assessments are finalised with the respective tax authorities.

Restructuring

This includes the remaining provision for restructuring costs in Australia, Latin America and Europe which are expected to be utilised over the course of the next five years.

SABMiller plc Notes to the consolidated financial statements (continued)

24. Provisions (continued)

Payroll-related

This principally relates to employee entitlement provisions of US$23 million (2014: US$30 million) in Asia Pacific and employee long service awards of US$15 million (2014: US$16 million) in South Africa.

Onerous contracts

This includes provisions for unfavourable supply contracts for malt, glass, aluminium cans and concentrated fruit juice for non-alcoholic beverages, as well as provisions for surplus property leases in Australia which management expects to be utilised within five years.

Other provisions

Included within other provisions are environmental provisions and other provisions. These are primarily expected to be utilised within four years.

25. Share capital

	2015	2014	2013
	US$m	US$m	US$m
Group and company
Called up, allotted and fully paid share capital

1,675,670,012 ordinary shares of 10 US cents each (2014: 1,672,647,930, 2013: 1,669,731,799)	168	167	167

50,000 deferred shares of £1.00 each (2014, 2013: 50,000)	-	-	-
	168	167	167

	Ordinary shares of 10 US cents each	Deferred shares of £1 each	Nominal value US$m
At 1 April 2012	1,664,323,483	50,000	166

Issue of shares - share incentive plans	5,408,316	-	1
At 31 March 2013	1,669,731,799	50,000	167

Issue of shares - share incentive plans	2,916,131	-	-
At 31 March 2014	1,672,647,930	50,000	167

Issue of shares - share incentive plans	3,022,082	-	1
At 31 March 2015	1,675,670,012	50,000	168

Changes to authorised share capital

With effect from 1 October 2009 the company adopted new articles of association which removed any previous limit on the authorised share capital. Directors are still limited as to the number of shares they can at any time allot because allotment authority continues to be required under the Companies Act 2006, save in respect of employee share plans.

Changes to issued share capital

During the year the company issued 3,022,082 (2014: 2,916,131, 2013: 5,408,316) new ordinary shares of 10 US cents to satisfy the exercise of options granted under the various share incentive plans, for consideration of US$62 million (2014: US$54 million, 2013: US$102 million).

Rights and restrictions relating to share capital

Convertible participating shares

Convertible participating shares were originally issued to Altria as part of the Miller Brewing Company transaction in 2002 but were subsequently converted into ordinary shares. There are no convertible participating shares currently in issue. Altria is however entitled to require the company to convert its ordinary shares back into convertible participating shares so as to ensure that Altria’s voting shareholding does not exceed 24.99% of the total voting shareholding.

If Altria’s ordinary shares were converted into convertible participating shares, the convertible participating shares would rank pari passu with the ordinary shares of the company in relation to a distribution of the profits of the company and a return of capital. On a poll vote at general meetings of the company, Altria would be entitled to vote in respect of its convertible participating shares on the basis of one-tenth of a vote for every convertible participating share on all resolutions other than a resolution:

(i) proposed by any person other than Altria, to wind up the company;

(ii) proposed by any person other than Altria, to appoint an administrator or to approve any arrangement with the company’s creditors;

(iii) proposed by the board, to sell all or substantially all of the undertaking of the company; or

(iv) proposed by any person other than Altria, to alter any of the class rights attaching to the convertible participating shares or to approve the creation of any new class of shares,

in which case Altria would be entitled on a poll to vote on the resolution on the basis of one vote for each convertible participating share.

SABMiller plc Notes to the consolidated financial statements (continued)

25. Share capital (continued)

Conversion into ordinary shares

If Altria’s ordinary shares are converted into convertible participating shares, the provisions governing possible conversion back into ordinary shares would apply. These state that upon a transfer of convertible participating shares by Altria to any person other than to an affiliate of Altria, such convertible participating shares shall convert into ordinary shares. In addition, Altria is entitled to require the company to convert its convertible participating shares into ordinary shares in the event of a takeover offer for the company, or a third party acquiring more than a 24.99% voting shareholding, provided certain conditions are met.

The company must use its best endeavours to procure that the ordinary shares arising on conversion of the convertible participating shares are admitted to the Official List and to trading on the London Stock Exchange’s market for listed securities, admitted to listing and trading on the JSE Ltd, and admitted to listing and trading on any other stock exchange upon which the ordinary shares are from time to time listed and traded, but no admission to listing or trading need be sought for the convertible participating shares while they remain convertible participating shares.

Deferred shares

The deferred shares do not carry any voting rights and do not entitle their holders to receive any dividends or other distributions. In the event of a winding up deferred shareholders would receive no more than the nominal value. Deferred shares represent the only non-equity share capital of the group.

Share-based payments

The group operates various share incentive plans. The share incentives outstanding are summarised as follows.

Scheme	2015 Number	2014 Number	2013 Number

GBP share options	10,620,013	16,035,174	17,809,920

ZAR share options	7,301,172	10,108,718	12,939,245

GBP stock appreciation rights (SARs)	7,083,490	5,170,646	1,955,529

ZAR stock appreciation rights (SARs)	1,846,842	1,178,200	-

GBP performance share awards	6,289,875	6,802,427	7,505,723

GBP value share awards	11,269,028	11,297,444	11,721,564

Total share incentives outstanding[1]	44,410,420	50,592,609	51,931,981

1Total share incentives outstanding exclude shares relating to the BBBEE scheme.

The exercise prices of incentives outstanding at 31 March 2015 ranged from £0 to £35.64 and ZAR96.95 to ZAR611.99 (2014: £0 to £33.30 and ZAR96.25 to ZAR527.49, 2013: £0 to £28.28 and ZAR53.30 to ZAR401.06). The movement in share awards outstanding is summarised in the following tables.

GBP share options

GBP share options include share options granted under the Executive Share Option Plan 2008, the Approved Executive Share Option Plan 2008, the Executive Share Option (No.2) Scheme, the Approved Executive Share Option Scheme and the International Employee Share Scheme. No further grants can be made under the now closed Executive Share Option (No.2) Scheme, the Approved Executive Share Option Scheme, or the International Employee Share Scheme, although outstanding grants may still be exercised until they reach their expiry date.

	Number of options	Weighted average exercise price GBP	Weighted average fair value at grant date GBP

Outstanding at 1 April 2012	16,622,334	15.91	-

Granted	4,637,730	24.01	5.85

Lapsed	(583,250)	20.28	-

Exercised	(2,866,894)	12.52	-

Outstanding at 31 March 2013	17,809,920	18.42	-

Granted	496,498	33.10	6.65

Lapsed	(308,467)	23.00	-

Exercised	(1,962,777)	13.76	-

Outstanding at 31 March 2014	16,035,174	19.36	-

Granted	240,700	33.13	5.62

Lapsed	(416,624)	23.47	-

Exercised	(5,239,237)	17.03	-

Outstanding at 31 March 2015	10,620,013	20.66	-

SABMiller plc Notes to the consolidated financial statements (continued)

25. Share capital (continued)

ZAR share options

Share options designated in ZAR include share options granted under the South African Executive Share Option Plan 2008 and the Mirror Executive Share Purchase Scheme (South Africa). No further grants can be made under the Mirror Executive Share Purchase Scheme (South Africa), although outstanding grants may still be exercised until they reach their expiry date.

	Number of options	Weighted average exercise price ZAR	Weighted average fair value at grant date ZAR

Outstanding at 1 April 2012	13,024,503	200.73	-

Granted	2,912,565	381.88	134.46

Lapsed	(456,401)	263.02	-

Exercised	(2,541,422)	154.55	-

Outstanding at 31 March 2013	12,939,245	248.38	-

Granted	644,300	511.07	133.13

Lapsed	(615,083)	332.30	-

Exercised	(2,859,744)	186.52	-

Outstanding at 31 March 2014	10,108,718	277.52	-

Lapsed	(242,037)	381.69	-

Exercised	(2,565,509)	224.27	-

Outstanding at 31 March 2015	7,301,172	292.77	-

GBP SARs

GBP SARs include stock appreciation rights granted under the Stock Appreciation Rights Plan 2008 and the International Employee Stock Appreciation Rights Scheme. No further grants can be made under the now closed International Employee Stock Appreciation Rights Scheme, although outstanding grants may still be exercised until they reach their expiry date.

	Number of SARs	Weighted average exercise price GBP	Weighted average fair value at grant date GBP

Outstanding at 1 April 2012	2,820,144	10.25	-

Granted	60,600	23.95	5.81

Lapsed	(9,600)	15.94	-

Exercised	(915,615)	8.66	-

Outstanding at 31 March 2013	1,955,529	11.39	-

Granted	3,807,632	33.29	6.67

Lapsed	(154,963)	27.69	-

Exercised	(437,552)	8.70	-

Outstanding at 31 March 2014	5,170,646	27.25	-

Granted	2,971,414	33.13	5.65

Lapsed	(537,598)	31.96	-

Exercised	(520,972)	13.91	-

Outstanding at 31 March 2015	7,083,490	30.34	-

ZAR SARs

ZAR SARs include stock appreciation rights granted under the South African Stock Appreciation Rights Sub-Plan 2008.

	Number of SARs	Weighted average exercise price ZAR	Weighted average fair value at grant date ZAR

Outstanding at 1 April 2013	-	-	-

Granted	1,209,900	527.49	140.05

Lapsed	(31,700)	527.49	-

Outstanding at 31 March 2014	1,178,200	527.49	-

Granted	824,378	590.38	160.13

Lapsed	(133,946)	554.28	-

Exercised	(21,790)	578.78	-

Outstanding at 31 March 2015	1,846,842	553.02	-

SABMiller plc Notes to the consolidated financial statements (continued)

25. Share capital (continued)

GBP performance share awards

GBP performance share awards include awards made under the Executive Share Award Plan 2008, the Performance Share Award Scheme and the International Performance Share Award Sub-Scheme. No further awards can be made under the Performance Share Award Scheme and the International Performance Share Award Sub-Scheme, although outstanding awards remain and will vest, subject to the achievement of their respective performance conditions on their vesting date.

	Number of awards	Weighted average exercise price GBP	Weighted average fair value at grant date GBP

Outstanding at 1 April 2012	6,880,114	-	-

Granted	3,471,222	-	22.32

Lapsed	(254,284)	-	-

Released to participants	(2,591,329)	-	-

Outstanding at 31 March 2013	7,505,723	-	-

Granted	2,102,870	-	30.86

Lapsed	(483,188)	-	-

Released to participants	(2,322,978)	-	-

Outstanding at 31 March 2014	6,802,427	-	-

Granted	2,148,339	-	30.81

Lapsed	(1,455,340)	-	-

Released to participants	(1,205,551)	-	-

Outstanding at 31 March 2015	6,289,875	-	-

GBP value share awards

The 3,295,212 (2014: 3,606,720, 2013: 4,843,780) value share awards granted during the year ended 31 March 2015 represent the theoretical maximum number of awards that could possibly vest in the future, although in practice it is extremely unlikely that this number of awards would be released.

	Number of value shares (per £10 million of additional value)	Theoretical maximum shares at cap	Weighted average exercise price GBP	Weighted average fair value at grant date GBP

Outstanding at 1 April 2012	2,130	6,877,784	-	-

Granted	1,270	4,843,780	-	7.02

Outstanding at 31 March 2013	3,400	11,721,564	-	-

Granted	680	3,606,720	-	11.84

Lapsed	(220)	(3,109,297)	-	-

Released to participants	(1,012)	(921,543)	-	-

Outstanding at 31 March 2014	2,848	11,297,444	-	-

Granted	680	3,295,212	-	8.18

Lapsed	(368)	(3,011,712)	-	-

Released to participants	(485)	(311,916)	-	-

Outstanding at 31 March 2015	2,675	11,269,028	-	-

Of the value share awards released, 328,554 (2014: 384,684) shares were deferred and remain subject to a risk of forfeiture. During 2014 344,516 shares were converted to nil-cost options for the benefit of Graham Mackay’s estate and were exercised in 2015.

GBP cash-settled awards

GBP share incentives included under the Associated Companies’ Cash Award Plan 2011.

	Number of awards	Weighted average exercise price GBP	Weighted average fair value at grant date GBP

Outstanding at 1 April 2012	335,940	-	-

Released to participants	(335,940)	-	-

Outstanding at 31 March 2013, 31 March 2014 and 31 March 2015	-	-	-

SABMiller plc Notes to the consolidated financial statements (continued)

25. Share capital (continued)

Outstanding share incentives

The following table summarises information about share incentives outstanding at 31 March.

Range of exercise prices	Number 2015	Weighted average remaining contractual life in years 2015	Number 2014	Weighted average remaining contractual life in years 2014	Number 2013	Weighted average remaining contractual life in years 2013

GBP share options

£5 - £6	-	-	-	-	9,000	0.6

£6 - £7	-	-	2,900	0.1	356,310	1.1

£8 - £9	7,650	0.1	407,721	1.1	452,944	2.1

£9 - £10	12,500	3.6	72,500	4.6	78,275	5.6

£10 - £11	439,100	1.8	734,900	2.5	942,994	3.4

£11 - £12	535,643	2.1	958,936	3.1	1,117,686	4.1

£12 - £13	1,637,418	3.8	2,857,346	4.8	3,311,385	5.7

£17- £18	-	-	3,500	5.6	17,200	6.6

£19 - £20	1,544,924	5.2	2,472,347	6.2	3,072,050	7.2

£20 - £21	23,200	5.7	23,200	6.7	46,950	7.7

£22 - £23	2,112,785	6.2	3,647,746	7.2	3,872,096	8.2

£23 - £24	3,545,118	7.2	4,276,980	8.2	4,443,930	9.2

£25 - £26	-	-	13,400	7.9	20,000	8.7

£28 - £29	67,739	7.7	69,100	8.7	69,100	9.7

£31 - £32	3,804	8.7	3,804	9.7	-	-

£33 - £34	688,280	8.5	490,794	9.2	-	-

£35 - £36	1,852	9.7	-	-	-	-

	10,620,013	5.8	16,035,174	6.3	17,809,920	7.0

ZAR share options

R50 - R60	-	-	-	-	7,500	0.1

R60 - R70	-	-	-	-	49,900	0.6

R70 - R80	-	-	-	-	40,500	1.1

R90 - R100	13,000	0.1	196,300	0.9	363,507	2.0

R120 - R130	201,243	1.0	365,513	2.0	527,300	2.9

R140 - R150	426,900	3.2	617,800	4.3	931,600	5.3

R150 - R160	307,450	3.9	328,200	4.9	426,100	6.0

R160 - R170	126,950	2.1	235,650	3.1	362,150	4.1

R180 - R190	450,600	2.9	721,700	3.9	1,041,100	4.9

R210 - R220	723,400	4.8	979,300	5.8	1,665,750	6.8

R220 - R230	719,200	5.7	1,043,900	6.7	1,985,700	7.7

R250 - R260	256,350	6.2	485,000	7.2	519,600	8.2

R290 - R300	1,216,459	6.7	1,936,235	7.7	2,155,793	8.7

R310 - R320	485,300	7.2	583,700	8.2	625,850	9.2

R400 - R410	1,845,320	7.7	2,006,120	8.7	2,236,895	9.7

R510 - R520	529,000	8.2	609,300	9.2	-	-

	7,301,172	6.0	10,108,718	6.7	12,939,245	7.2

SABMiller plc Notes to the consolidated financial statements (continued)

25. Share capital (continued)

Outstanding share incentives (continued)

Range of exercise prices	Number 2015	Weighted average remaining contractual life in years 2015	Number 2014	Weighted average remaining contractual life in years 2014	Number 2013	Weighted average remaining contractual life in years 2013

GBP SARs

£6 - £7	-	-	12,334	0.1	243,734	1.1

£8 - £9	2,000	0.1	250,768	1.1	299,010	2.1

£9 - £10	-	-	2,275	4.6	2,275	5.6

£10 - £11	248,625	1.1	306,359	2.1	384,784	3.1

£11 - £12	354,751	2.1	426,451	3.1	485,283	4.1

£12 - £13	256,968	3.3	306,627	4.3	355,943	5.3

£13 - £14	8,700	2.6	8,700	3.6	12,400	4.6

£19 - £20	40,000	5.2	44,500	6.2	49,900	7.2

£22 - £23	46,600	6.2	61,600	7.2	61,600	8.2

£23 - £24	53,100	7.2	58,100	8.2	60,600	8.2

£31 - £32	31,496	8.7	31,496	9.7	-	-

£33 - £34	6,011,659	8.6	3,661,436	9.2	-	-

£34 - £35	7,493	9.9	-	-	-	-

£35 - £36	22,098	9.7	-	-	-	-

	7,083,490	7.8	5,170,646	7.5	1,955,529	3.8

ZAR SARs

R520 - R530	1,097,800	8.7	1,178,200	9.7	-	-

R580 - R590	732,556	9.2	-	-	-	-

R610 - R620	16,486	9.7	-	-	-	-

	1,846,842	8.9	1,178,200	9.7	-	-

GBP performance share awards

£0	6,289,875	1.2	6,802,427	1.3	7,505,723	1.5

GBP value share awards

£0	11,269,028	2.2	11,297,444	3.1	11,721,564	2.6

Total share incentives outstanding	44,410,420	4.7	50,592,609	5.2	51,931,981	5.1

Exercisable share incentives The following table summarises information about exercisable share incentives outstanding at 31 March.
	Number 2015	Weighted average exercise price 2015	Number 2014	Weighted average exercise price 2014	Number 2013	Weighted average exercise price 2013

GBP share options	6,106,401	17.28	7,860,114	14.90	5,792,390	11.27

ZAR share options	4,503,152	221.77	4,582,263	185.88	4,915,057	164.84

GBP SARs	1,053,044	14.36	1,369,214	11.39	1,783,429	10.35

ZAR SARs	11,500	545.96	1,200	527.49	-	-

Share incentives exercised or released The weighted average market price of the group’s shares at the date of exercise or release for share incentives exercised or released during the year were:
	Number 2015	Weighted average market price 2015	Number 2014	Weighted average market price 2014	Number 2013	Weighted average market price 2013

Share incentives designated in GBP	7,277,676	34.46	5,644,850	31.53	6,709,778	26.81

Share incentives designated in ZAR	2,587,299	618.50	2,859,744	512.29	2,541,422	385.70

Total share incentives exercised or released during the year	9,864,975		8,504,594		9,251,200

SABMiller plc Notes to the consolidated financial statements (continued)

25. Share capital (continued)

Broad-Based Black Economic Empowerment (BBBEE) scheme

On 9 June 2010 the initial allocation of participation rights was made in relation to the BBBEE scheme in South Africa. A total of 46.2 million new shares in The South African Breweries (Pty) Ltd (SAB), representing 8.45% of SAB’s enlarged issued share capital, were issued. The shares in SAB will be exchanged at the end of the estimated 10-year scheme term for shares in SABMiller plc based on a repurchase formula linked, inter alia, to the operating performance of SAB. No performance conditions and exercise prices are attached to these shares, although the employee component has a four-year vesting period. The weighted average fair value of each SAB share at the grant date was ZAR40.

Weighted average fair value assumptions

The fair value of services received in return for share awards granted is measured by reference to the fair value of share awards granted. The estimate of the fair value of the services received is measured based on a binomial model approach except for the awards under Performance Share Award schemes, the Executive Share Award Plan 2008 (including value share awards) and the BBBEE scheme which have been valued using Monte Carlo simulations, and awards under the cash-settled scheme which have been valued based on an analytic approach.

The Monte Carlo simulation methodology is necessary for valuing share-based payments with total shareholder return (the measure of the returns that a company has provided for its shareholders reflecting share price movements and assuming reinvestment of dividends) performance hurdles. This is achieved by projecting SABMiller plc’s share price forwards, together with those of companies in the same comparator group, over the vesting period and/or life of the awards after considering their respective volatilities.

The following weighted average assumptions were used in these option pricing models during the year.

	2015	2014	2013

Share price¹

- South African share option scheme (ZAR)	583.97	512.06	379.21

- All other schemes (£)	32.77	33.09	23.76

Exercise price¹

- South African share option scheme (ZAR)	590.36	521.78	381.88

- All other schemes (£)	12.18	14.32	8.71

Expected volatility (all schemes)² (%)	21.3	25.3	26.1

Dividend yield (all schemes) (%)	2.1	2.3	2.4

Annual forfeiture rate

- South African share option scheme (%)	5.0	5.0	5.0

- All other schemes (%)	3.0	3.0	3.0

Risk-free interest rate

- South African share option scheme (%)	7.5	6.9	7.3

- All other schemes (%)	1.7	0.8	1.0

¹ The calculation is based on the weighted fair value of issues made during the year.

² Expected volatility is calculated by assessing the historical share price data in the United Kingdom and South Africa from seven years prior to the grant date (2013: 10 years).

SABMiller plc Notes to the consolidated financial statements (continued)

26. Retained earnings and other reserves

a. Retained earnings

	Treasury and EBT shares	Retained earnings	Total
	US$m	US$m	US$m

At 1 April 2012	(661)	12,524	11,863

Profit for the year	-	3,250	3,250

Other comprehensive loss	-	(22)	(22)

Remeasurements of defined benefit plans taken to other comprehensive loss	-	(19)	(19)

Share of associates’ and joint ventures’ other comprehensive loss	-	(22)	(22)

Deferred tax credit on items taken to other comprehensive loss	-	19	19

Dividends paid	-	(1,517)	(1,517)

Payment for purchase of own shares for share trusts	(53)	-	(53)

Utilisation of EBT shares	71	(71)	-

Credit entry relating to share-based payments	-	189	189

At 31 March 2013	(643)	14,353	13,710

Profit for the year	-	3,381	3,381

Other comprehensive income	-	54	54

Remeasurements of defined benefit plans taken to other comprehensive income	-	22	22

Share of associates’ and joint ventures’ other comprehensive income	-	45	45

Deferred tax charge on items taken to other comprehensive income	-	(13)	(13)

Dividends paid	-	(1,640)	(1,640)

Utilisation of merger relieve reserve	-	265	265

Buyout of non-controlling interests	-	(5)	(5)

Payment for purchase of own shares for share trusts	(79)	-	(79)

Utilisation of treasury and EBT shares	63	(42)	21

Credit entry relating to share-based payments	-	178	178

At 31 March 2014	(659)	16,544	15,885

Profit for the year	-	3,299	3,299

Other comprehensive loss	-	(153)	(153)

Remeasurements of defined benefit plans taken to other comprehensive loss	-	(7)	(7)

Share of associates’ and joint ventures’ other comprehensive loss	-	(216)	(216)

Deferred tax charge on items taken to other comprehensive loss	-	70	70

Dividends paid	-	(1,705)	(1,705)

Utilisation of merger relieve reserve	-	358	358

Share of associates’ and joint ventures’ other reserves moves	-	(6)	(6)

Payment for purchase of own shares for share trusts	(146)	-	(146)

Utilisation of treasury and EBT shares	125	(28)	97

Credit entry relating to share-based payments	-	117	117

At 31 March 2015	(680)	18,426	17,746

Treasury and EBT shares reserve

On 26 February 2009 77,368,338 SABMiller plc non-voting convertible shares were converted into ordinary shares and then acquired by the company to be held as treasury shares. While the purchase price for each share was £10.54, the whole amount of the consideration was paid between group companies. During 2015 3,500,000 treasury shares (2014: none, 2013: 4,600,000 shares) were transferred to the EBT at no gain or loss to the group. These shares will be used to satisfy awards outstanding under the various share incentive plans. During 2015 3,320,906 treasury shares (2014: 1,345,165 shares, 2013: none) were used to directly satisfy share awards. As at 31 March 2015 a total of 59,302,267 shares (2014: 66,123,173 shares, 2013: 67,468,338 shares) were held in treasury.

There are two employee benefit trusts currently in operation, being the SABMiller Employees’ Benefit Trust (the EBT) and the SABMiller Associated Companies’ Employees’ Benefit Trust (the AC-EBT). The EBT holds shares in SABMiller plc for the purposes of the various executive share incentive plans. At 31 March 2015 the EBT held 8,997,945 shares (2014: 6,833,632 shares, 2013: 8,339,106 shares) which cost US$228 million (2014: US$152 million, 2013: US$126 million) and had a market value of US$471 million (2014: US$341 million, 2013: US$438 million). These shares have been treated as a deduction in arriving at shareholders’ funds. The EBT used funds provided by SABMiller plc to purchase such of the shares as were purchased in the market. The costs of funding and administering the scheme are charged to the income statement in the period to which they relate.

SABMiller plc Notes to the consolidated financial statements (continued)

26. Retained earnings and other reserves (continued)

The AC-EBT holds shares in SABMiller plc for the purposes of providing share incentives for employees of companies in which SABMiller has a significant economic and strategic interest but over which it does not have management control. At 31 March 2015 the AC-EBT did not hold any shares (2014: none, 2013: none). The costs of funding and administering the scheme are charged to the income statement in the period to which they relate.

Shares currently held in each EBT rank pari passu with all other ordinary shares, but in both cases the trustees have elected to waive dividends and decline from voting shares, except in circumstances where they may be holding shares beneficially owned by a participant. There were no beneficially owned shares in either EBT as at 31 March 2015 (2014: nil, 2013: nil).

b. Other reserves

The analysis of other reserves is as follows.

	Foreign currency translation reserve US$m	Cash flow hedging reserve US$m	Net investment hedging reserve US$m	Available for sale reserve US$m	Total US$m

At 1 April 2012	2,320	(4)	(341)	3	1,978

Currency translation differences	(696)	-	-	-	(696)

Net investment hedges	-	-	63	-	63

Cash flow hedges	-	(5)	-	-	(5)

Available for sale investments	-	-	-	(1)	(1)

Deferred tax on items taken to other comprehensive loss	-	6	-	-	6

Share of associates’ and joint ventures’ other comprehensive (loss)/income	-	(23)	-	6	(17)

At 31 March 2013	1,624	(26)	(278)	8	1,328

Currency translation differences	(2,267)	-	-	-	(2,267)

Net investment hedges	-	-	102	-	102

Cash flow hedges	-	34	-	-	34

Deferred tax on items taken to other comprehensive income	-	1	-	-	1

Share of associates’ and joint ventures’ other comprehensive income/(loss)	104	2	-	(6)	100

At 31 March 2014	(539)	11	(176)	2	(702)

Currency translation differences	(5,308)	-	-	-	(5,308)

Net investment hedges	-	-	608	-	608

Cash flow hedges	-	30	-	-	30

Deferred tax on items taken to other comprehensive loss	-	(3)	-	-	(3)

Share of associates’ and joint ventures’ other comprehensive loss	(79)	(3)	-	-	(82)

At 31 March 2015	(5,926)	35	432	2	(5,457)

Foreign currency translation reserve

The foreign currency translation reserve comprises all translation exchange differences arising on the retranslation of opening net assets together with differences between income statements translated at average and closing rates.

SABMiller plc Notes to the consolidated financial statements (continued)

27a. Reconciliation of profit for the year to net cash generated from operations

	2015 US$m	2014 US$m	2013 US$m

Profit for the year	3,557	3,650	3,487

Taxation	1,273	1,173	1,192

Share of post-tax results of associates and joint ventures	(1,083)	(1,226)	(1,213)

Net finance costs	637	645	726

Operating profit	4,384	4,242	4,192

Depreciation:

- Property, plant and equipment	602	621	641

- Containers	219	233	226

Container breakages, shrinkages and write-offs	57	80	38

Profit on disposal of businesses	(45)	(72)	(79)

Profit on disposal of available for sale investments	(1)	-	-

Profit on disposal of investments in associates	(403)	-	-

(Gain)/loss on dilution of investment in associates	(2)	18	(4)

(Profit)/loss on disposal of property, plant and equipment	(18)	(17)	13

Amortisation of intangible assets	410	427	450

Impairment of goodwill	286	-	11

Impairment of intangible assets	6	8	-

Impairment of property, plant and equipment	73	52	39

Impairment of working capital balances	68	55	31

Amortisation of advances to customers	35	40	45

Unrealised fair value gain on derivatives in operating profit	(15)	(8)	-

Dividends received from other investments	(1)	(1)	(1)

Charge with respect to share options	112	141	184

Charge with respect to Broad-Based Black Economic Empowerment scheme	5	13	17

Other non-cash movements	(92)	(155)	(45)

Net cash generated from operations before working capital movements	5,680	5,677	5,758

Increase in inventories	(30)	(73)	(14)

(Increase)/decrease in trade and other receivables	(218)	128	(107)

Increase in trade and other payables	396	113	82

Decrease in provisions	(13)	(89)	(177)

(Decrease)/increase in post-retirement benefit provisions	(3)	14	12

Net cash generated from operations	5,812	5,770	5,554

SABMiller plc Notes to the consolidated financial statements (continued)

27b. Reconciliation of net cash generated from operating activities to free cash flow

	2015 US$m	2014 US$m	2013 US$m

Net cash generated from operating activities	3,722	3,431	4,101

Purchase of property, plant and equipment	(1,394)	(1,401)	(1,335)

Proceeds from sale of property, plant and equipment	68	70	30

Purchase of intangible assets	(178)	(84)	(144)

Proceeds from sale of intangible assets	-	-	4

Investments in joint ventures	(216)	(188)	(272)

Investments in associates	(3)	(199)	(23)

Dividends received from joint ventures	976	903	886

Dividends received from associates	430	224	113

Dividends received from other investments	1	1	1

Dividends paid to non-controlling interests	(173)	(194)	(131)

Free cash flow	3,233	2,563	3,230

27c. Analysis of net debt

Cash and cash equivalents on the balance sheet are reconciled to cash and cash equivalents on the cash flow statement as follows.

	2015 US$m	2014 US$m

Cash and cash equivalents (balance sheet)	965	2,081

Overdrafts	(215)	(213)

Cash and cash equivalents (cash flow statement)	750	1,868

Net debt is analysed as follows.

	Cash and cash equivalents (excluding overdrafts) US$m	Overdrafts US$m	Borrowings US$m	Derivative financial instruments US$m	Finance leases US$m	Gross debt US$m	Net debt US$m

At 1 April 2013	2,171	(212)	(18,301)	777	(35)	(17,771)	(15,600)

Exchange adjustments	(65)	4	26	(24)	3	9	(56)

Principal-related cash flows	(25)	(5)	1,244	(188)	9	1,060	1,035

Other movements	-	-	248	98	(28)	318	318

At 31 March 2014	2,081	(213)	(16,783)	663	(51)	(16,384)	(14,303)

Exchange adjustments	(157)	40	713	(51)	6	708	551

Principal-related cash flows	(959)	(42)	3,819	(243)	10	3,544	2,585

Other movements	-	-	(25)	745	(18)	702	702

At 31 March 2015	965	(215)	(12,276)	1,114	(53)	(11,430)	(10,465)

SABMiller plc Notes to the consolidated financial statements (continued)

27d. Major non-cash transactions

2015

Major non-cash transactions in the year included the following.

Additional profit realised on the disposal of the group’s Angolan operations in Africa in 2012.

Impairment charges relating to the group’s business in India in Asia Pacific and the group’s share of the impairment charges taken by Anadolu Efes in relation to its beer businesses in Russia and Ukraine. Additionally, impairment charges in Australia relating to the pending closure of the Campbelltown cidery and Port Melbourne brewery.

The recycling of foreign currency translation reserves following the repayment of an intercompany loan.

2014

Major non-cash transactions in the year included the following.

Additional profit realised on the disposal of the group’s Angolan operations in Africa in 2012.

Broad-Based Black Economic Empowerment (BBBEE) related charges in South Africa, including share-based payment charges in relation to the employee component of the BBBEE scheme, together with the loss on the dilution of the group’s investment in its associate, Distell Group Ltd, as a result of the exercise of share options issued as part of its BBBEE scheme.

Impairment charges relating to the closure of the Warnervale brewery and the cessation of the Bluetongue brand in Australia.

2013

Major non-cash transactions in the year included the following.

Additional profit realised on the disposal of the group’s Angolan operations in Africa in 2012.

28. Acquisitions and disposals

Acquisitions

In July 2014 the group acquired the trade and assets of a business in Mayotte in Africa for consideration of US$3 million. The business combination has been accounted for using the acquisition method.

Non-controlling interests

Non-controlling interests in Bavaria SA in Colombia in Latin America were acquired for a cash consideration of US$3 million, reducing equity by US$3 million. There was no change in the group’s effective interest in Bavaria SA.

Disposals

The group completed the sale of its investment in Tsogo Sun, its hotels and gaming associate listed on the Johannesburg Stock Exchange, in August 2014 through an institutional placing and share buyback. The group received net proceeds of US$971 million, and realised a post-tax profit of US$239 million.

In January 2015 the group received net proceeds of US$7 million and realised a net profit of US$2 million, after associated costs, on the disposal of its packaging associate in Panama, Latin America.

29. Commitments, contingencies and guarantees

a. Operating lease commitments

The minimum lease rentals to be paid under non-cancellable leases at 31 March are as follows.

	2015 US$m	2014 US$m

Land and buildings

Within one year	67	67

Later than one year and less than five years	134	147

After five years	24	30

	225	244

Plant, vehicles and systems

Within one year	43	58

Later than one year and less than five years	79	124

After five years	11	16

	133	198

SABMiller plc Notes to the consolidated financial statements (continued)

29. Commitments, contingencies and guarantees (continued)

b. Other commitments

	2015 US$m	2014 US$m
Capital commitments not provided in the financial information

Contracts placed for future expenditure for property, plant and equipment	151	271

Contracts placed for future expenditure for intangible assets	1	16

Share of capital commitments of joint ventures	66	55

Other commitments not provided in the financial information

Contracts placed for future expenditure	1,799	3,736

Share of joint ventures’ other commitments	390	393

Contracts placed for future expenditure in 2015 primarily relate to minimum purchase commitments for raw materials and packaging materials, which are principally due between 2015 and 2020.

The group’s share of joint ventures’ other commitments primarily relate to MillerCoors’ various long-term non-cancellable advertising and promotion commitments.

c. Contingent liabilities and guarantees

	2015 US$m	2014 US$m
Guarantees to third parties¹	9	4

Other contingent liabilities	6	4

	15	8

[1]	Guarantees to third parties

These primarily relate to guarantees given by Grolsch and Nile Breweries Ltd to banks in relation to loans taken out by trade customers and suppliers respectively.

Other

SABMiller and Altria entered into a tax matters agreement (the Agreement) on 30 May 2002 to regulate the conduct of tax matters between them with regard to the acquisition of Miller and to allocate responsibility for contingent tax costs. SABMiller has agreed to indemnify Altria against any taxes, losses, liabilities and costs that Altria incurs arising out of or in connection with a breach by SABMiller of any representation, agreement or covenant in the Agreement, subject to certain exceptions.

The group has a number of activities in a wide variety of geographic areas and is subject to certain legal claims incidental to its operations. In the opinion of the directors, after taking appropriate legal advice, these claims are not expected to have, either individually or in aggregate, a material adverse effect upon the group’s financial position, except insofar as already provided in the consolidated financial statements.

The group has exposures to various environmental risks. Although it is difficult to predict the group’s liability with respect to these risks, future payments, if any, would be made over a period of time in amounts that would not be material to the group’s financial position, except insofar as already provided in the consolidated financial statements.

SABMiller plc Notes to the consolidated financial statements (continued)

30. Pensions and post-retirement benefits

The group operates a number of pension schemes throughout the world. These schemes have been designed and are administered in accordance with local conditions and practices in the countries concerned and include both defined contribution and defined benefit schemes. The majority of the schemes are funded and the schemes’ assets are held independently of the group’s finances. The assets of the schemes do not include any of the group’s own financial instruments, nor any property occupied by or other assets used by the group. Pension and post-retirement benefit costs are assessed in accordance with the advice of independent professionally qualified actuaries. Generally, the projected unit method is applied to measure the defined benefit scheme liabilities.

The group also provides medical benefits, which are mainly unfunded, for retired employees and their dependants in South Africa, the Netherlands and Latin America.

The total pension and post-retirement medical benefit costs recognised in the income statement are as follows.

	2015 US$m	2014 US$m	2013 US$m

Defined contribution scheme costs	98	106	110

Defined benefit pension plan costs	19	11	20

Post-retirement medical and other benefit costs	8	7	11
The amounts recognised in the balance sheet are determined as follows.

	2015 US$m	2014 US$m	2013 US$m

Portion of defined benefit obligation that is partly or wholly funded	(405)	(405)	(379)

Fair value of plan assets	457	479	453

Surplus of funded plans	52	74	74

Impact of asset ceiling	(57)	(78)	(87)

Deficit of funded plans	(5)	(4)	(13)

Portion of defined benefit obligation that is unfunded	(124)	(155)	(193)

Medical and other post-retirement benefits	(76)	(87)	(95)

Provisions for defined benefit plans	(205)	(246)	(301)

Accruals for defined contribution plans	(4)	(4)	(7)

The group operates various defined contribution and defined benefit schemes. Details of the main defined benefit schemes are provided below.

Latin America pension plans

The group operates a number of pension plans throughout Latin America. Details of the major plan are provided below.

The Colombian Labour Code Pension Plan is an unfunded plan of the defined benefit type and covers all salaried and hourly employees in Colombia who are not covered by social security or who have at least 10 years of service prior to 1 January 1967. The plan is financed entirely through company reserves and there are no external assets. The most recent actuarial valuation of the Colombian Labour Code Pension Plan was carried out by independent professionally qualified actuaries at 28 February 2015 using the projected unit credit method. All salaried employees are now covered by social security or private pension fund provisions. The principal economic assumptions used in the preparation of the pension valuations are shown below and take into consideration changes in the Colombian economy.

Grolsch pension scheme

The Grolsch pension scheme, named Stichting Pensioenfonds van de Grolsche Bierbrouwerij, is a funded plan of the defined benefit type, based on average salary with assets held in separately administered funds. The pension scheme is managed through a separate entity with its own board. The latest valuation of the Grolsch pension scheme was carried out at 31 March 2015 by an independent actuary using the projected unit credit method.

Carlton & United Breweries pension scheme

The Carlton & United Breweries pension scheme is a superannuation fund that provides accumulation style and defined benefits to employees. The company funds the defined benefits, administration and insurance costs of the scheme as a benefit to employees who elect to be members of this scheme. The board of trustees is responsible for the governance of the scheme on behalf of the members. The latest actuarial valuation of the Carlton & United Breweries pension scheme was carried out at 30 June 2014 by an independent actuary using the projected unit credit method. The valuation update for the scheme was carried out at 31 March 2015 by an independent actuary. The defined benefits section is now closed to new members.

South Africa pension schemes

The group operates a number of pension schemes throughout South Africa. Details of the major schemes are provided below.

The ABI Pension Fund, Suncrush Pension Fund and Suncrush Retirement Fund are funded schemes of the defined benefit type based on average salary with assets held in separately administered funds. The governance of the schemes is the responsibility of the boards of trustees on behalf of the members, subject to the provisions of local legislation and the rules for each scheme.

The ABI Pension Fund no longer has any active or pensioner members. There are surplus assets remaining in the scheme that will be distributed to former members.

SABMiller plc Notes to the consolidated financial statements (continued)

30. Pensions and post-retirement benefits (continued)

South Africa pension schemes (continued)

The Suncrush Pension Fund has pensioners where the pension liabilities have been outsourced to an insurance provider. The trustees have made a provision in the fund rules for the active members such that benefits will be paid to members on exit for their benefits valued as at 1 July 2005. No further benefits are being accrued for active members.

The Suncrush Retirement Fund has no liabilities and is in the process of being closed down.

Risks

The most significant risks the group is exposed to through its defined benefit pension plans and post-employment medical plans are as follows.

Volatility of investment returns

Those schemes that hold assets are exposed to volatility in investment returns on those assets, which may be higher or lower than the assumed expected return on those assets. Asset mix is varied for each individual scheme to ensure investment volatility risk is appropriately managed.

Salary, pension and healthcare cost inflation risk

Scheme liabilities for the defined benefit pension and post-retirement medical plans are calculated based on assumed rates of salary, pension and/or healthcare cost inflation. Increases in these inflation rates will lead to higher liabilities.

Change in discount rate

A decrease in corporate bond yields results in a decrease in the discount rate and therefore an increase in plan liabilities. This will be partially offset by an increase in value of plan assets where the scheme holds bonds.

Mortality rates

The majority of the group’s obligations to provide benefits under both the defined benefit pension plans and medical and other post-retirement benefits are for the life of the member. Increases in life expectancy will result in increases in the scheme liabilities associated with the schemes. The group ensures mortality rate assumptions incorporated in the actuarial calculations of the present value of scheme liabilities are from reliable sources.

Principal actuarial assumptions at 31 March (expressed as weighted averages)

		Defined benefit pension plans			Medical and other post-retirement benefits

		Latin America	Grolsch	Other	South Africa	Other
At 31 March 2015

Discount rate (%)		6.9	1.9	2.4	8.0	6.0

Salary inflation (%)		3.0	1.0	2.6	-	-

Pension inflation (%)		3.0	0.7	3.2	-	-

Healthcare cost inflation (%)		-	-	-	7.1	2.9

Mortality rate assumptions

- Retirement age:	Males	56	67	65	63	58

	Females	51	67	65	63	55

- Life expectations on retirement age:

Retiring today:	Males	23	21	15	16	22

	Females	32	24	20	20	29

Retiring in 20 years:	Males	23	24	16	16	22

	Females	32	26	20	20	29
At 31 March 2014

Discount rate (%)		6.9	3.4	4.5	9.9	6.4

Salary inflation (%)		3.0	2.0	3.4	-	-

Pension inflation (%)		3.0	0.7	3.7	-	-

Healthcare cost inflation (%)		-	-	-	8.7	3.0

Mortality rate assumptions

- Retirement age:	Males	55	65	62	63	58

	Females	51	65	60	63	54

- Life expectations on retirement age:

Retiring today:	Males	26	21	19	16	25

	Females	35	24	23	19	32

Retiring in 20 years:	Males	26	23	19	17	25

	Females	35	25	23	20	32

SABMiller plc Notes to the consolidated financial statements (continued)

30. Pensions and post-retirement benefits (continued)

		Defined benefit pension plans			Medical and other post- retirement benefits

		Latin America	Grolsch	Other	South Africa	Other
At 31 March 2013

Discount rate (%)		5.0	3.8	4.6	8.8	4.9

Salary inflation (%)		2.5	2.0	3.9	-	-

Pension inflation (%)		2.5	0.7	3.2	-	-

Healthcare cost inflation (%)		-	-	-	7.5	2.3

Mortality rate assumptions

- Retirement age:	Males	55	65	62	63	57

	Females	50	65	61	63	53

- Life expectations on retirement age:

Retiring today:	Males	27	21	22	16	25

	Females	36	24	23	20	32

Retiring in 20 years:	Males	27	23	22	16	25

	Females	36	25	23	20	32

The movement in the defined benefit pension plan liabilities is as follows.

	Defined benefit pension plans

	Latin America	Grolsch			Other			Total

	Present value of scheme liabilities	Present value of scheme liabilities	Fair value of plan assets	Total	Present value of scheme liabilities	Fair value of plan assets	Total	Present value of scheme liabilities	Fair value of plan assets	Total

	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m

At 1 April 2012	(172)	(319)	352	33	(102)	84	(18)	(593)	436	(157)

Benefits paid	17	11	(11)	-	11	(8)	3	39	(19)	20

Contributions paid by plan participants	-	(3)	-	(3)	-	-	-	(3)	-	(3)

Employer contributions	-	-	17	17	-	2	2	-	19	19

Current service cost	(1)	(4)	-	(4)	(3)	-	(3)	(8)	-	(8)

Interest (costs)/income	(12)	(14)	15	1	(5)	5	-	(31)	20	(11)

Remeasurements:	(17)	19	18	37	(1)	-	(1)	1	18	19

- Return on plan assets, excluding amounts included in interest income	-	-	18	18	-	-	-	-	18	18

- Gain/(loss) from change in demographic assumptions	2	(4)	-	(4)	-	-	-	(2)	-	(2)

- (Loss)/gain from change in financial assumptions	(12)	16	-	16	-	-	-	4	-	4

- Experience (losses)/gains	(7)	7	-	7	(1)	-	(1)	(1)	-	(1)

Settlements and curtailments	-	-	-	-	3	(3)	-	3	(3)	-

Exchange adjustments	4	12	(14)	(2)	4	(4)	-	20	(18)	2

At 31 March 2013	(181)	(298)	377	79	(93)	76	(17)	(572)	453	(119)

SABMiller plc Notes to the consolidated financial statements (continued)

30. Pensions and post-retirement benefits (continued)

	Defined benefit pension plans

	Latin America	Grolsch			Other			Total

	Present value of scheme liabilities	Present value of scheme liabilities	Fair value of plan assets	Total	Present value of scheme liabilities	Fair value of plan assets	Total	Present value of scheme liabilities	Fair value of plan assets	Total

	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m	US$m

At 31 March 2013	(181)	(298)	377	79	(93)	76	(17)	(572)	453	(119)

Benefits paid	16	11	(11)	-	5	(5)	-	32	(16)	16

Contributions paid by plan participants	-	(3)	-	(3)	-	-	-	(3)	-	(3)

Employer contributions	-	-	10	10	-	3	3	-	13	13

Current service cost	(1)	(3)	-	(3)	(3)	-	(3)	(7)	-	(7)

Past service credit	-	6	-	6	-	-	-	6	-	6

Interest (costs)/income	(9)	(12)	14	2	(2)	3	1	(23)	17	(6)

Remeasurements:	23	(17)	(10)	(27)	5	2	7	11	(8)	3

- Return on plan assets, excluding amounts included in interest income	-	-	(10)	(10)	-	-	-	-	(10)	(10)

- Gain from change in demographic assumptions	8	-	-	-	-	-	-	8	-	8

- Gain/(loss) from change in financial assumptions	11	(20)	-	(20)	2	-	2	(7)	-	(7)

- Experience gains	4	3	-	3	3	2	5	10	2	12

Exchange adjustments	11	(22)	28	6	7	(8)	(1)	(4)	20	16

At 31 March 2014	(141)	(338)	408	70	(81)	71	(10)	(560)	479	(81)

Benefits paid	13	11	(11)	-	16	(14)	2	40	(25)	15

Contributions paid by plan participants	-	(2)	-	(2)	(1)	-	(1)	(3)	-	(3)

Employer contributions	-	-	7	7	-	1	1	-	8	8

Current service cost	(1)	(4)	-	(4)	(3)	-	(3)	(8)	-	(8)

Past service cost	(1)	-	-	-	-	-	-	(1)	-	(1)

Interest (costs)/income	(9)	(10)	12	2	(3)	3	-	(22)	15	(7)

Remeasurements:	(6)	(105)	95	(10)	(2)	2	-	(113)	97	(16)

- Return on plan assets, excluding amounts included in interest income	-	-	95	95	-	-	-	-	95	95

- Gain/(loss) from change in demographic assumptions	6	(2)	-	(2)	-	-	-	4	-	4

- Loss from change in financial assumptions	-	(107)	-	(107)	(2)	-	(2)	(109)	-	(109)

- Experience (losses)/gains	(12)	4	-	4	-	2	2	(8)	2	(6)

Exchange adjustments	32	92	(106)	(14)	14	(11)	3	138	(117)	21

At 31 March 2015	(113)	(356)	405	49	(60)	52	(8)	(529)	457	(72)

SABMiller plc Notes to the consolidated financial statements (continued)

30. Pensions and post-retirement benefits (continued)

The fair value of assets in pension schemes are as follows.

	Defined benefit pension plans

	Latin America	Grolsch	Other	Total

	US$m	US$m	US$m	US$m

At 31 March 2015

Equities - quoted	-	138	12	150

Bonds - quoted	-	248	16	264

Cash and cash equivalents	-	2	22	24

Property and other	-	17	2	19

Total fair value of assets	-	405	52	457

Present value of scheme liabilities	(113)	(356)	(60)	(529)

(Deficit)/surplus in the scheme	(113)	49	(8)	(72)

Unrecognised pension asset due to limit	-	(49)	(8)	(57)

Pension liability recognised	(113)	-	(16)	(129)

At 31 March 2014

Equities - quoted	-	137	18	155

Bonds - quoted	-	251	22	273

Cash and cash equivalents	-	-	26	26

Property and other	-	20	5	25

Total fair value of assets	-	408	71	479

Present value of scheme liabilities	(141)	(338)	(81)	(560)

(Deficit)/surplus in the scheme	(141)	70	(10)	(81)

Unrecognised pension asset due to limit	-	(70)	(8)	(78)

Pension liability recognised	(141)	-	(18)	(159)

At 31 March 2013

Equities - quoted	-	126	20	146

Bonds - quoted	-	235	21	256

Cash and cash equivalents	-	-	31	31

Property and other	-	16	4	20

Total fair value of assets	-	377	76	453

Present value of scheme liabilities	(181)	(298)	(93)	(572)

(Deficit)/surplus in the scheme	(181)	79	(17)	(119)

Unrecognised pension asset due to limit	-	(79)	(8)	(87)

Pension liability recognised	(181)	-	(25)	(206)

In respect of defined benefit pension plans in South Africa, which are included in ‘Other’, the pension asset recognised is limited to the extent that the employer is able to recover a surplus either through reduced contributions in the future or through refunds from the scheme. Pension fund assets have not been recognised as the surplus apportionment exercise required in terms of the South African legislation has not yet been completed.

The pension asset recognised in respect of Grolsch is limited to the extent that the employer is able to recover a surplus either through reduced contributions in the future or through refunds from the scheme. The limit has been set equal to nil due to the terms of the pension agreement with the pension fund.

SABMiller plc Notes to the consolidated financial statements (continued)

30. Pensions and post-retirement benefits (continued)

The movements in the asset ceiling are as follows.		Defined benefit pension plans
	Grolsch	Other	Total
	US$m	US$m	US$m

Asset ceiling at 1 April 2012	(33)	(7)	(40)

Interest costs	(1)	(1)	(2)

Change in the asset ceiling, excluding amounts included in interest costs	(46)	(1)	(47)

Exchange adjustments	1	1	2

Asset ceiling at 31 March 2013	(79)	(8)	(87)

Interest costs	(3)	(1)	(4)

Change in the asset ceiling, excluding amounts included in interest costs	18	(1)	17

Exchange adjustments	(6)	2	(4)

Asset ceiling at 31 March 2014	(70)	(8)	(78)

Interest costs	(2)	(1)	(3)

Change in the asset ceiling, excluding amounts included in interest costs	9	(1)	8

Exchange adjustments	14	2	16

Asset ceiling at 31 March 2015	(49)	(8)	(57)

The movement in the post-employment medical benefit liabilities is as follows. The obligations are wholly unfunded.
	Medical and other post-retirement benefits
	South Africa	Other	Total
	US$m	US$m	US$m

Present value of scheme liabilities at 1 April 2012	(66)	(46)	(112)
Benefits paid	-	5	5

Employer contributions	2	-	2

Current service cost	(1)	(1)	(2)

Interest costs	(6)	(3)	(9)

Remeasurements:	14	(5)	9

- Gain from change in demographic assumptions	10	5	15

- Loss from change in financial assumptions	(2)	(3)	(5)

- Experience gains/(losses)	6	(7)	(1)

Exchange adjustments	10	2	12

Present value of scheme liabilities at 31 March 2013	(47)	(48)	(95)

Benefits paid	-	3	3

Employer contributions	2	-	2

Current service cost	(1)	(1)	(2)

Interest costs	(4)	(1)	(5)

Remeasurements:	(3)	5	2

- Gain from change in demographic assumptions	-	2	2

- (Loss)/gain from change in financial assumptions	(1)	2	1

- Experience (losses)/gains	(2)	1	(1)

Exchange adjustments	7	1	8

Present value of scheme liabilities at 31 March 2014	(46)	(41)	(87)

Benefits paid	-	2	2

Employer contributions	2	-	2

Current service cost	(1)	(2)	(3)

Interest costs	(4)	(1)	(5)

Remeasurements:	1	-	1

- Loss from change in demographic assumptions	-	(1)	(1)

- Loss from change in financial assumptions	(1)	-	(1)

- Experience gains	2	1	3

Exchange adjustments	6	8	14

Present value of scheme liabilities at 31 March 2015	(42)	(34)	(76)

SABMiller plc Notes to the consolidated financial statements (continued)

30. Pensions and post-retirement benefits (continued)

The sensitivity of the pension plan and medical and other post-retirement benefit liabilities at 31 March 2015 to changes in the principal actuarial assumptions is as follows.

		Defined benefit pension plans		Medical and other post-retirement benefits
	Change in	Increase	Decrease	Increase	Decrease
	assumption	US$m	US$m	US$m	US$m

Discount rate	1%	72	94	6	7

Salary growth rate	1%	7	7	-	-

Pension growth rate	1%	86	48	-	-

Life expectancy	1 year	11	11	2	2

Healthcare cost inflation	1%	-	-	7	6

The above sensitivity analyses assume a change in a single assumption while all other assumptions are held constant. When calculating the sensitivities, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, consistent with the method used to calculate the defined benefit obligation recognised in the balance sheet. The methods and assumptions used to prepare the sensitivity analyses are consistent with those used in the prior year.

For funded defined benefit plans, the group is required to provide funding where the fair value of the assets of the scheme are not sufficient to meet the defined benefit obligations. The South Africa pension schemes no longer have any active members, therefore, funding will only be required in the event that the scheme becomes less than 100% funded. The remaining funded defined benefit plans are funded using recommendations provided by the scheme’s actuaries.

Contributions expected to be paid into the group’s major defined benefit schemes during the year ending 31 March 2016 are US$19 million.

The weighted average duration of the defined benefit obligation is 16 years.

31. Related party transactions

a. Parties with significant influence over the group: Altria Group, Inc (Altria) and the Santo Domingo Group (SDG)

Altria is considered to be a related party of the group by virtue of its 26.8% equity shareholding. There were no transactions with Altria during the year.

SDG is considered to be a related party of the group by virtue of its 14.0% equity shareholding in SABMiller plc. There were no transactions with SDG during the year ended 31 March 2015. During the year ended 31 March 2014 Bavaria SA and its subsidiaries made donations of US$14 million (2013: US$nil) to the Fundación Mario Santo Domingo, pursuant to the contractual arrangements entered into at the time of the Bavaria transaction in 2005, under which it was agreed that the proceeds of the sale of surplus non-operating property assets owned by Bavaria SA and its subsidiaries would be donated to various charities, including the Fundación Mario Santo Domingo. There were no balances owing to the SDG at 31 March 2015, 2014 and 2013.

b. Associates and joint ventures

Details relating to transactions with associates and joint ventures are analysed below.

	2015	2014	2013
	US$m	US$m	US$m
Purchases from associates[1]	(173)	(168)	(227)

Purchases from joint ventures[2]	(88)	(93)	(97)

Sales to associates[3]	9	9	46

Sales to joint ventures[4]	21	23	25

Dividends receivable from associates[5]	423	224	113

Dividends received from joint ventures[6]	976	903	886

Royalties received from associates[7]	18	25	27

Royalties received from joint ventures[8]	1	2	2

Management fees, guarantee fees and other recoveries received from associates[9]	14	11	17

Marketing fees paid to associates[10]	(1)	-	-

Management fees paid to joint ventures[11]	(2)	(2)	(2)

Sale of associate to joint venture[12]	-	-	21

1 The group purchased canned Coca-Cola products for resale from Coca-Cola Canners of Southern Africa (Pty) Limited (Coca-Cola Canners); inventory from Distell Group Ltd (Distell), Associated Fruit Processors (Pty) Ltd (AFP) and Delta Corporation Ltd (Delta); and accommodation from Tsogo Sun.

2 The group purchased lager from MillerCoors LLC (MillerCoors).

3 The group made sales of lager to Tsogo Sun, Delta, Anadolu Efes Biracılık ve Malt Sanayii AŞ (Anadolu Efes), International Trade and Supply Ltd (ITSL) and Distell.

4 The group made sales to MillerCoors.

SABMiller plc Notes to the consolidated financial statements (continued)

31. Related party transactions (continued)

5 The group had dividends receivable from China Resources Snow Breweries Ltd (CR Snow) of US$228 million (2014 and 2013: US$nil), Castel of US$108 million (2014: US$97 million, 2013: US$21 million), Coca-Cola Canners of US$5 million (2014: US$5 million, 2013: US$11 million), Distell of US$18 million (2014: US$20 million, 2013: US$21 million), Tsogo Sun of US$24 million (2014: US$34 million, 2013: US$33 million), Delta of US$18 million (2014: US$17 million, 2013: US$12 million), ITSL of US$21 million (2014: US$18 million, 2013: US$14 million), Grolsch (UK) Ltd of US$1 million (2014: US$1 million, 2013: US$1 million), and Anadolu Efes of US$nil (2014: US$32 million, 2013: US$nil).

6 The group received dividends from MillerCoors.

7 The group received royalties from Delta and Anadolu Efes.

8 The group received royalties from MillerCoors.

9 The group received management fees from Delta, guarantee fees from Delta and Castel, consulting fees from Anadolu Efes and other recoveries from AFP.

10 The group paid marketing fees to ITSL.

11 The group paid management fees to MillerCoors.

12 In 2013 the group sold its interest in Foster’s USA LLC to MillerCoors for cash consideration.

	2015	2014
At 31 March	US$m	US$m

Amounts owed by associates - trade[1]	28	42

Amounts owed by joint ventures[2]	4	5

Amounts owed to associates[3]	(38)	(39)

Amounts owed to joint ventures[4]	(18)	(16)

1 Amounts owed by AFP, Delta, Coca-Cola Canners, Castel, ITSL and Anadolu Efes.

2 Amounts owed by MillerCoors.

3 Amounts owed to AFP and Castel.

4 Amounts owed to MillerCoors.

Guarantees provided in respect of associates’ bank facilities are detailed in note 21.

c. Transactions with key management

The group has a related party relationship with the directors of the group and members of the excom as key management. Key management compensation is provided in note 6c.

32. Post balance sheet events

On 15 May 2015 the group announced it was to acquire 100% of Meantime Brewing Company, a UK modern craft brewer. The transaction completed on 4 June 2015.

On 24 June 2015 Moody’s Investors Service lifted the group’s credit rating to A3 with a stable outlook from Baa1 with a positive outlook.

33. Principal subsidiaries, associates and joint ventures

The principal subsidiary undertakings of the group as at 31 March were as follows.

	Country of	Principal	Effective interest
Name	incorporation	activity	2015	2014

Corporate
SABMiller Holdings Ltd	United Kingdom	Holding company	100%	100%
SABMiller Africa & Asia BV1	Netherlands	Holding company	100%	100%
SABMiller Holdings SA Ltd	United Kingdom	Holding company	100%	100%
SABMiller International BV	Netherlands	Trademark owner	100%	100%
SABMiller SAF Limited	United Kingdom	Holding company/Financing	100%	100%
SABMiller Southern Investments Ltd	United Kingdom	Holding company	100%	100%
SABMiller Procurement GmbH	Switzerland	Procurement	100%	100%
SABSA Holdings Ltd	South Africa	Holding company	100%	100%
SABMiller America Holdings Ltd	United Kingdom	Holding company	100%	100%
SABMiller Australia Holdings Ltd	United Kingdom	Holding company	100%	100%
SABMiller SI Ltd	United Kingdom	Holding company	100%	100%

SABMiller plc Notes to the consolidated financial statements (continued)

33. Principal subsidiaries, associates and joint ventures (continued)

	Country of	Principal	Effective interest
Name	incorporation	activity	2015	2014

Latin American operations
Bavaria SA	Colombia	Brewing/Soft drinks	99%	99%
Cervecería Argentina SA Isenbeck	Argentina	Brewing	100%	100%
Cervecería del Valle SA	Colombia	Brewing	99%	99%
Cervecería Hondureña, SA de CV	Honduras	Brewing/Soft drinks	99%	99%
Cervecería Nacional (CN) SA2	Ecuador	Brewing	96%	96%
Cervecería Nacional SA2	Panama	Brewing	97%	97%
Cervecería San Juan SA2	Peru	Brewing/Soft drinks	92%	92%
Cervecería Unión SA	Colombia	Brewing	98%	98%
Industrias La Constancia, SA de CV	El Salvador	Brewing/Soft drinks	100%	100%
Unión de Cervecerías Peruanas Backus y Johnston SAA[2]	Peru	Brewing	94%	94%

African operations
SABMiller Africa BV	Netherlands	Holding company	62%	62%
SABMiller Botswana BV	Netherlands	Holding company	62%	62%
SABMiller Africa Holdings Ltd[3]	United Kingdom	Holding company	100%	100%
SABMiller Investments Ltd	Mauritius	Holding company	80%	80%
SABMiller Investments II BV	Netherlands	Holding company	80%	80%
SABMiller Nigeria Holdings BV	Netherlands	Holding company	50%	50%
SABMiller Zimbabwe BV	Netherlands	Holding company	62%	62%
Accra Brewery Ltd	Ghana	Brewing	60%	60%
Ambo Mineral Water Share Company	Ethiopia	Soft drinks	40%	40%
Appletiser South Africa (Pty) Ltd	South Africa	Fruit juices	100%	100%
Cervejas de Moçambique SA2	Mozambique	Brewing	49%	49%
Chibuku Products Ltd	Malawi	Sorghum brewing	31%	31%
Crown Beverages Ltd	Kenya	Soft drinks	80%	80%
Heinrich’s Syndicate Ltd	Zambia	Soft drinks	62%	62%
Intafact Beverages Ltd	Nigeria	Brewing	38%	38%
International Breweries plc[2]	Nigeria	Brewing	36%	36%
Kgalagadi Breweries (Pty) Ltd	Botswana	Brewing/Soft drinks	31%	31%
Maluti Mountain Brewery (Pty) Ltd	Lesotho	Brewing/Soft drinks	24%	24%
MUBEX	Mauritius	Procurement	100%	100%
National Breweries plc[2]	Zambia	Sorghum brewing	43%	43%
Nile Breweries Ltd	Uganda	Brewing	62%	62%
Pabod Breweries Ltd	Nigeria	Brewing	41%	41%
Rwenzori Bottling Company Ltd	Uganda	Soft drinks	80%	80%
Southern Sudan Beverages Ltd	South Sudan	Brewing	80%	80%
Swaziland Beverages Ltd	Swaziland	Brewing	37%	37%
Tanzania Breweries Ltd[2]	Tanzania	Brewing	36%	36%
The South African Breweries (Pty) Ltd	South Africa	Brewing/Soft drinks/Holding company	100%	100%
The South African Breweries Hop Farms (Pty) Ltd	South Africa	Hop farming	100%	100%
The South African Breweries Maltings (Pty) Ltd	South Africa	Maltsters	100%	100%
Voltic (GH) Ltd	Ghana	Soft drinks	80%	80%
Voltic Nigeria Ltd	Nigeria	Soft drinks	50%	50%
Zambian Breweries plc[2]	Zambia	Brewing/Soft drinks	54%	54%

Asia Pacific operations
SABMiller Asia BV	Netherlands	Holding company	100%	100%
SABMiller Asia Ltd	Hong Kong	Holding company	100%	100%
SABMiller Asia Holdings Ltd[4]	United Kingdom	Holding company	100%	100%
SABMiller Beverage Investments Pty Ltd	Australia	Holding company	100%	100%
SKOL Beer Manufacturing Company Ltd	India	Holding company	100%	100%
Foster’s Group Pty Ltd	Australia	Holding company	100%	100%
Cascade Brewery Company Pty Ltd	Australia	Brewing	100%	100%
CUB Pty Ltd	Australia	Brewing	100%	100%
FBG Treasury (Aust) Pty Ltd	Australia	Financing	100%	100%

SABMiller plc Notes to the consolidated financial statements (continued)

33. Principal subsidiaries, associates and joint ventures (continued)

	Country of	Principal	Effective interest
Name	incorporation	activity	2015	2014

Asia Pacific operations (continued)

Queensland Breweries Pty Ltd	Australia	Brewing	100%	100%

SABMiller Breweries Private Ltd	India	Brewing	100%	100%

SABMiller Vietnam Company Ltd	Vietnam	Brewing	100%	100%

SABMiller India Ltd	India	Brewing	99%	99%

European operations

SABMiller Europe BV1	Netherlands	Holding company	100%	100%

SABMiller Holdings Europe Ltd	United Kingdom	Holding company	100%	100%

SABMiller Netherlands Coöperatieve WA	Netherlands	Holding company	100%	100%

Birra Peroni Srl	Italy	Brewing	100%	100%

Compañia Cervecera de Canarias SA	Spain	Brewing	51%	51%

Dreher Sörgyárak Zrt	Hungary	Brewing	100%	100%

Grolsche Bierbrouwerij Nederland BV	Netherlands	Brewing	100%	100%

Kompania Piwowarska SA	Poland	Brewing	100%	100%

Miller Brands (UK) Ltd	United Kingdom	Sales and distribution	100%	100%

Pivovary Topvar as	Slovakia	Brewing	100%	100%

Plzeňský Prazdroj as	Czech Republic	Brewing	100%	100%

Ursus Breweries SA	Romania	Brewing	99%	99%

North American operations

SABMiller Holdings Inc	USA	Holding company/Financing	100%	100%

Miller Brewing Company	USA	Holding company	100%	100%

[1]	Operates and resident for tax purposes in the United Kingdom.
[2]	Listed in country of incorporation.
[3]	Previously SABMiller (A&A) Ltd.
[4]	Previously SABMiller (A&A2) Ltd.

The group comprises a large number of companies. The list above includes those subsidiary undertakings which materially affect the profit or net assets of the group, or a business segment, together with the principal intermediate holding companies of the group. With the exception of those noted above, the principal country in which each of the above subsidiary undertakings operates is the same as the country in which each is incorporated.

Where the group’s nominal interest in the equity share capital of an undertaking is less than 50%, the basis on which the undertaking is a subsidiary undertaking of the group is as follows.

African operations

The group’s effective interest in the majority of its African operations was diluted as a result of the disposal of a 38% interest in SABMiller Africa BV and SABMiller Botswana BV on 1 April 2001, in exchange for a 20% interest in the Castel group’s African beverage interests. The operations continue to be consolidated due to the group’s majority shareholdings, and ability to control the operations.

Kgalagadi Breweries (Pty) Ltd (KBL)

SABMiller Botswana holds a 40% interest in Kgalagadi Breweries (Pty) Ltd with the remaining 60% interest held by Sechaba Brewery Holdings Ltd. SABMiller Botswana’s shares entitle the holder to twice the voting rights of those shares held by Sechaba Brewery Holdings Ltd. SABMiller Africa BV’s 10.1% indirect interest is held via a 16.8% interest in Sechaba Brewery Holdings Ltd.

Maluti Mountain Brewery (Pty) Ltd (Maluti)

SABMiller Africa BV holds a 39% interest in Maluti with the remaining interest held by a government authority, the Lesotho National Development Corporation (51%), the Privatisation Unit (5.25%), and the Lesotho Unit Trust (4.75%). Maluti is treated as a subsidiary undertaking based on the group’s ability to control its operations through its board representation. The day to day business operations are managed in accordance with a management agreement with a group company.

SABMiller plc Notes to the consolidated financial statements (continued)

33. Principal subsidiaries, associates and joint ventures (continued)

Associates and joint ventures

The principal associates and joint ventures of the group as at 31 March are as set out below. Where the group’s interest in an associate or a joint venture is held by a subsidiary undertaking which is not wholly owned by the group, the subsidiary undertaking is indicated in a note below.

	Country of	Nature of relationship		Effective interest
Name	incorporation		Principal activity	2015	2014

African operations

BIH Brasseries Internationales Holding Ltd[1]	Gibraltar	Associate	Holding company for subsidiaries principally located in Africa	20%	20%

Société des Brasseries et Glacières Internationales SA1	France	Associate	Holding company for subsidiaries principally located in Africa	20%	20%

Algerienne de Bavaroise Spa[1,2]	Algeria	Associate	Brewing	40%	40%

BIH Brasseries Internationales Holding (Angola) Ltd[1]	Gibraltar	Associate	Brewing/Soft drinks	27%	27%

Coca-Cola Canners of Southern Africa (Pty) Ltd[1]	South Africa	Associate	Canning of beverages	32%	32%

Delta Corporation Ltd[3,4]	Zimbabwe	Associate	Brewing/Soft drinks	25%	25%

Distell Group Ltd[3,5]	South Africa	Associate	Wines and spirits	27%	27%

Marocaine d’Investissements et de Services SA1,3,6	Morocco	Associate	Brewing	40%	40%

Skikda Bottling Company SARL[1,2]	Algeria	Associate	Soft drinks	40%	40%

Société de Boissons de I’Ouest Algerien SARL[1,2]	Algeria	Associate	Soft drinks	40%	40%

Société des Nouvelles Brasseries[1,2]	Algeria	Associate	Brewing	40%	40%

Asia Pacific operations

China Resources Snow Breweries Ltd[1]	British Virgin Islands	Associate	Holding company for brewing subsidiaries located in China	49%	49%

European operations

Anadolu Efes Biracılık ve Malt Sanayii AŞ1,3	Turkey	Associate	Brewing/Soft drinks	24%	24%

Grolsch (UK) Ltd	United Kingdom	Associate	Brewing	50%	50%

International Trade and Supply Ltd[1]	British Virgin Islands	Associate	Sales and distribution	40%	40%

North American operations

MillerCoors LLC[1,7]	USA	Joint venture	Brewing	58%	58%

Hotels and Gaming

Tsogo Sun Holdings Ltd[3,8]	South Africa	Associate	Holding company for Hotels and Gaming operations	-	40%

[1]	These entities report their financial results for each 12-month period ending 31 December.
[2]	Effective 18 March 2004, SABMiller acquired 25% of the Castel group’s holding in these entities. Together with its 20% interest in the Castel group’s African beverage interests, this gives SABMiller participation on a 40:60 basis with the Castel group.
[3]	Listed in country of incorporation.
[4]	Interests in this company are held by SABMiller Africa BV which is held 62% by SABMiller Holdings Ltd.
[5]	This entity reports its financial results for each 12-month period ending 30 June.
[6]	SABMiller acquired a 25% direct interest in this holding company on 18 March 2004 which has controlling interests in three breweries, a malting plant and a wet depot in Morocco. This 25% interest together with its 20% interest in the Castel group’s African beverage interests, gives SABMiller an effective participation of 40% and the other 60% is held by the Castel group’s Africa beverage interests.
[7]	SABMiller shares joint control of MillerCoors with Molson Coors Brewing Company under a shareholders’ agreement. Voting interests are shared equally between SABMiller and Molson Coors, and each of SABMiller and Molson Coors has equal board representation. Under the agreement SABMiller has a 58% economic interest in MillerCoors and Molson Coors has a 42% economic interest.
[8]	In August 2014 the group disposed of its investment in Tsogo Sun Holdings Limited through an institutional placing and share buyback.

The principal country in which each of the above associated undertakings operates is the same as the country in which each is incorporated. However, Société des Brasseries et Glacières Internationales SA, BIH Brasseries Internationales Holding Ltd’s (Castel) and BIH Brasseries Internationales Holding (Angola) Ltd’s principal subsidiaries are in Africa, China Resources Snow Breweries Ltd operates in Hong Kong and its principal subsidiaries are in the People’s Republic of China, and International Trade and Supply Ltd operates in the United Arab Emirates.

Independent Auditors’ Report

To the members of SABMiller plc

We have audited the accompanying consolidated financial statements of SABMiller plc and its subsidiaries, which comprise the consolidated income statement, the consolidated statement of comprehensive income, consolidated cash flow statement, consolidated statement of changes in equity, and related notes for the year ended March 31, 2013.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of SABMiller plc and its subsidiaries for the year ended 31 March 2013 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

As discussed in Note 2 to the consolidated financial statements, SABMiller plc has consolidated their Africa and South Africa: Beverages divisions into one division for management purposes.

PricewaterhouseCoopers LLP, 1 Embankment Place, London, WC2N 6RH

T: +44 (0) 2075 835 000, F: +44 (0) 2072 124 652, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.

Other Matter

The accompanying consolidated balance sheet of SABMiller plc as of March 31, 2015 and March 31, 2014, and the consolidated statements of income, of comprehensive income, of cash flows, of changes in equity, and related notes for the years ended March 31, 2015 and March 31, 2014 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

August 4, 2014, except for the effects of the change in the composition of reportable segments in Note 2 as to which the date is July 1, 2015.